                                                             Pursuant to
                                                             Rule 424(b)(1)
                                                             File No.: 333-50727


                      SOUTHLAND BANK CORPORATION OF GEORGIA
                                  P. O. BOX 431
                             DOUGLAS, GEORGIA 31534

                                                                   May 12, 1998
Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Southland Bank Corporation of Georgia ("SBC") to be held at the main office of Coffee County Bank, 102 North Peterson Avenue, Douglas, Georgia, at 2:00 p.m., local time, on Tuesday, June 16, 1998.

         At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger dated as of February 18, 1998, as amended on May 8, 1998 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a wholly owned subsidiary of FLFC ("FLB"), SBC and its two wholly owned subsidiaries, Southland Bank and Coffee County Bank ("Coffee Bank"). The Merger Agreement, among other things, provides for the merger of SBC with and into FLFC (the "Company Merger"), which shall be the surviving corporation in the Company Merger, and of Southland Bank and Coffee Bank with and into FLB (the "Bank Merger"). FLB will be the surviving savings bank in the Bank Merger and will remain a wholly owned subsidiary of FLFC. If the proposed Company Merger is consummated, each outstanding share of Common Stock, $50.00 par value per share, of SBC ("SBC Stock") (excluding shares held by stockholders who perfect their dissenters' rights under Georgia law) will be converted into and exchanged for the right to receive 5.265 shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of FLFC (the "FLFC Stock"). As a result, FLFC will issue an aggregate of approximately 1,739,266 shares of FLFC Stock in the Company Merger. The affirmative vote of the holders of a majority of the shares of SBC Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby. The directors of SBC, as a group, own or control voting power of approximately 80.5% of the shares of SBC Stock entitled to vote. Each of these individuals has agreed to vote his shares of SBC Stock in favor of the Merger Agreement and the transactions contemplated thereby. Accordingly, approval of the Merger Agreement and the transactions contemplated thereby is assured.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus and (iii) proxy for the Special Meeting. Please review carefully the Proxy Statement/Prospectus which describes in more detail the Merger Agreement and the proposed Company Merger and Bank Merger, including a description of the conditions to consummation of the Company Merger and the effects of the Company Merger on the rights of SBC stockholders.

         As soon as practicable after the Company Merger, FLFC will send to you a letter of transmittal providing instructions for exchanging your SBC Stock certificates for FLFC Stock.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF SBC'S STOCKHOLDERS AND THAT THE COMPANY MERGER IS FAIR TO SBC'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

         We look forward to seeing you at the Special Meeting.

                                    Sincerely,


                                    /s/ Ken B. Lanier
                                    -------------------------
                                    Ken B. Lanier
                                    President and
                                    Chief Executive Officer


         SBC STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR SBC STOCK CERTIFICATES FOR FLFC STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                      SOUTHLAND BANK CORPORATION OF GEORGIA
                                  P.O. BOX 431
                             DOUGLAS, GEORGIA 31534
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
              To be held at 2:00 p.m. on Tuesday, June 16, 1998

To the Stockholders of Southland Bank Corporation of Georgia:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Southland Bank Corporation of Georgia ("SBC") will be held at the main office of Coffee County Bank, 102 North Peterson Avenue, Douglas, Georgia, at 2:00 p.m., local time, on Tuesday, June 16, 1998, for the following purposes:

         1. The Company Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 18, 1998, as amended on May 8, 1998 (the "Merger Agreement"), by and among First Liberty Financial Corp. ("FLFC"), First Liberty Bank, a federally chartered savings bank and a wholly owned subsidiary of FLFC ("FLB"), SBC and its two wholly owned subsidiaries, Southland Bank ("Southland Bank") and Coffee County Bank ("Coffee Bank"), and the consummation of the transactions contemplated thereby. The Merger Agreement provides, among other things, for the merger of SBC with and into FLFC (the "Company Merger") and of Southland Bank and Coffee Bank with and into FLB (the "Bank Merger"). FLFC will be the surviving corporation in the Company Merger, and FLB will be the surviving savings bank in the Bank Merger. As a result of the Company Merger, each share of Common Stock of SBC, $50.00 par value per share ("SBC Stock"), outstanding immediately prior to the Company Merger will cease to be outstanding and will be converted into and exchanged for the right to receive 5.265 shares (the "Merger Consideration") of Common Stock of FLFC, $1.00 par value per share ("FLFC Stock"). As a result, FLFC will issue an aggregate of approximately 1,739,266 shares of FLFC Stock in the Company Merger. The Merger Agreement, the Company Merger and the Bank Merger are more fully described in the accompanying Proxy Statement/Prospectus.

         2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Information relating to the above matters is set forth in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the Proxy Statement/Prospectus and is incorporated herein by reference.

         Only stockholders of record at the close of business on May 6, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of SBC Stock entitled to vote at the Special Meeting. The directors of SBC, as a group, own or control voting power of approximately 80.5% of the shares of SBC Stock entitled to vote. Each of these individuals has agreed to vote all shares of SBC Stock owned or controlled by him or her in favor of the Merger Agreement and the transactions contemplated thereby. Accordingly, approval of the Merger Agreement and the transactions contemplated thereby is assured.

         THE BOARD OF DIRECTORS OF SBC RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         EACH STOCKHOLDER OF SBC HAS THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES OF SBC STOCK IF THE COMPANY MERGER IS CONSUMMATED. THE RIGHT OF ANY STOCKHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF
ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC"). THE FULL TEXT OF ARTICLE 13 OF THE GBCC IS SET FORTH IN APPENDIX B TO THE PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. FOR A SUMMARY OF THE REQUIREMENTS OF ARTICLE 13 OF THE GBCC, SEE "THE MERGERS - DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

         Even if you plan to attend the Special Meeting, please fill in, date and sign the enclosed proxy card and promptly return it in the enclosed return envelope, which requires no postage if mailed in the United States, to ensure that your shares will be represented at the Special Meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Ken B. Lanier
                                            ------------------------
                                            Ken B. Lanier
                                            President and
Douglas, Georgia                            Chief Executive Officer
May 12, 1998

                                 PROXY STATEMENT
                                       OF
                      SOUTHLAND BANK CORPORATION OF GEORGIA

                                  ------------

                                   PROSPECTUS
                                       OF
                          FIRST LIBERTY FINANCIAL CORP.

                                  ------------
         This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $50.00 par value per share ("SBC Stock"), of Southland Bank Corporation of Georgia, a Georgia corporation ("SBC"), in connection with the solicitation of proxies by the Board of Directors of SBC for use at a Special Meeting of Stockholders to be held at 2:00 p.m., local time, on Tuesday, June 16, 1998, at the main office of Coffee County Bank, 102 North Peterson Avenue, Douglas, Georgia and at any adjournments or postponements thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 18, 1998, as amended on May 8, 1998 (the "Merger Agreement"), by and among First Liberty Financial Corp., a Georgia corporation ("FLFC"), First Liberty Bank, a federally chartered savings bank and a wholly owned subsidiary of FLFC ("FLB"), SBC and its two wholly owned subsidiaries, Southland Bank ("Southland Bank") and Coffee County Bank ("Coffee Bank"), and approve the consummation of the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

         The Merger Agreement provides for, among other things, the merger of SBC with and into FLFC (the "Company Merger"), with FLFC as the surviving corporation in the Company Merger, and of Southland Bank and Coffee Bank with and into FLB (the "Bank Merger") (the Company Merger and the Bank Merger, as referred to herein, collectively the "Mergers"), which will be the surviving savings bank in the Bank Merger and will remain a wholly owned subsidiary of FLFC. Upon consummation of the Company Merger, each outstanding share of SBC Stock (excluding shares held by stockholders who perfect their dissenters' rights pursuant to Georgia law ("Dissenting Stockholders")) will cease to be outstanding and will be converted into and exchanged for the right to receive
5.265 shares (the "Merger Consideration") of Common Stock, $1.00 par value per share, of FLFC (the "FLFC Stock"). As a result, FLFC will issue approximately 1,739,266 shares of FLFC Stock in the Company Merger. No fractional shares of FLFC Stock will be issued in the Company Merger. Instead, each holder of shares of SBC Stock who would otherwise be entitled to receive a fraction of a share of FLFC Stock will receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fractional part of a share of FLFC Stock multiplied by the average of the closing per share trading prices of FLFC Stock on the twenty trading days immediately preceding the tenth business day prior to the effective date of the Company Merger. The shares of FLFC Stock are listed on The Nasdaq Stock Market under the symbol "FLFC."

         As soon as practicable after the Company Merger, FLFC will send to holders of SBC Stock a letter of transmittal providing instructions for exchanging their certificates representing any shares of SBC Stock (a "SBC Certificate") for FLFC Stock. SBC stockholders should not surrender or otherwise attempt to exchange their SBC Certificates for FLFC Stock certificates unless and until they have received appropriate notice and instructions for exchange.

         This Proxy Statement/Prospectus also constitutes a prospectus of FLFC relating to the shares of FLFC Stock issuable to SBC stockholders in the Company Merger.

         All shares of SBC Stock outstanding immediately before the effective time of the Company Merger (the "Effective Time") will, as a result of the Company Merger, no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a SBC Certificate will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon the surrender of such SBC Certificate or, in the case of shares held by Dissenting Stockholders, the rights accorded to such shares under the Financial Institutions Code of Georgia and the Georgia Business Corporation Code (the "GBCC").

         This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of SBC on or about May 12, 1998.

   THE FLFC STOCK ISSUABLE IN THE COMPANY MERGER HAS NOT BEEN APPROVED OR DIS-
     APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-TIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADE-
              QUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF FLFC STOCK ISSUABLE IN THE COMPANY MERGER ARE NOT SAVINGS
          ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
             ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
                       INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

          The date of this Proxy Statement/Prospectus is May 12, 1998.

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
AVAILABLE INFORMATION.................................................................      4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................      5
SUMMARY...............................................................................      6
      Parties to the Merger...........................................................      6
      The Special Meeting.............................................................      7
      The Mergers.....................................................................      7
      Market Prices and Dividends on FLFC and SBC Stock...............................     11
      Selected Financial Data.........................................................     13
THE SPECIAL MEETING
      General.........................................................................     18
      Record Date; Quorum.............................................................     18
      Vote Required...................................................................     18
      Solicitation and Revocability of Proxies........................................     19
      Recommendation of SBC's Board of Directors......................................     19
THE MERGERS
      General.........................................................................     20
      The Mergers.....................................................................     20
      Merger Consideration............................................................     20
      Effective Time..................................................................     21
      Exchange of SBC Stock Certificates..............................................     21
      No Fractional Shares............................................................     22
      Management and Operations After the Mergers.....................................     22
      Interests of Certain Persons in the Mergers.....................................     22
      Background of the Mergers.......................................................     24
      Reasons for the Mergers.........................................................     25
      Opinion of Financial Advisor....................................................     26
      Certain Federal Income Tax Consequences.........................................     29
      Regulatory Approvals............................................................     31
      Summary of Certain Provisions of the Merger Agreement...........................     31
      Expenses and Fees...............................................................     34
      Accounting Treatment............................................................     34
      Restrictions on Resales of FLFC Stock...........................................     34
      Dissenters' Rights..............................................................     35
PRO FORMA COMBINED CONDENSED FINANCIAL DATA...........................................     37
SOUTHLAND BANK CORPORATION OF GEORGIA MANAGEMENT'S
DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
      Summary.........................................................................     44
      Loans...........................................................................     45
      Investment Securities...........................................................     46
      Other Assets....................................................................     48
      Deposits........................................................................     49
      Other Liabilities...............................................................     50
      Liquidity.......................................................................     50
      Capital Resources and  Dividends................................................     51
      Results of Operations for the Years Ended December 31, 1997, 1996 and 1995......     52
      Net Interest Income.............................................................     52
      Interest Rate Risk Management...................................................     54
      Provisions For Loan Losses......................................................     55
      Asset Quality...................................................................     57

      Noninterest Income..............................................................     58
      Noninterest Expenses............................................................     58
      Income Taxes....................................................................     59
      Inflation.......................................................................     59
      Recent Accounting Pronouncements................................................     59
      Year 2000 Computer Issue........................................................     59
OWNERSHIP OF SBC STOCK
      Security Ownership of Management and Principal Stockholders.....................     60
BUSINESS INFORMATION CONCERNING FLFC AND FLB..........................................     62
      Recent Developments.............................................................     63
DESCRIPTION OF FLFC CAPITAL STOCK
      General.........................................................................     63
      FLFC Stock......................................................................     63
      Preferred Stock.................................................................     63
      Limitation of Personal Liability of Directors and Officers......................     64
COMPARISON OF STOCKHOLDER RIGHTS
      Authorized Capital Stock........................................................     64
      Preemptive Rights...............................................................     65
      Dividend Restrictions...........................................................     65
      Directors.......................................................................     66
      Stockholder Meetings............................................................     66
      Anti-Takeover Provisions........................................................     67
      Shareholder Rights Plan.........................................................     68
CERTAIN REGULATORY CONSIDERATIONS
      General.........................................................................     69
      Federal Savings and Loan Holding Company Regulation.............................     70
      Recent Legislation..............................................................     71
      Regulation of FLB...............................................................     71
      Taxation........................................................................     77
EXPERTS...............................................................................     78
LEGAL MATTERS.........................................................................     78
OTHER MATTERS.........................................................................     78
SOUTHLAND BANK CORPORATION FINANCIAL STATEMENTS.......................................    F-1

APPENDICES:

      Appendix A - Agreement and Plan of Merger dated as of February 18, 1998, as amended on May 8, 1998, by and between FLFC, FLB, SBC, Southland Bank, and Coffee Bank.
      Appendix B - Article 13 of the Georgia Business Corporation Code Relating
                   to Rights of Dissenting Stockholders
      Appendix C - Opinion letter of Coopers & Lybrand L.L.P. with respect to certain federal income tax consequences of the Mergers. Appendix D - Opinion of The Robinson-Humphrey Company, LLC as to the
                   fairness of the Mergers.

                              AVAILABLE INFORMATION

         FLFC has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the FLFC Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to FLFC and the shares of FLFC Stock to be issued pursuant to the Merger Agreement, reference is hereby made to the Registration Statement and the related exhibits thereto. Statements contained or incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified in all respects by reference to the copy of such contract or other document filed as an exhibit to or incorporated by reference in the Registration Statement. Such information is available for inspection without charge at, and copies can be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         FLFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Quotations relating to the FLFC Stock appear on The Nasdaq Stock Market's National Market. Such reports, proxy and information statements and other information concerning FLFC also can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         All information contained herein with respect to FLFC and its subsidiaries has been supplied by FLFC, and all information with respect to SBC has been supplied by SBC.

         No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by FLFC or SBC. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of FLFC, SBC or any subsidiary thereof since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: FIRST LIBERTY FINANCIAL CORP., 201 SECOND STREET, MACON, GEORGIA 31297, ATTENTION: DAVID L. HALL, (912) 743-0911. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE RECEIVED BY FLFC NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

         The following documents filed by FLFC with the Commission (Commission File No. 0-14417) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in and made a part of this Proxy Statement/Prospectus:

         (i) FLFC's Annual Report on Form 10-K for the year ended September 30, 1997;

         (ii) FLFC's Quarterly Report on Form 10-Q for the three months ended December 31, 1997; and

         (iii) The description of the FLFC Stock contained in FLFC's Registration Statement on Form 8-A dated April 15, 1986 (Commission File No. 000-14417).

         All documents filed by FLFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date on which the Special Meeting is held shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any supplement hereto.

                                     SUMMARY

         The following Summary does not contain a complete description of all material features of the Merger Agreement or the transactions contemplated thereby and is subject to and qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Appendices hereto. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the term "FLFC" refers to such corporation and, where the context requires, such corporation and its subsidiaries. Unless indicated otherwise, the information in this Proxy Statement/Prospectus gives effect to a three-for-two split of the FLFC Stock effected in the form of a 50% stock dividend paid on April 27, 1998.

                             PARTIES TO THE MERGERS

FIRST LIBERTY FINANCIAL CORP.       FLFC is a Georgia corporation and a unitary
FIRST LIBERTY BANK                  savings and loan holding company
201 SECOND STREET                   headquartered in Macon, Georgia which owns
MACON, GEORGIA 31297                and operates FLB and FLB's principal wholly
(912) 743-0911                      owned subsidiaries, Liberty Mortgage
                                    Corporation ("Liberty Mortgage") and
                                    NewSouth Financial Services, Inc.
                                    ("NewSouth"). FLFC reported net income
                                    before extraordinary item of $11.7 million and $3.6 million for the year ended
                                    September 30, 1997 and the three months
                                    ended December 31, 1997, respectively. At
                                    December 31, 1997, FLFC had total assets of approximately $1.3 billion, total deposits of approximately $938.6 million and stockholders' equity of approximately $96.8 million.

                                    FLB is a federally chartered stock savings bank based in Macon, Georgia which serves Macon, Savannah and several other Georgia cities through its home office and 30 full-service offices. Through Liberty Mortgage, FLB operates a mortgage banking business through correspondent relationships in a number of states. Through NewSouth, FLB operates a consumer finance business with seven offices. Based on total assets as of December 31, 1997, FLB is the largest savings association headquartered in Georgia, and FLB's capital as of such date was in excess of all applicable regulatory requirements. See "Business Information Concerning FLFC and FLB."

SOUTHLAND BANK CORPORATION OF       SBC is a Georgia corporation and bank
GEORGIA                             holding company headquartered in Douglas,
102 NORTH PETERSON AVENUE           Georgia. SBC owns and operates two banks,
DOUGLAS, GEORGIA 31533              Southland Bank and Coffee Bank. Southland
(912) 384-3279                      Bank operates two offices in Butler and
                                    Roberta, Georgia, and Coffee Bank operates three offices in Douglas, Georgia, from which they each provide a wide range of commercial and retail banking services.

                                    For the year ended December 31, 1997, SBC reported net income of approximately $1.4 million. As of December 31, 1997, SBC had total assets of approximately $149.0 million, total deposits of approximately $123.2 million and stockholders' equity of approximately $16.0 million. See "The Mergers - Background of the Mergers" and "Southland Bank Corporation of Georgia - Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    Based on December 31, 1997 financial
                                    information, SBC would have comprised
                                    approximately 10.46% of FLFC's total assets, 14.12% of its stockholder's equity, 10.85% of its total revenue and 8.14% of its net income.

                               THE SPECIAL MEETING

TIME, DATE AND PLACE....................    The Special Meeting will be held at 2:00 p.m., local time, on Tuesday, June 16, 1998, at the main office of Coffee County Bank, 102 North Peterson Avenue, Douglas
                                            Georgia, and at any adjournments or postponements thereof.

RECORD DATE AND SHARES ENTITLED
TO VOTE.................................    Holders of record of the SBC Stock at the close of business on May 6, 1998 (the
                                            "Record Date"), are entitled to notice of and to vote at the Special Meeting. At such date and time there were 330,345 shares of SBC Stock outstanding.

PURPOSE OF THE SPECIAL MEETING..........    The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The
                                            Special Meeting" and "The Mergers."

VOTE REQUIRED...........................    The approval and adoption by the SBC stockholders of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of at least a majority of the outstanding shares of SBC Stock. As of April 20, 1998, all directors as a group beneficially owned 265,862 shares (80.5%) of the outstanding
                                            SBC Stock. Each of the directors of SBC has agreed to vote all shares owned or controlled by him or her in favor of the Merger Agreement and the transactions contemplated thereby. Because such individuals own a majority of the outstanding shares of SBC Stock, the approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of SBC is assured. The Merger Agreement and the transactions contemplated thereby do not require the approval of the stockholders of FLFC. See "The Special Meeting - Vote Required" and "Ownership
                                            of SBC Stock - Principal Stockholders."

                                   THE MERGERS

         General. The Merger Agreement provides, among other things, that SBC will merge with and into FLFC, with FLFC as the surviving corporation in the Company Merger, and Southland Bank and Coffee Bank will merge with and into FLB. FLB will be the surviving savings bank in the Bank Merger and will remain a wholly owned savings bank subsidiary of FLFC. Upon consummation of the Company Merger, each outstanding share of SBC Stock (excluding shares held by Dissenting Stockholders) will cease to be outstanding and will be converted into and exchanged for the right to receive the Merger Consideration. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Company Merger are either satisfied or waived, the Company Merger will be consummated. See "The Mergers."

         Merger Consideration. The Merger Agreement provides that, at the Effective Time, each outstanding share of SBC Stock (excluding shares held by Dissenting Stockholders) will cease to be outstanding and will be converted into and exchanged for the right to receive 5.265 shares of FLFC Stock. As a result, FLFC will issue an aggregate of approximately 1,739,266 shares of FLFC Stock in the Company Merger.

         Description of FLFC Stock. The holders of FLFC Stock are entitled to dividends as and when declared by the Board of Directors of FLFC out of funds legally available therefor, to one vote for each share held on matters submitted to a vote of stockholders, and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities. As of April 20, 1998, FLFC had 11,627,455 shares of FLFC Stock outstanding held by approximately 1,000 stockholders of record. See "Description of FLFC Capital Stock" and "Comparison of Stockholder Rights."

         Reasons for the Mergers and Recommendation of the SBC Board of Directors. The Board of Directors of SBC believes that the Mergers are fair to, and in the best interests of, SBC and its stockholders. Accordingly, after consideration of relevant business, financial, legal and market factors, the Board of Directors approved the Merger Agreement and the transactions contemplated thereby by unanimous vote and voted to recommend that SBC stockholders vote FOR the approval of the Merger Agreement and the transactions contemplated thereby.

         In deciding to approve the Merger Agreement and to recommend its approval by SBC's stockholders, the Board of Directors of SBC considered, among other things, the following material factors:

         1. The Financial Terms of the Mergers. The Board of Directors of SBC believes that the Merger Consideration is fair to SBC stockholders based upon SBC's current financial condition and future prospects and upon its perception of the future prospects of FLFC. In coming to this conclusion, the Board of Directors evaluated the strategic options available to SBC, including continuing its current business on a stand-alone basis, pursuing strategic alliances with or acquisitions of other banking institutions and the sale of SBC, together with the terms of the Company Merger, which presented many benefits to SBC and its stockholders, including an opportunity to exchange shares of SBC Stock which are not publically traded for shares of FLFC Stock traded in The Nasdaq Stock Market.

         2. Comparing SBC's Value as a Continuing Independent Entity with its Value in Combination with FLFC. The Board of Directors considered the benefits that could be expected to accrue to SBC stockholders from the Mergers, including the increased liquidity of the FLFC Stock and the possibility of a higher stock price for the FLFC Stock, compared to the Board's view of what would be achieved by SBC operating as an independent entity.

         3. Tax-free Nature of the Company Merger. The Board of Directors of SBC considered the nonfinancial terms and structure of the Company Merger, in particular the fact that the Company Merger will qualify as a tax-free reorganization for SBC stockholders for federal income tax purposes to the extent such stockholders receive FLFC Stock in the Company Merger. See "The Mergers -- Certain Federal Income Tax Consequences."

         4. Consolidation in the Banking Industry in Georgia. The Board of Directors of SBC considered the current environment of the banking industry and the trend toward consolidation and increasing size for banking institutions, as well as recent regulatory changes concerning state-wide banking. These various factors indicate the possibility of changes in the banking system for the State of Georgia, including the nature and type of entities with which SBC will increasingly compete, which could have a negative impact on stockholder value of an independent bank operating in a non-metropolitan market. These factors were weighed with the probability of SBC being able on a stand-alone basis to increase its size through acquisitions and the related effect on stockholder value and dilution of stockholder interest.

         5. Effectiveness of Auction Process. The Board considered the process utilized by SBC in exploring and dealing with acquisition proposals and in negotiating with FLFC and concluded that the process utilized provided a reasonable basis to conclude that the Merger Consideration represents fair value to SBC stockholders.

         6. Opinion of The Robinson-Humphrey Company, LLC The Board of Directors of SBC considered the fact that The Robinson-Humphrey Company, LLC ("R-H") has rendered its opinion that the Merger Consideration is fair from a financial point of view to SBC stockholders. The opinion of R-H is set forth in Appendix D and is incorporated herein by reference. See "The Mergers -- Opinion of Financial Advisor."

         In light of the variety and number of factors considered by the Board in conjunction with its evaluation of the Mergers, it was not practicable to assign relative weights to the foregoing factors, and the Board did not do so.

         THE BOARD OF DIRECTORS OF SBC UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Mergers - Reasons for the Mergers."

         Opinion of Financial Advisor. SBC's financial advisor, R-H, has rendered an opinion to the Board of Directors of SBC that the Company Merger is fair to the stockholders of SBC from a financial point of view. A copy of such opinion is set forth in Appendix D hereto and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "The Mergers - Opinion of Financial Advisor."

         Effective Time of the Company Merger. If the Merger Agreement and the transactions contemplated thereby are approved by the requisite vote of the SBC stockholders, all required governmental and other consents and approvals are obtained and not withdrawn, and the other conditions to the obligations of the parties to consummate the Company Merger are either satisfied or waived (as permitted), the Company Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Company Merger, is filed with the Secretary of State of the State of Georgia. Applications for all required regulatory approvals with respect to the Merger Agreement and the transactions contemplated thereby have been filed, and FLFC expects to receive all of such required approvals. Assuming satisfaction of all conditions to consummation, the Company Merger is expected to become effective in June 1998. Both SBC and FLFC have the right to terminate the Merger Agreement if all conditions to closing required by the Merger Agreement have not been met, or waived by FLFC or SBC, by July 31, 1998, or the Company Merger has not been consummated by August 31, 1998. See "The Mergers - Effective Time," "The Mergers
- Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination" and "The Mergers Conditions to the Mergers."

         Exchange of SBC Stock. As soon as practicable after the Company Merger, FLFC will send to the holders of SBC Stock a letter of transmittal providing instructions for exchanging their SBC Certificates for the Merger Consideration. FLFC will not be obligated to deliver the FLFC Stock to which any former holder of SBC Stock is entitled until such holder surrenders his or her SBC Certificate or Certificates for exchange. The SBC Certificate or Certificates so surrendered must be duly endorsed as FLFC may require. SBC STOCKHOLDERS SHOULD NOT SEND THEIR SBC CERTIFICATES WITH THEIR PROXY CARDS. See "The Mergers - Exchange of SBC Stock Certificates."

         Certain Federal Income Tax Consequences. FLFC has received an opinion from Coopers & Lybrand L.L.P., independent accountants, that the Company Merger qualifies as a tax-free reorganization under the Internal Revenue Code (the "Code") for federal income tax purposes. As a tax-free reorganization (i) no gain or loss will be recognized by FLFC, FLB or SBC and (ii) no gain or loss will be recognized by the SBC stockholders (excluding Dissenting Stockholders) except in respect of cash received in lieu of fractional shares of FLFC Stock. A copy of the opinion from Coopers & Lybrand L.L.P. is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. See "The Mergers - Certain Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE COMPANY MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SBC STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF SBC STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE COMPANY MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

         Accounting Treatment. The Company Merger will be accounted for as a "pooling of interests" transaction by FLFC for financial reporting purposes. See "The Mergers - Accounting Treatment."

         Management and Operations After the Mergers. Pursuant to the Merger Agreement, at the Effective Time, SBC will merge with and into FLFC, with FLFC as the surviving corporation in the Company Merger. Shortly after the Company Merger, pursuant to the Merger Agreement, at the effective time of the Bank Merger, both Southland Bank and Coffee Bank will merge with and into FLB, with FLB as the surviving savings bank in the Bank Merger. The Board of Directors and executive officers of FLFC and FLB immediately prior to the Mergers will be the Board of Directors and executive officers of FLFC and FLB following the Mergers except that Ken B. Lanier will be elected as a director of FLFC and FLB. Certain of the current directors of Southland Bank and Coffee Bank will become members of FLB's community boards of directors in Butler, Georgia and Douglas, Georgia, respectively. These advisory boards will be established at the Effective Time. Additionally, following the Bank Merger, Grace Kirksey, the President of Southland Bank, will serve as First Vice President and Butler City President of FLB, and

Gene Haskins, the President of Coffee Bank, will serve as Senior Vice President and Douglas City President of FLB. See "The Mergers - Management and Operations After the Mergers" and "The Mergers -Interests of Certain Persons in the Mergers."

         Interests of Certain Persons in the Mergers. Following the Mergers, John J. Neely, Jr., current Director of SBC and Chairman of the Board and Chief Executive Officer of Southland Bank, will serve as Butler Chairman of FLB; Gene Haskins, the current President of Coffee Bank and Director of SBC, will serve as Senior Vice President and Douglas/Coffee County City President of FLB; and Grace Kirksey, current President and Director of Southland Bank, will serve as First Vice President of FLB. Ken B. Lanier, current President and Director of SBC and Chairman and Chief Executive Officer of Coffee Bank, will serve as a consultant to FLB following the Mergers. See "The Mergers - Interests of Certain Persons in the Mergers."

         Conditions to Consummation. Consummation of the Merger Agreement and the transactions contemplated thereby are subject to a number of conditions, including (i) approval of the Merger Agreement by holders of a majority of the outstanding shares of SBC Stock entitled to vote thereon; (ii) the Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and FLFC shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated in the Merger Agreement; (iii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Mergers, including those of the Office of Thrift Supervision (the "OTS"), the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "DBF"); (iv) the expiration of all periods for the notification of the exercise of dissenters' rights and no exercise of dissenters' rights by the holders of more than 5% of the outstanding shares of SBC Stock; (v) FLFC's "core return on equity," the calculation of which shall be performed in accordance with FLFC's past practices, for the quarter ended immediately prior to the Closing Date for which such information is then publicly available shall not be less than 14.0%; (vi) the consolidated loan loss reserve of Southland Bank and Coffee Bank shall be at least 1.5% of gross loans, excluding reserves taken at FLFC's request pursuant to the Merger Agreement; and
(vii) since November 1, 1997, there shall not have occurred any adverse change of greater than 5.5% from the combined net income of Coffee Bank and Southland Bank, taken as a whole, as set forth in the business plan dated December 19, 1997 provided to FLFC by SBC under the Merger Agreement, subject to certain limited exceptions. See "The Mergers - Conditions to Consummation of the Mergers" and "The Mergers - Amendment, Waiver and Termination."

         Regulatory Approvals. The Mergers are subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC has filed applications for the requisite approvals or waivers from each of these agencies and expects to receive each of such approvals or waivers. See "The Mergers - Regulatory Approvals."

         Conduct of Business Pending the Mergers. SBC has agreed in the Merger Agreement to, among other things, operate its business only in the ordinary course consistent with prior practices and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, SBC has agreed not to take certain actions relating to the operation of SBC pending consummation of the Mergers without the prior written consent of FLFC, except as otherwise permitted by the Merger Agreement, including, among other things: (i) increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate any employee, (ii) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock except that SBC may declare and pay a dividend of $.25 per share per quarter prior to the Closing Date, or (iii) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices or as otherwise permitted by the Merger Agreement. See "The Mergers - Conduct of Business Pending the Mergers."

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Boards of Directors of SBC and FLFC. In addition, the Merger Agreement may be terminated prior to the Effective Time by the Boards of Directors of either FLFC or SBC if (i) the Merger Agreement fails to receive the requisite vote for approval at the Special Meeting, (ii) the other party materially breaches any of its representations, warranties or covenants contained in the Merger Agreement and fails to cure such breach within forty-five (45) days after written notification by the opposite party of such breach, (iii) if any court, governmental or regulatory authority takes any action which prohibits or restrains either party from consummating the Mergers, or (iv) if (a) all conditions to closing required by the Merger Agreement have not been met, or waived by FLFC or SBC, by July 31, 1998 or (b) the Company Merger has not been consummated by August 31, 1998. See "The Mergers - Summary of Certain Provisions of the Mergers Agreement."

         Dissenters' Rights. Under Georgia law, record holders of SBC Stock who prior to the SBC stockholder vote on the Company Merger, properly demand their right to dissent and vote against or abstain from voting on the Company Merger have the right to obtain a cash payment for the "fair value" of their shares of SBC Stock (excluding any element of value arising from the accomplishment or expectation of the Company Merger). In order to exercise such rights, Dissenting Stockholders must comply with the requirements of Article 13 of the GBCC, a description of which is provided in "The Mergers - Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Appendix B.

         Resales of FLFC Stock. The FLFC Stock issued in connection with the Company Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more stockholders) of SBC or FLFC under applicable federal securities laws and under the accounting requirements for a pooling of interests transaction. Affiliates of FLFC or SBC may not sell shares of FLFC Stock acquired in connection with the Company Merger except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. See "The Mergers - Restrictions on Resales of FLFC Stock."

MARKET PRICES AND DIVIDENDS ON FLFC STOCK AND SBC STOCK

         The FLFC Stock is listed and traded on The Nasdaq Stock Market under the symbol "FLFC". The following table sets forth the high and low last sale prices per share of FLFC Stock on The Nasdaq Stock Market, and the dividends declared per share of FLFC Stock, for the periods indicated. FLFC has paid all declared dividends.

                                 SALE PRICES PER       DIVIDENDS DECLARED
 FISCAL YEAR ENDED                   SHARE OF             PER SHARE OF
   SEPTEMBER 30,                    FLFC STOCK             FLFC STOCK
 -----------------               ---------------       ------------------
                                HIGH          LOW
                                ----          ---
1996
First Quarter................. $10.00       $ 8.78             $.04
Second Quarter...............   10.00         9.33              .05
Third Quarter.................  10.11         9.00              .05
Fourth Quarter ...............  11.45         9.11              .05

1997
First Quarter ................ $14.33       $10.83             $.06
Second Quarter................  15.00        12.17              .07
Third Quarter.................  15.17        14.00              .07
Fourth Quarter................  16.67        14.33              .07

1998
First Quarter ................ $22.83       $14.67             $.07
Second Quarter ...............  22.92        19.96              .07
Third Quarter (through
      April 20, 1998).........  24.17        22.00              .00

         ON MARCH 25, 1998 THE BOARD OF DIRECTORS OF FLFC DECLARED A THREE-FOR-TWO STOCK SPLIT PAYABLE ON APRIL 27, 1998 IN THE FORM OF A 50% STOCK DIVIDEND. UNLESS INDICATED OTHERWISE, ALL OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS GIVES EFFECT TO THE STOCK SPLIT.

         On February 18, 1998, the last trading day prior to public announcement that the parties had entered into the Merger Agreement, the last reported sale price per share of FLFC Stock on The Nasdaq Stock Market was $20.42. On April 20, 1998, the last reported sale price per share of FLFC Stock on The Nasdaq Stock Market was $23.50.

         There is no established public trading market for the SBC Stock. There is little or no trading of the SBC Stock with sales occurring generally only upon repurchase by SBC upon termination of employment or an extraordinary event such as a share repurchase. Management of SBC does not maintain a record of the sales prices of trades of SBC Stock; however, in May 1997, SBC repurchased 17,605 shares at a price of $56.07 per share. SBC had approximately 100 stockholders of record as of April 20, 1998. SBC paid dividends of $1.00, $1.00 and $1.00 per share during each of the years ended December 31, 1995, 1996 and 1997, and paid a dividend of $.25 per share on March 24, 1998.

  Stockholders are advised to obtain current market quotations for the FLFC Stock. No assurance can be given as to the market price of FLFC Stock or SBC Stock at or, in the case of FLFC Stock, after the Effective Time.


Recent Developments

  On April 24, 1998, FLFC signed a letter of intent with Peoples Banking Corporation in Blackshear, Georgia ("Peoples") concerning a proposed transaction in which FLFC will acquire Peoples and its wholly owned bank subsidiary, Peoples Bank. Completion of the transaction is subject to the completion of a satisfactory due diligence review by FLFC, negotiation and execution of a merger agreement by FLFC and Peoples, approval of the transaction by the Peoples stockholders and approval of the transaction by bank regulatory authorities. In addition to its main office in Blackshear, Georgia, Peoples Bank operates one banking office in Waycross, Georgia. The consideration for the transaction will be payable in FLFC Stock and is expected to be approximately $310 per share of Peoples common stock, or an aggregate of $18.5 million of FLFC Stock based on the closing price of FLFC Stock on April 24, 1998. There are expected to be one-time merger-related expenses of approximately $1.4 million.

                             SELECTED FINANCIAL DATA

  Selected Financial Data of FLFC. The following table sets forth selected historical financial data of FLFC and has been derived from and should be read in conjunction with FLFC's Annual Report on Form 10-K for the year ended September 30, 1997 and the audited consolidated financial statements of FLFC for each of the three years in the period ended September 30, 1997, and FLFC's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 and the unaudited interim consolidated financial statements of FLFC for the three months ended December 31, 1997, including the respective notes thereto, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference." UNLESS INDICATED OTHERWISE, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS GIVES EFFECT TO A THREE-FOR-TWO SPLIT OF THE FLFC STOCK EFFECTED IN THE FORM OF A STOCK DIVIDEND PAID ON APRIL 27, 1998. Additionally, earnings per share calculations have been restated to reflect the adoption of Statements of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" by FLFC in December 1997. The interim financial data is unaudited but reflects all adjustments which, in the opinion of management, are necessary for a fair presentation. All adjustments reflected in the interim financial data are of a normal recurring nature. Interim results for the three months ended December 31, 1997, are not necessarily indicative of the results to be expected for the full year.

                                                                                                            THREE MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,                             DECEMBER 31,
                                           ----------------------------------------------------------    -------------------------
                                             1993        1994        1995        1996         1997          1996           1997
                                           --------    --------   ----------  ----------   ----------    ----------     ----------
                                                            (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Net interest income....................  $ 24,905    $ 26,595   $   32,562  $   38,269   $   44,004    $   10,690     $   11,589
  Provision for loan losses..............     2,565       2,187        2,365       3,106        6,317           593          1,398
  Noninterest income, excluding
    gains and losses on asset sales......     6,108       7,684        7,755       8,780       10,260         2,299          2,849
  Gains (losses) on sale of loans and
     securities..........................     1,298         403         (237)      1,754        1,874           447            599
  Gain on sale of servicing rights.......     3,321       3,367        2,353         790        1,397           333            706
  Noninterest expense....................    24,614      25,524       27,128      33,193       34,319         8,258          8,249
  Income before income
    taxes, accounting changes and
    extraordinary items..................     8,453      10,338       12,940      13,294       16,899         4,918          6,096
  Net income.............................     5,189       7,200        9,345       8,920        8,899         2,966          3,624

COMMON SHARE DATA:
  Net income per share, diluted..........  $   0.53    $   0.67   $     0.85  $     0.77   $     0.76    $     0.25     $     0.31
  Cash dividends per share...............       .02         .13          .17         .19          .27           .06            .07
  Book value per share...................      5.95        6.32         6.92        7.39         8.10          7.65           8.33
  Tangible book value per share..........      5.49        5.90         5.84        6.44         7.31          6.72           7.57
  Average number of shares
    outstanding, diluted.................     9,857      10,673       11,022      11,570       11,735        11,645         11,863

BALANCE SHEET DATA (PERIOD END):
  Total assets...........................  $815,050    $792,159   $1,029,693  $1,180,467   $1,269,137    $1,212,681     $1,275,398
  Loans (1)..............................   520,990     546,207      686,515     786,729      864,044       818,784        854,540
  Non-performing assets (excluding
    troubled debt restructurings)........    21,998      17,133        9,359       9,654        9,199         9,996         12,790
  Loans and securities
    available-for-sale (2)...............   224,162     197,949      283,286     332,916      336,896       331,313        351,801
  Deposits...............................   626,127     652,269      819,860     858,784      945,322       867,354        938,635
  Stockholders'  equity..................    61,082      64,167       80,048      86,457       93,914        89,333         96,803

                                                                                                     THREE MONTHS ENDED
                                                           YEARS ENDED SEPTEMBER 30,                    DECEMBER 31,
                                                ------------------------------------------------     ------------------
                                                 1993     1994       1995       1996       1997      1996(3)    1997(3)
                                                -----    ------     ------     ------     ------     -------    -------
                                                            (In thousands, except per share data and ratios)

PERFORMANCE RATIOS:
  Return on average assets ................      0.66%     0.90%      1.03%      0.83%      0.72%      1.00%      1.14%
  Return on average equity ................      9.62     11.47      13.14      10.48       9.63      13.36      15.15
  Interest rate spread ....................      3.53      3.61       3.89       3.95       3.88       3.90       3.98
  Net interest margin(4) ..................      3.57      3.69       3.94       3.95       3.90       3.92       3.99
  Efficiency(5) ...........................     65.72     64.15      62.59      59.10      57.32      56.42      53.61
  Earnings to fixed charges:(6)
    Excluding interest on deposits ........      2.14x     2.94x      2.97x      2.49x      2.25x      2.49x      2.92x
    Including interest on deposits ........      1.26x     1.36x      1.34x      1.29x      1.32x      1.39x      1.44x

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans(1)(7) ................      1.37%     1.27%      1.38%      1.30%      1.36%      1.36%      1.43%
  Allowance for loan losses to
    period end non-performing loans .......     99.72    119.04     219.75     184.85     226.03     183.40     168.99
  Non-performing assets to period
    end loans and repossessed assets(1)(7)       4.05      3.04       1.33       1.21       1.05       1.20       1.47
  Non-performing assets to period
    end total assets ......................      2.70      2.16        .91        .82        .72        .82       1.00
  Net charge-offs to average loans ........       .63       .42        .11        .31        .56        .24        .43

CAPITAL AND LIQUIDITY:
  Tangible capital to adjusted
    total assets(8) .......................      5.66%     6.46%      5.98%      6.08%      7.24%      6.19%      7.51%
  Core capital to adjusted total
    assets(8) .............................      5.88      6.73       6.17       6.21       7.34       6.31       7.60
  Core capital to risk-based assets(8) ....      8.08      9.49       8.70       8.65      10.08       8.85      10.45
  Risk-based capital to risk-based
    assets(8) .............................     11.41     12.99      11.80      11.35      11.21      11.44      11.61
  Average equity to average assets ........      6.87      7.86       7.84       7.93       7.50       7.46       7.53
  Loans to deposits(1) ....................     83.21     83.74      83.74      91.61      91.40      94.40      91.04

-------------

(1)      Excludes loans available-for-sale.
(2) Includes loans and securities available-for-sale, Federal Funds sold, repurchase agreements and cash and cash equivalents.
(3) Return on average assets, return on average equity, interest rate spread, net interest margin and net charge-offs to average loans are annualized.
(4)      Net interest income divided by average earning assets.
(5) Computed by dividing noninterest expense less provision for real estate losses and nonrecurring items by the sum of net interest income before provision for loan losses and noninterest income excluding nonrecurring items.
(6)      The ratio of earnings to fixed charges has been determined by dividing
         (a) income before taxes and fixed charges by (b) total fixed charges. Fixed charges consist of interest expense (both excluding and including interest on deposits) and amortization of debt expense. No portion of rental expense could be demonstrated to be representative of the interest factor, and therefore none is included in fixed charges.
(7)      Loans before allowance for losses.
(8) The information presented is on a FLB-only basis and is not consolidated.

         Selected Financial Data of SBC. The following table sets forth selected historical financial data of SBC and has been derived from and should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of SBC for the three years ended December 31, 1997, and the notes thereto included elsewhere herein.

                                                               Years Ended December 31,
                                           -----------------------------------------------------------------
                                             1993          1994           1995          1996          1997
                                           -------       --------       --------      --------      --------
                                                  (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Net interest income ...............      $ 4,024       $  5,351       $  5,989      $  6,486      $  6,969
  Provision for loan losses .........            0            108             92           326         1,447
  Noninterest income, excluding
    gains (losses) on asset sales ...          915          1,112            776           969         1,037
  Gains (losses) on sale of loans and
     securities .....................          (22)           (89)            12             5           386
  Noninterest expense ...............        3,228          4,443          4,434         4,595         5,002

COMMON SHARE DATA:
  Net income per share, diluted .....      $  4.07       $   4.03       $   4.81      $   5.22      $   4.11
  Cash dividends per share ..........         1.00           1.01           1.00          1.00          1.00
  Book value per share ..............        34.18          36.82          41.65         45.38         47.25
  Average number of shares
    outstanding, diluted ............          334            340            346           348           337

 BALANCE SHEET DATA (PERIOD END):
  Total assets ......................      $85,450       $117,726       $125,044      $132,516      $148,958
  Loans .............................       50,159         69,080         77,772        89,699        98,668
  Non-performing assets (excluding
    troubled debt restructurings) ...          513          1,310          1,914         1,122         1,145
  Deposits ..........................       72,017        102,642        105,517       112,810       123,166
  Stockholders' equity ..............       11,415         12,444         14,370        15,701        15,922

PERFORMANCE RATIOS:
  Return on average assets ..........         1.65%          1.24%          1.40%         1.43%         0.99%
  Return on average equity ..........        12.46          11.41          12.22         12.06          8.65
  Interest rate spread ..............         4.71           4.91           4.42          4.37          4.45
  Net interest margin(1) ............         5.55           5.67           5.62          5.68          5.49
  Efficiency(2) .....................        65.36          68.75          65.54         61.64         62.48

                                                    YEARS ENDED DECEMBER 31,
                                      --------------------------------------------------
                                       1993        1994        1995     1996       1997
                                      ------      ------      -----    ------     ------
                                       (In thousands, except per share data and ratios)
ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans .............      2.11%       1.84%      1.49%     1.40%      2.52%
  Allowance for loan losses to
    period end nonperforming
    loans ........................    230.50      103.34      64.06    129.92     267.31
  Nonperforming assets to period
    end loans and foreclosed
    properties(3) ................      1.02        1.89       2.46      1.25       1.16
  Nonperforming assets to period
    end total assets .............      0.60        1.11       1.53      0.85       0.77
  Net chargeoffs to average loans      (0.60)       0.12       0.28      0.28       0.23

CAPITAL AND LIQUIDITY:
  Average equity to average assets     13.27%      10.86%     11.47%    11.86%     11.45%
  Loans to deposits(3) ...........     69.65       67.30      73.71     79.51      80.11

----------------------------
(1)      Net interest income divided by average earning assets.
(2) Computed by dividing noninterest expense by the sum of net interest income before provision for loan losses and noninterest income excluding securities gains and losses.
(3)      Loans before allowance for loan losses.

         Selected Pro Forma Combined Condensed Financial and Per Share Data. The following table sets forth unaudited selected pro forma combined condensed financial data of FLFC after giving effect to the Mergers accounted for under the pooling of interests method as of October 1, 1994 for income statement data and as of December 31, 1997 for balance sheet data. The table also presents on a per share basis the book value, cash dividends and income from continuing operations of FLFC and SBC on a historical basis, an equivalent pro forma and a pro forma combined basis assuming the Mergers. The pro forma combined condensed financial and per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Mergers had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. UNLESS INDICATED OTHERWISE, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS GIVES EFFECT TO A THREE-FOR-TWO SPLIT OF THE FLFC STOCK EFFECTED IN THE FORM OF A STOCK DIVIDEND PAID ON APRIL 27, 1998. Additionally, earnings per share calculations have been restated to reflect the adoption of SFAS No. 128 by FLFC in December 1997. The pro forma combined condensed financial and per share data has been derived from and should be read in conjunction with the pro forma combined condensed financial data, including the notes thereto, appearing elsewhere herein. See "Pro Forma Combined Condensed Financial Data."

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           YEARS ENDED SEPTEMBER 30, (FLFC)
                                                  AND DECEMBER 31, (SBC)
                                       ------------------------------------------        THREE MONTHS ENDED      THREE MONTHS ENDED
                                          1995            1996            1997           DECEMBER 31, 1996       DECEMBER 31, 1997
                                       ----------      ----------      ----------        ------------------      ------------------
INCOME STATEMENT DATA:
 Net interest income ............      $   38,551      $   44,755      $   50,973           $   12,441              $   13,387
 Provision for loan losses ......           2,457           3,432           7,764                  749                   1,714
 Noninterest income .............          10,659          12,298          14,954                3,305                   4,418
 Noninterest expense ............          31,562          37,788          39,321                9,408                   9,563
 Income before income taxes and
  extraordinary item ............          15,191          15,833          18,842                5,589                   6,528
 Income before extraordinary item          11,010          10,737          13,096                3,445                   3,945
COMMON SHARE DATA:
FLFC HISTORICAL:
  Income per share before extra-
   ordinary item, diluted .......      $      .85      $      .77      $     1.00           $      .25              $      .31
  Book value per share ..........                                            8.10                                         8.33
  Dividends per share ...........             .17             .19             .27                  .06                     .07
SBC HISTORICAL:
  Income per share before extra-
   ordinary item,  diluted ......      $     4.81      $     5.22      $     4.11           $     1.38              $      .97
  Book value per share ..........                                           47.25                                        47.25
  Dividends per share ...........            1.00            1.00            1.00                  .25                     .25
SBC EQUIVALENT PRO FORMA:
  Income per share before extra-
   ordinary item, diluted .......      $     4.53      $     4.21      $     5.11           $     1.37              $     1.53
  Book value per share ..........                                           43.33                                        44.38
  Dividends per share ...........             .90            1.00            1.37                  .32                     .37
FLFC PRO FORMA COMBINED:
  Income per share before extra-
    ordinary item, diluted ......      $      .86      $      .80      $      .97           $      .26              $      .29
  Book value per share ..........                                            8.23                                         8.43
  Dividends per share ...........             .17             .19             .26                  .06                     .07
  Weighted average common shares
    outstanding, diluted ........          12,845          13,401          13,510               13,467                  13,604
BALANCE SHEET DATA (PERIOD END):
  Total assets......................                                                                                $1,424,356
   Loans, net.......................                                                                                   987,170
  Securities, available-for-sale....                                                                                   302,781
  Deposits..........................                                                                                 1,061,801
  Total stockholders' equity........                                                                                   112,725

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished by SBC to its stockholders in connection with the solicitation of proxies by the Board of Directors of SBC from holders of the outstanding shares of SBC Stock for use at the Special Meeting to be held at the main office of Coffee County Bank, 102 North Peterson Avenue, Douglas, Georgia at 2:00 p.m., local time, on Tuesday, June 16, 1998, and at any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and authorize the Merger Agreement and consummation of the transactions contemplated thereby, and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of SBC on or about May 12, 1998.

         This document is also being furnished by FLFC to the stockholders of SBC as a Prospectus in connection with the issuance by FLFC of shares of FLFC Stock in connection with the Company Merger.

RECORD DATE; QUORUM

         The Board of Directors of SBC has fixed the close of business on May 6, 1998 as the Record Date for determining the SBC stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of SBC Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 330,345 shares of SBC Stock issued and outstanding and held by approximately 100 record holders. Holders of SBC Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of SBC Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SBC Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. However, because the approval of a majority of the outstanding shares of SBC Stock is required to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, abstentions will have the effect of a vote "AGAINST" the proposal.

VOTE REQUIRED

         Approval of the Merger Agreement and consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of SBC Stock entitled to vote thereon at the Special Meeting. The Merger Agreement and the consummation of the transactions contemplated thereby do not require the approval of the stockholders of FLFC.

         As of the Record Date, SBC's directors own or control the vote of approximately 80.5% of the outstanding shares of SBC Stock entitled to vote at the Special Meeting. The directors of SBC have agreed to vote all shares owned or controlled by them in favor of the Merger Agreement and the transactions contemplated thereby. Because such individuals own or control a majority of the outstanding shares of SBC Stock, the approval of the Merger Agreement and the transactions contemplated thereby is assured. See "Ownership of SBC Stock." As of the Record Date, FLFC's directors and executive officers, and their affiliates, held no shares of SBC Stock.

SOLICITATION AND REVOCABILITY OF PROXIES

         Shares of SBC Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF SBC'S BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ANY HOLDER OF SBC STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

         A SBC stockholder who has given a proxy may revoke it at any time before it is voted by (i) giving written notice of revocation to the Secretary of SBC, (ii) properly submitting to SBC a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to SBC as follows: Southland Bank Corporation of Georgia, P. O. Box 431, Douglas, Georgia 31534, Attention: Gene Haskins, Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with SBC's Corporate Secretary or other person responsible for tabulating votes on behalf of SBC.

         Holders of SBC Stock have the right to dissent to the Company Merger and demand appraisal of, and obtain payment for, the "fair value" of their shares of SBC Stock by following the procedures prescribed in Article 13 of the GBCC, a copy of which is attached as Appendix B hereto, and is summarized under "The Mergers - Dissenters' Rights" herein. Failure to take any of the steps required under Article 13 on a timely basis would result in the loss of dissenters' rights. Because a proxy which does not contain voting instructions will, unless revoked, be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of SBC Stock who votes by proxy and who wishes to exercise his dissenters' rights must, after notifying SBC in writing of his intention to dissent, either (i) vote "AGAINST" the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (ii) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         In addition to solicitation of proxies by use of the mails, proxies may be solicited by directors, officers and employees of SBC in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries.

         The expense of soliciting proxies for the Special Meeting will be paid for by SBC.

RECOMMENDATION OF SBC'S BOARD OF DIRECTORS

         The Board of Directors of SBC has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, and believes the Mergers are in the best interest of SBC and its stockholders. Accordingly, the Board of Directors recommends that stockholders of SBC vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated thereby. See "The Mergers - Reasons for the Mergers."

                                   THE MERGERS

GENERAL

         The following sets forth a summary of the material terms of the Merger Agreement and the transactions contemplated thereby. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, a copy of which is set forth in Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All SBC stockholders are urged to read the Appendices in their entirety.

THE MERGERS

         The Merger Agreement provides, among other things, that SBC will merge with and into FLFC and that Southland Bank and Coffee Bank will merge with and into FLB, a savings bank and a wholly owned subsidiary of FLFC. FLFC will be the surviving corporation in the Company Merger. FLB will be the surviving savings bank in the Bank Merger and will remain a wholly owned savings bank subsidiary of FLFC. The Merger Agreement and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions.

MERGER CONSIDERATION

         At the Effective Time, each outstanding share of SBC Stock shall cease to be outstanding and will be converted into and exchanged for the right to receive the Merger Consideration. The Merger Consideration per share of SBC Stock will be 5.265 shares of FLFC Stock, with fractional shares to be settled in cash.

         In the event the Company Merger is approved and consummated, each of the stockholders of SBC who do not exercise and perfect their dissenters' rights will receive the Merger Consideration. Under the GBCC, the exercise of dissenters' rights is the only remedy that a stockholder has in opposition to a merger or to the merger consideration in a merger that has been approved by the requisite vote of the corporation's stockholders. A SBC stockholder could attempt to insure that he receives cash for all of his shares of SBC Stock by exercising and perfecting his dissenters' rights pursuant to the GBCC. However, the Merger Agreement provides that in the event the holders of more than 5% of the outstanding shares of SBC Stock exercise their dissenters' rights, FLFC may terminate the Merger Agreement. Accordingly, a SBC stockholder who elects to exercise his dissenters' rights takes the risk that such exercise will result in the termination of the Merger Agreement. A SBC stockholder that exercises and perfects his dissenters' rights under the GBCC is entitled to the "fair value" of his shares of SBC Stock plus interest in the event the Company Merger is consummated. There can be no assurance that the "fair value" of the SBC Stock will equal or exceed the Merger Consideration. For a description of dissenters' rights and a discussion of the procedure for perfecting such rights and determining the "fair value" of shares of SBC Stock, see "Dissenters' Rights" below.

         Pursuant to the Merger Agreement, in the event the Company Merger is consummated, FLFC will issue an aggregate of approximately 1,739,266 shares of FLFC Stock in exchange for 330,345 shares of SBC Stock (assuming no SBC stockholder exercises his or her dissenters' rights).

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of SBC stockholders, and if the other conditions to the obligations of the parties to consummate the Company Merger are satisfied or waived, the Company Merger will be consummated and effected on the date and at the time a Certificate of Merger reflecting the Company Merger is filed with the Secretary of State of the State of Georgia. Either party may terminate the Merger Agreement, for among other reasons, if (i) all conditions to consummation of the Company Merger have not been met, or waived by FLFC or SBC, by July 31, 1998, (ii) any such condition cannot be met by July 31, 1998 and has not been waived by each party in whose favor such condition inures, or (iii) the Company Merger has not been consummated by August 31, 1998. See "Summary of Certain Provisions of the Merger Agreement -- Conditions to the Mergers" and "Summary of Certain Provisions of the Merger Agreement - Amendment, Waiver and Termination."

EXCHANGE OF SBC STOCK CERTIFICATES

         As soon as practicable after the Company Merger, FLFC will send to the holders of SBC Stock a letter of transmittal providing instructions for exchanging their SBC Certificates for FLFC Stock. SBC STOCKHOLDERS SHOULD NOT SURRENDER THEIR SBC CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of SBC Stock issued and outstanding at the Effective Time (other than shares held by Dissenting Stockholders) shall surrender their SBC Certificate or Certificates to FLFC or its agent, and the SBC Certificates thus surrendered will be canceled. Unless otherwise designated by a SBC stockholder on the transmittal letter, certificates representing shares of FLFC Stock issued in connection with the Company Merger will be issued and delivered to the tendering record holder. FLFC shall not be obligated to deliver the Merger Consideration to which any holder of SBC Stock is entitled until such holder surrenders his SBC Certificate or Certificates for exchange. The SBC Certificate or Certificates so surrendered must be duly endorsed as FLFC or its agent may require.

         From and after the Effective Time, holders of SBC Certificates will have no rights with respect to the shares of SBC Stock formerly represented thereby other than the right to surrender such SBC Certificates and receive in exchange therefor the shares of FLFC Stock to which such holders are entitled, as described above, or the right to perfect their dissenters' rights. In addition, no dividend or other distribution payable to holders of record of FLFC Stock will be paid to the holder of any SBC Certificates until such holder surrenders such SBC Certificates for exchange as instructed. Subject to applicable law, upon surrender of the SBC Certificates, such holders will receive the certificates representing the number of whole shares of FLFC Stock issuable upon the exchange or conversion of such shares of SBC Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) for a fractional share of FLFC Stock to which such stockholder is entitled.

         If any certificate for FLFC Stock is to be issued in a name other than that in which the SBC Certificate surrendered for exchange is issued, the SBC Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the SBC Certificates surrendered, shall provide funds for their purchase, or shall establish to FLFC's satisfaction that such taxes are not payable. Such person also shall be required to provide evidence satisfactory to FLFC that such transfer is made in compliance with applicable federal and state securities laws.

NO FRACTIONAL SHARES

         Pursuant to the terms of the Merger Agreement, each holder of shares of SBC Stock exchanged pursuant to the Company Merger who would otherwise be entitled to receive a fraction of a share of FLFC Stock shall receive, in lieu of such fractional share, cash (without interest) in an amount equal to such fraction multiplied by the average of the closing per share trading prices of FLFC Stock on the 20 trading days immediately preceding the tenth business day prior to the Effective Date (the "Fractional Share Price Determination Average"). No such holder will be entitled to dividends, conversion rights or any other rights as a stockholder in respect of any fractional shares. For example, a holder of 25 shares of SBC Stock would be entitled to 131.625 shares of FLFC Stock (25 multiplied by 5.265). However, because no fractional shares of FLFC Stock will be issued, that stockholder would receive 131 shares of FLFC Stock and $13.75 in cash in lieu of the fractional share assuming a Fractional Share Price Determination Average of $22.00 (.625 x $22.00).

MANAGEMENT AND OPERATIONS AFTER THE MERGERS

         The Board of Directors and executive officers of FLFC will not change as a result of the Company Merger except the Board of Directors of FLFC will be increased by one member at its next meeting after the Effective Time and will elect Ken B. Lanier as a director for a term that will expire at the next annual meeting of stockholders of FLFC. Additionally, Mr. Lanier will be nominated for reelection as a director of FLFC by the stockholders at that meeting. FLB will be the surviving savings bank following the Bank Merger and will continue to operate under its Articles of Incorporation and Bylaws in effect at the time of the Bank Merger. The Board of Directors of FLB also will be increased by one member and will elect Mr. Lanier as a director. Further, John J. Neely, Jr., current Director of SBC and Chairman of the Board and Chief Executive Officer of Southland Bank, will serve as Butler Chairman of FLB; Gene Haskins, current President of Coffee Bank and Director of SBC, will serve as Senior Vice President and Douglas/Coffee County City President of FLB; and Grace Kirksey, current President and Director of Southland Bank, will serve as City President, Butler and First Vice President of FLB following the Mergers. Ken B. Lanier, current President and Director of SBC and Chairman and Chief Executive Officer of Coffee Bank, will serve as a consultant to FLB following the Mergers.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Other than as described herein, no director or executive officer of FLFC or SBC, and no affiliate of any such person, has any substantial interest, direct or indirect, in the Mergers, other than an interest arising from the ownership of SBC Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of SBC Stock.

         Following the Effective Time and the effective time of the Bank Merger, the Boards of Directors of FLFC and FLB, respectively, will elect Ken B. Lanier as a director of each such entity. Additionally, it is expected that other directors of SBC will serve on the Butler Community Board or the Douglas Community Board following the Effective Time.

         In connection with the Mergers, FLB will enter into employment agreements with John J. Neely, Jr., the current Chairman and Chief Executive Officer of Southland Bank, Gene Haskins, the current President of Coffee Bank and Grace Kirksey, the current President of Southland Bank, and a consulting agreement with Ken B. Lanier, the current President of SBC and Chairman and Chief Executive Officer of Coffee Bank.

         Pursuant to his employment agreement, Mr. Neely will be employed by FLB as Butler Chairman for a period of three years, expiring on the third anniversary of the closing date of the Company Merger. Mr. Neely shall receive compensation as Butler Chairman during the remainder of calendar year 1998 based on an annual salary of $110,000. For services rendered during the calendar years 1999, 2000 and 2001 (through termination of his agreement), Mr. Neely shall receive an annual salary of $75,000, $50,000 and $25,000, respectively.

         Pursuant to the consulting agreement, Mr. Lanier shall be employed as a consultant to FLB for a term of three years, expiring on the third anniversary of the closing date of the Company Merger. In consideration for services as a consultant, Mr. Lanier will receive compensation in the same amounts as set forth above with respect to Mr. Neely.

         Mr. Haskins' employment agreement replaces his current agreement with Coffee Bank and SBC. Mr. Haskins' agreement has an initial term of five years expiring on the fifth anniversary of the closing date of the Company Merger and will continue thereafter only with respect to certain change of control provisions set forth therein. Mr. Haskins will be employed as Douglas/Coffee County City President and will have the official title of Senior Vice President of FLB. Upon execution of the employment agreement, Mr. Haskins shall receive a signing bonus of $100,000 payable $20,000 as of the date of signing and $20,000 on each of the first, second, third and fourth anniversary dates of his agreement. During the first year of the term of the employment agreement, Mr. Haskins will receive an annual salary of $98,000. Thereafter, Mr. Haskins will receive merit reviews and possible increases in such base salary annually. In addition to any stock options granted pursuant to FLB's Performance Excellence Plan, Mr. Haskins will receive a grant of options to purchase 11,250 shares of FLFC Stock upon signing of the agreement, with an exercise price equal to the closing price of the FLFC Stock on the date thereof. This option shall be vested 25% as of the date of grant and 25% on the first, second and third anniversaries of the employment agreement, provided that vesting shall accelerate upon a change of control as defined therein.

         During the term of the agreement, if Mr. Haskins' employment is involuntarily terminated by FLB or his position is reduced to a position of diminished responsibility by FLB, or he is forced to relocate, Mr. Haskins will receive as severance compensation an amount equal to the number of years remaining under the term of the employment agreement multiplied by his annual salary rate in effect at the time of separation plus an amount equal to the last fiscal year's incentive award earned under FLB's then current incentive compensation plan. In such case, Mr. Haskins shall also continue to be eligible for coverage under FLB's life insurance and medical plans for the remainder of the term of the employment agreement, or until he obtains new employment, whichever shall first occur. Within one year following the date of the employment agreement, after a 180-day waiting period has expired, Mr. Haskins may voluntarily terminate his employment with FLB and receive in equal monthly payments over the succeeding twelve months the sum of his salary in effect at the time of separation plus an amount equal to the last fiscal year incentive award earned by him prior to separation, including for these purposes the last incentive award earned by him as an employee of Coffee Bank. If, following voluntary termination, Mr. Haskins becomes re-employed during the twelve-month cash severance period, then each of the remaining monthly payments shall be reduced by 50% of his monthly salary rate at his new employer. Following voluntary termination, Mr. Haskins will continue to be eligible for continuation of coverage under FLB's life insurance and medical plans through the twelve-month cash severance period.

         Following a change of control of FLB, as defined by the employment agreement, Mr. Haskins will be entitled to severance payments substantially similar to those described above, if his employment is terminated during the remainder of the agreement term. If, following a change of control occurring after the expiration of the five-year term of the employment agreement, Mr. Haskins' employment is terminated by FLB or its successor, Mr. Haskins would be entitled to a severance payment equal to six times his then monthly salary rate payable in a lump sum upon termination.

         Ms. Kirksey will be employed by FLB as City President, Butler, with the official title of First Vice

President of FLB. Ms. Kirksey's employment agreement will have a term of three years, expiring on the third anniversary of the closing date of the Company Merger. In consideration for her employment by FLB, Ms. Kirksey will receive a salary at an annual rate of not less than $70,000 and upon execution of the employment agreement will receive a bonus of $10,000. On the first and second anniversaries of her agreement, Ms. Kirksey shall receive an additional bonus of $10,000.

         Pursuant to the agreements described above, Mr. Haskins and Ms. Kirksey have each agreed to a covenant not to compete for a period of one year following termination of their respective agreements within a 50-mile radius of Douglas, Georgia and a 25-mile radius of Butler, Georgia, respectively. Mr. Lanier and Mr. Neely have each agreed to a covenant not to compete for a period of three years following termination of their respective agreements within a 50-mile radius of Douglas, Georgia and a 50-mile radius of Butler, Georgia, respectively.

         After the Effective Time, FLFC will provide generally to officers and employees of SBC, Southland Bank and Coffee Bank employee benefits on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by FLFC and its subsidiaries to their similarly situated employees. For purposes of FLFC benefit plans, employees of SBC, Southland Bank and Coffee Bank will be given full credit for all prior service at SBC, Southland Bank and Coffee Bank and shall not be subject to any waiting periods with respect to such benefits.

BACKGROUND OF THE MERGERS

         During the latter part of 1996, in connection with the development by SBC's Board of Directors of its business plan for 1997, SBC's Board began to evaluate its long term strategic focus. In the past, it had been the strategy of SBC to concentrate on earnings growth by increasing market share within its existing markets and through improved efficiencies in operations. While this strategy was historically successful, the rapidly changing financial services industry and the need for sustained earnings growth warranted extensive analysis of all possible alternatives.

         In past years, the Board of SBC had considered mergers in which SBC would be the surviving institution, but had limited success in pursuing such transactions. The primary reason for SBC's inability to consummate acquisitions of other, smaller banking institutions was that the SBC Stock was not an attractive currency for the sellers with which they negotiated as it is closely held and no market exists in such stock. In early 1997, the Board had an initial meeting with R-H to discuss SBC's options. The Board's primary objectives were to develop a strategy that would allow SBC to maintain a competitive position within the financial services industry, to achieve sustainable earnings growth and to eventually establish liquidity in its stock. The two primary options identified were a merger with an entity of equivalent size or a merger with a larger institution in which that institution would acquire SBC.

         In the months that followed (June to August), the SBC Board entered into discussions with two different institutions to evaluate the possibility of a merger. The first institution was approximately the same size as SBC and, if a transaction had been consummated, SBC would likely have been the surviving entity. The second institution was approximately twice the size of SBC and would have been the surviving entity. The Board eventually terminated negotiations with the first institution on or about July 1997 because of certain management issues and the determination that the combined companies would still have difficulty achieving future growth and liquidity. Following termination of those negotiations and as it became clear that SBC's Board's goals would be best achieved through the acquisition of SBC by a larger institution, SBC's Board decided, based on advice from R-H, that it would likely enhance the value of the SBC Stock to use a limited auction process to identify interested merger partners.

         The Board of SBC met with members of the R-H Financial Institutions Corporate Finance team and signed an agreement whereby R-H would conduct a limited auction and advise SBC in evaluating merger offers. The auction process was held and final bids were received mid-November 1997. The auction process provided limited results in part based on SBC's size and the markets it served. The SBC Board and the R-H team then spent several weeks evaluating alternatives for SBC before deciding, based on multiple factors (see "Reasons for the Mergers"), to focus its efforts on reaching a definitive merger agreement with FLFC, which had responded to R-H as part of the limited auction.

         FLFC's initial bid was an offer to acquire the shares of SBC in a tax-free merger at a value of $116 for each share of SBC. After conducting due diligence, FLFC submitted a revised bid on November 26, 1997, which had been reduced to a value of $103 for each share of SBC. The primary reasons for the price reduction were that: (i) during its initial review, FLFC had assumed that certain income was recurring when in fact it was non-recurring, (ii) SBC was subject to a termination fee on a data processing contract, the amount of which had not been determined and (iii) based on FLFC's analysis, certain loans with an aggregate principal balance of approximately $500,000 required additional loan loss reserves. As a result of further negotiations between FLFC and SBC during December 1997 and January 1998, FLFC and SBC reached agreement as to a merger transaction whereby FLFC would exchange 3.51 (5.265 after giving effect to the three-for-two stock split effected by FLFC on April 27, 1998) shares of its common stock for each share of SBC. Based on the then current market price of FLFC Stock of $31 per share, this exchange ratio resulted in a value of approximately $109 per share of SBC Stock.

         On February 12, 1998, the Board of SBC reviewed the terms of the Merger Agreement (including all Schedules and Exhibits thereto) which had been previously distributed to it, and, with the counsel of R-H, determined the Mergers were in the best interests of the SBC stockholders, approved the terms of the Merger Agreement and resolved to recommend that SBC stockholders approve the Mergers.

REASONS FOR THE MERGERS

         The Board of Directors of SBC believes that the Mergers are fair to, and in the best interests of, SBC and its stockholders. Accordingly, after consideration of relevant business, financial, legal and market factors, the Board of Directors of SBC approved the Merger Agreement and the transactions contemplated thereby by unanimous vote and voted to recommend that SBC stockholders vote FOR the approval of the Merger Agreement and the transactions and proposals contemplated thereby.

         In deciding to approve the Merger Agreement and to recommend its approval by SBC's stockholders, SBC's Board considered, among other things, the following material factors:

1. The Financial Terms of the Mergers. The Board of Directors of SBC believes that the Merger Consideration is fair to SBC stockholders based upon SBC's current financial condition and future prospects and upon its perception of the future prospects of FLFC. In coming to this conclusion, SBC's Board of Directors evaluated the strategic options available to SBC, including continuing its current business on a stand alone basis, pursing strategic alliances with or acquisitions of other banking institutions and the sale of SBC, together with the terms of the Mergers, which presented many benefits to SBC and its stockholders, including an opportunity to exchange shares of SBC which are not publically traded for shares of FLFC traded on The Nasdaq Stock Market.

2. Comparing SBC's Value as a Continuing Independent Entity with its Value in Combination with FLFC. The Board of Directors considered the benefits that could be expected to accrue to SBC stockholders from the Mergers, including the increased liquidity of the FLFC Stock and the possibility of a higher stock price for the FLFC Stock, compared to the Board's view of what would be achieved by SBC operating as an independent entity.

3. Tax-free Nature of the Mergers. The Board of Directors of SBC considered the nonfinancial terms and structure of the Mergers, in particular the fact that the Mergers will qualify as a tax-free reorganization for SBC stockholders for federal income tax purposes to the extent such stockholders receive FLFC Stock in the Mergers. See "The Mergers -- Certain Federal Income Tax Consequences."

4. Consolidation in the Banking Industry in Georgia. The Board of Directors of SBC considered the current environment of the banking industry and the trend toward consolidation and increasing size for banking institutions, as well as recent regulatory changes concerning state-wide banking. These various factors indicate the possibility of changes in the banking system for the State of Georgia, including the nature and type of entities with which SBC will increasingly compete, which could have a negative impact on stockholder value of an independent bank operating in a non-metropolitan market. These factors were weighed with the probability of SBC being able on a stand alone basis to increase its size through acquisitions and the related effect on stockholder value and dilution of stockholder interest.

5. Effectiveness of Auction Process. The SBC Board considered the process utilized by SBC in exploring and dealing with acquisition proposals and in negotiating with FLFC and concluded that the process utilized provided a reasonable basis to conclude that the Merger Consideration represents fair value to SBC stockholders.

6. Opinion of The Robinson-Humphrey Company, LLC The Board of Directors of SBC considered the fact that R-H has rendered its opinion that the exchange ratio is fair from a financial point of view to SBC stockholders. The opinion of R-H is set forth in Appendix D and is incorporated herein by reference. See "The Mergers -- Opinion of Financial Advisor."

         In light of the variety and number of factors considered by the SBC Board in conjunction with its evaluation of the Mergers, it was not practicable to assign relative weights to the foregoing factors, and the SBC Board did not do so.

         THE BOARD OF DIRECTORS OF SBC UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         FLFC currently is pursuing a business strategy of increasing market share in its middle, south and coastal Georgia markets through internal growth and selected acquisitions. FLFC believes that the Mergers are consistent with this strategy.

OPINION OF FINANCIAL ADVISOR

General.

         SBC retained R-H to act as its financial adviser in connection with the Company Merger. R-H has rendered an opinion to SBC's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Company Merger is fair, from a financial point of view, to the SBC stockholders.

The text of such opinion is set forth in Appendix D to this Prospectus/Proxy Statement and should be read in its entirety by stockholders of SBC.

         The consideration to be received by SBC stockholders in the Company Merger was determined by SBC and FLFC in their negotiations. No limitations were imposed by the Board of Directors or management of SBC upon R-H with respect to the investigations made or the procedures followed by R-H in rendering its opinion.

         In connection with rendering its opinion to SBC's Board of Directors, R-H performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. R-H, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of SBC, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of SBC. R-H has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by SBC or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

Valuation Methodologies.

         In connection with its opinion on the Company Merger and the presentation of that opinion to SBC's Board of Directors, R-H performed two valuation analyses with respect to SBC: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions acquiring banks; and (ii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, FLFC stock was valued at $30.50 per share (prior to giving effect to the three-for-two split of the FLFC Stock effected in the form of a 50% stock dividend paid on April 27, 1998). Both of these methodologies are discussed briefly below.

         Comparable Transaction Analysis. R-H performed three analyses of premiums paid for selected banks with comparable characteristics to SBC. Comparable transactions were considered to be: (i) transactions since January 1, 1997, where the seller was a bank with total assets between $100 million and $500 million; (ii) transactions between January 1, 1997, where the seller was a bank located in the Southeast with total assets between $100 million and $500 million, and (iii) transactions since January 1, 1997 where the seller was a bank located in Georgia.

                  (i) Based on the first of the foregoing transactions since January 1, 1997, where the seller was a bank with total assets between $100 million and $500 million, the analysis yielded a range of transaction values to book value of 89.68 percent to 433.83 percent, with a mean of 242.28 percent and a median of 236.44 percent. These compare to a transaction value for the Company Merger of approximately 213.48 percent of SBC's book value as of December 31, 1997.

                  The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 89.68 percent to 439.21 percent, with a mean of 249.32 percent and a median of 238.97 percent. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 237.81 percent for the Company Merger.

                  The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 6.99 times to 74.30 times, with a mean of 22.34 times and a median of 21.20 times. These compare to a transaction value to the December 31, 1997 trailing twelve month earnings per share of 17.24 times for the Company Merger.

                  Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 5.07 percent to 34.31 percent, with a mean of
                  21.74 percent and a median of 21.85 percent. These compare to a transaction value to total assets at December 31, 1997 of approximately 23.62 percent for the Company Merger.

                  (ii) Based on transactions since January 1, 1997, where the seller was a bank located in the Southeast with total assets between $100 million and $500 million since January 1, 1997, the analysis yielded a range of transaction values to book value of 150.56 percent to 433.83 percent, with a mean of
                  267.28 percent and a median of 267.66 percent. These compare to a transaction value for the Company Merger of approximately
                  213.48 percent of SBC's book value as of December 31, 1997.

                  The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 150.56 percent to 439.21 percent, with a mean of 273.02 percent and a median of 265.05 percent. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 237.81 percent for the Company Merger.

                  The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 12.74 times to 74.30 times, with a mean of
                  23.89 times and a median of 22.21 times. These compare to a transaction value to the December 31, 1997 trailing twelve month earnings per share of 17.24 times for the Company Merger.

                  Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 12.02 percent to 34.31 percent, with a mean of
                  23.39 percent and a median of 23.37 percent. These compare to a transaction value to total assets at December 31, 1997 of approximately 23.62 percent for the Company Merger.

                  (iii) Based on transactions since January 1, 1997, where the seller was a bank located in Georgia, the analysis yielded a range of transaction values to book value of 135.95 percent to 411.09 percent, with a mean of 247.12 percent and a median of 233.78 percent. These compare to a transaction value for the Company Merger of approximately 213.48 percent of SBC's book value as of December 31, 1997.

                  The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transctions ranging from 135.95 percent to 439.21 percent, with a mean of 261.66 and a median of 233.78 percent. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 237.81 percent for the Company Merger.

                  The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 12.71 times to 32.87 times, with a mean of
                  20.09 times and a median of 18.18 times. These compare to a transaction value to the December 31, 1997 trailing twelve months earnings per share of 17.24 times for the Company Merger.

                  Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 18.36 percent to 40.58 percent, with a mean of
                  26.11 percent and a median of 23.19 percent. These compare to a transaction value to total assets at December 31, 1997 of approximately 23.62 percent for the Company Merger.

         No company or transaction used in the comparable transaction analyses is identical to SBC. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, R-H estimated the present value of the future stream of after-tax cash flows that SBC could produce through 2002, under various circumstances, assuming that SBC performed in accordance with the earnings/return projections of management at the time that SBC entered into acquisition discussions in August 1997. R-H estimated the terminal value for SBC at the end of the period by applying multiples of earnings ranging from
         12.0 times to 14.0 times and then discounting the cash flow streams, dividends paid to stockholders and terminal value using differing discount rates (ranging from 12.0 percent to 14.0 percent) chosen to reflect different assumptions regarding the required rates of return of SBC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $36.11 to $42.53 million, or $109.09 to $128.48 per share, for SBC.

Compensation of R-H.

         Pursuant to an engagement letter dated August 18, 1997 between SBC and R-H, SBC agreed to pay a $50,000 Fairness Opinion Fee at the time of rendering and an incremental Success Fee (to be paid at closing) equal to 1.50 percent on the total consideration received by stockholders less the Fairness Opinion Fee. SBC has also agreed to indemnify and hold harmless R-H and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the gross negligence of R-H.

         As part of its investment banking business, R-H is regularly engaged in the valuation of securities in connection with Company Mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. SBC's Board of Directors decided to retain R-H based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and SBC in particular.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax summary set forth below is included for general information only. The summary describes the material federal income tax consequences of the Company Merger; the federal income tax consequences to SBC's stockholders as a result of the Company Merger; and the federal income tax consequences of ownership of FLFC Stock. The summary, except where noted, deals only with FLFC Stock held as capital assets by United States holders and does not deal with holders subject to special treatment under federal income tax law (i.e., it may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions and foreign persons). Furthermore, the discussion below is based upon the provisions of the Code, regulations, rulings and judicial decisions thereunder as of the date of this Proxy Statement/Prospectus, and such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. Additionally, it cannot be predicted whether or when new tax legislation will be enacted and, if enacted, how such legislation would impact the federal income tax consequences to SBC's stockholders. A more detailed summary of these federal income tax consequences is included in the opinion letter issued by Coopers & Lybrand L.L.P. to FLFC which is incorporated in this document and attached as Appendix C.

         This summary is for general information only and is not a comprehensive analysis of applicable federal income tax laws. In addition, no information is provided with respect to the tax consequences under foreign, state or local laws.

         SBC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION AND PROSPECTS FOR ENACTMENT OF FUTURE FEDERAL INCOME TAX LEGISLATION.

Federal Income Tax Consequences of the Proposed Mergers.

         Coopers & Lybrand L.L.P. has delivered its opinion that the Company Merger qualifies as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code.

Federal Income Tax Consequences to SBC Stockholders.

         Consequences to SBC Stockholders Who Receive FLFC Stock. A stockholder who receives only FLFC Stock in exchange for his or her shares of SBC Stock will recognize no gain or loss upon the exchange of such stock.

         Consequences to Dissenting Stockholders Who Receive Cash Only. A Dissenting Stockholder who receives only cash for his or her shares of SBC Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the total cash received for the SBC Stock and such holder's basis in his or her SBC Stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss if the holder's shares of SBC Stock were held as capital assets.

         Basis of FLFC Stock. The basis of the total amount of FLFC Stock received by a SBC stockholder who receives only FLFC Stock will be identical to the basis of the total amount of SBC Stock exchanged.

         Holding Period. The holding period for federal income tax purposes of the FLFC Stock received by a SBC stockholder will include the holding period for the SBC Stock exchanged.

Federal Income Tax Consequences of Ownership of FLFC Stock Issued in the
Mergers.

         Dividends on the FLFC Stock. Distributions on the shares of FLFC Stock will constitute dividends for federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits (as determined under federal income tax principles).

         FLFC expects that its current and accumulated earnings and profits will be such that all distributions made with respect to the shares of FLFC Stock will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of FLFC Stock in excess of FLFC's current and accumulated earnings and profits will, to that extent, not be treated as a dividend. Such excess will generally be treated for federal income tax purposes as a tax-free return of capital to the extent of a holder's basis in its shares of FLFC Stock. Any distribution on the shares of FLFC Stock in excess of FLFC's current and accumulated earnings and profits and in excess of the holder's basis in his or her shares of FLFC Stock generally will be treated as a capital gain. Distributions that are treated as a return of capital reduce a holder's basis in the shares of FLFC Stock and may subject the holder to the payment of tax, at capital gain rates, when distributions are made in excess of the holder's remaining basis in its shares of FLFC Stock or if there is a subsequent sale or redemption of the holder's FLFC Stock.

         Sale or Exchange of FLFC Stock. The sale or exchange of FLFC Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the FLFC Stock sold. Such gain will be capital gain or loss if FLFC Stock was held as a capital asset.

         Information Reporting and Backup Withholding Requirement. FLFC will be required to file information returns with the Internal Revenue Service with respect to payments of dividends on the FLFC Stock. Holders of FLFC Stock who fail to provide FLFC with their proper taxpayer identification numbers may become subject to 31% "backup withholding" on the payment of dividends, unless certain requirements are met. Backup withholding does not constitute an additional tax and may be credited against the holder's regular income tax liability.

REGULATORY APPROVALS

         The Mergers are subject to the prior approval (or waiver of the approval requirements) by the OTS, Federal Reserve and DBF. FLFC has filed applications for the requisite approvals or waivers from the OTS, Federal Reserve and DBF in connection with the Mergers and fully expects to receive each of such approvals or waivers.

SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         Conditions to the Mergers. The obligations of SBC and FLFC to consummate the Mergers are subject to the satisfaction or waiver of certain conditions, including: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by holders of a majority of the outstanding shares of SBC Stock entitled to vote thereon; (ii) the required regulatory approvals described under "Regulatory Approvals" above shall have been received and not withdrawn; (iii) each party shall have received any required consents of third parties; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or threatened stop order and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated; (v) each party's representations and warranties shall remain true in all material respects, and each party shall have performed in all material respects all of the agreements and covenants to be performed by it pursuant to the Merger Agreement; (vi) no suit, investigation, action or other proceeding shall be threatened or instituted against SBC or FLFC to restrain or prohibit the transactions contemplated by the Merger Agreement, or to obtain damages or other relief from such parties, in connection with the Merger Agreement or the consummation of the transactions contemplated thereby and no governmental agency shall have given notice to any party to the effect than consummation of the transaction contemplated by the Merger Agreement violated any law; (vii) FLFC and SBC shall have received the opinion of Coopers & Lybrand L.L.P., in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of FLFC Stock by SBC stockholders will not be a taxable event to such stockholders. The obligations of FLFC and FLB to consummate the Mergers are also subject to the satisfaction or waiver of certain additional conditions, including: (i) neither SBC nor FLFC shall have received notification of demands from Dissenting Stockholders who hold an aggregate of more than 5% of the outstanding SBC Stock; (ii) John J. Neely, Jr. and Grace Kirksey shall have entered into employment agreements with FLB, Gene Haskins shall have entered into an amendment with FLB to the Officer Compensation Continuation Agreement between Mr. Haskins and SBC and Ken B. Lanier shall have entered into a consulting agreement with FLB; (iii) the approximately 200 acres of farmland described on Exhibit 6.02(k) to the Merger Agreement shall have been sold, or a bona fide agreement for the sale thereof shall have been entered into, by SBC, and such sale shall have resulted, or will upon consummation result, in a gain to SBC of at least $200,000; (iv) John J. Neely, Jr., Ken B. Lanier, Edwina Hames and Thomas T. Neely, or their designee or designees, shall have purchased the Southland Bank loans listed on Exhibit 6.02(m) to the Merger Agreement totaling approximately $500,000 at a price equal to 85% of each such loan's then principal balance; (v) since November 1, 1997, there shall not have occurred any adverse change of greater than 5.5% from the combined net income of Coffee Bank and Southland Bank, taken as a whole, as set forth in the business plan dated December 19, 1997 previously provided to FLFC by SBC; provided that such calculation will exclude the incurrence by SBC of expenses relating to the transactions contemplated by the Merger Agreement (including, without limitation, fees and expenses of R-H and SBC's accountants and lawyers), payment by SBC's consolidated group of additional compensation to employees during December 1997, the affect of any increase in loan loss reserves at FLFC's request and any occurrences which reasonably may be characterized as non-recurring events or which SBC and FLFC reasonably agree are not likely to have a material adverse effect on the long-term financial performance of SBC's consolidated group; (vi) FLFC shall receive satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to FLFC and FLB and will qualify for pooling-of-interest accounting treatment; (vii) all officers and directors of SBC, Southland Bank and Coffee Bank shall have delivered to FLFC their resignations; (viii) the fees payable by SBC in connection with the termination of its data processing contract shall not exceed $1,006,000; and (ix) the consolidated loan loss reserve of Southland Bank and Coffee Bank shall be at least 1.5% of gross loans.

         In addition to the above, the obligations of SBC, Southland Bank and Coffee Bank to consummate the Mergers are subject to the satisfaction or waiver of certain additional conditions, including: (i) SBC shall have received letters from R-H dated the date of the mailing of the Proxy Statement to stockholders of SBC and dated the date of the Special Meeting, confirming R-H's prior opinion to the Board of Directors of SBC to the effect that the consideration to be paid in the Company Merger is fair to the SBC stockholders from a financial point of view; and (ii) FLFC's "core return on equity," the calculation of which shall be performed in accordance with FLFC's past practices, for the quarter ended immediately prior to the Closing Date for which such information is then publicly available shall not be less than 14.0%.

         No assurances can be provided as to when or if all of the conditions precedent to the Mergers can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

         The conditions to consummation of the Mergers may be waived, in whole or in part, to the extent permissible under applicable law, except for the receipt of letters from R-H confirming R-H's opinion that the Merger Consideration is fair to its stockholders from a financial point of view, by the party for whose benefit the condition has been imposed, without the approval of the SBC stockholders. See "Amendment, Waiver and Termination" below.

         Conduct of Business Pending the Mergers. SBC has agreed in the Merger Agreement, unless prior consent of FLFC is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course consistent with past practices, to preserve its present business organization and to maintain its rights and franchises and preserve its relationship with customers, suppliers and others having business dealings with it and to take no action that would adversely affect the ability of either party to perform its covenants and agreements under the Merger Agreement.

         SBC has agreed in the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Mergers without the prior approval of FLFC. Accordingly, SBC, among other things, may not (i) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices or as otherwise permitted in the Merger Agreement; (ii) increase any salaries, wages or employee benefits or hire, commit to hire or terminate any employee; (iii) amend its charter document or bylaws, or amend any resolution or agreement concerning indemnification of its directors or officers; (iv) issue, sell, redeem, purchase or otherwise acquire or make any changes in its issued and outstanding capital stock or issue any rights to purchase shares of its capital stock or any security convertible into its capital stock or declare any dividend or make any other distribution with respect to its capital stock, except that SBC may declare and pay its regular dividend at a quarterly rate of $0.25 per share prior to the Closing Date; (v) dispose of investment securities in amounts or in a manner inconsistent with past practices or make investments in non-investment grade securities or which are inconsistent with past investment practices; (vi) enter into any new line of non-banking business; (vii) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed SBC's, Southland Bank's or Coffee Bank's applicable regulatory lending limits; (viii) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (ix) establish any additional branch bank or office;
(x) make any material changes in the interest rates paid on its deposits or charged on its loans except on a basis consistent with internal policies and procedures in accordance with past practices; (xi) make any capital expenditures or capital additions or betterments in excess of $50,000 in the aggregate; or
(xii) fail to maintain Southland Bank's or Coffee Bank's loan loss reserves in a manner consistent with past practice and in accordance with such banks' internal policies, FDIC requirements and requirements of the DBF.

         In addition, SBC has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. SBC also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal except in a situation where its Board of Directors has a fiduciary obligation to consider and respond to a bona fide proposal. SBC has also agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Amendment, Waiver and Termination. To the extent permitted by law, SBC and FLFC with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of SBC, provided that after the approval of the Company Merger by SBC's stockholders, no amendment may decrease the Merger Consideration to be received by SBC stockholders without the requisite approval of SBC stockholders.

         Prior to or at the Effective Time, either SBC or FLFC, acting through its respective Board of Directors, Chief Executive Officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation.

         The Merger Agreement may be terminated, and the Mergers abandoned, at any time prior to the Effective Time by mutual written consent of SBC and FLFC. In addition, the Merger Agreement may be terminated prior to the Effective Time by the Boards of Directors of either FLFC or SBC if (i) the Merger Agreement fails to receive the requisite vote for approval at the Special Meeting, (ii) the other party materially breaches any of its representations, warranties or covenants contained in the Merger Agreement and fails to cure such breach within forty-five (45) days after written notification by the opposite party of such breach, (iii) all conditions to closing required by the Merger Agreement have not been met by or waived by FLFC or SBC by July 31, 1998, or (iv) the Mergers have not been consummated by August 31, 1998. In addition, the Merger Agreement may be terminated prior to the Effective Time by FLFC if the Board of Directors of SBC (i) withdraws, modifies, or changes its recommendation to its stockholders of the Merger Agreement or shall have resolved to do any of the foregoing; (ii) shall have recommended to the stockholders of SBC or approved any of the following: (a) any merger, consolidation, share exchange, business combination or other similar transaction, other than as contemplated by the Merger Agreement, (b) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of SBC's consolidated group or (c) any acquisition, by any person or group, of beneficial ownership of 15% or more of any class of SBC's Stock (an "Acquisition Transaction"); or (iii) shall have made any announcement of any agreement to do any of the foregoing. Finally, the Merger Agreement may be terminated prior to the Effective Time by the Board of Directors of SBC in the event SBC receives a written offer with respect to an Acquisition Transaction and the Board of Directors of SBC determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to SBC's stockholders than the transactions contemplated by the Merger Agreement.

EXPENSES AND FEES

         Except as described below, the Merger Agreement provides that each party shall be responsible for its own expenses and fees incurred in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated by FLFC as a result of the Board of Directors of SBC (i) having withdrawn, modified or changed its recommendation to its stockholders of the Merger Agreement or (ii) having recommended to the stockholders of SBC any other Acquisition Transaction, or by SBC in the event SBC receives a written offer with respect to an Acquisition Transaction and determines in good faith that such transaction is more favorable to SBC's stockholders than the transactions contemplated by the Merger Agreement, SBC shall pay or cause to be paid to FLFC upon demand a fee of $150,000 and shall reimburse FLFC for 100% of its costs and expenses (including, but not limited to, fees and expenses of legal counsel and accountants, investment banking fees and printing and mailing costs) subject to a maximum amount of $150,000, as liquidated damages. If the Merger Agreement is terminated by either FLFC or SBC at such time as all conditions to consummation of the Mergers have been satisfied or prior to the last date under the Merger Agreement when such conditions could have been satisfied, and the other party is otherwise prepared to close but for such terminating party's failure to close, such terminating party must pay to the other party a fee of $150,000 and reimburse the other party for 100% of its costs and expenses as described above, subject to a maximum amount of $150,000, as liquidated damages.

ACCOUNTING TREATMENT

         The Mergers will be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of SBC Stock exchanged in the Company Merger for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of SBC Stock. Under pooling of interests accounting, the assets and liabilities of SBC as of the Effective Time are recorded at their recorded book values and added to those of FLFC, and the stockholders' equity of SBC will be combined in FLFC's consolidated balance sheet. Financial statements issued after consummation of the Mergers will be restated retroactively to reflect the consolidated historical financial position and results of operations of FLFC and SBC as if the Mergers were effected prior to the periods covered by the financial statements. See "Pro Forma Combined Condensed Financial Data."

RESTRICTIONS ON RESALES OF FLFC STOCK

         The shares of FLFC Stock to be issued in connection with the Company Merger have been registered under the Securities Act. Consequently, such shares will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of SBC or FLFC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of FLFC Stock acquired in connection with the Company Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. Such affiliates may sell their shares in accordance with the exemption from registration provided by Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, an affiliate may sell securities in brokers' transactions or directly through market makers provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of FLFC's Stock (approximately 101,871 shares, based on the number of shares to be outstanding immediately following the Company Merger) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form
144. Sales under Rule 144 are also subject to certain notice of sale requirements and the availability of current public information concerning FLFC. FLFC may place restrictive legends on certificates representing FLFC Stock issued to all persons who are deemed to be "affiliates" of SBC or FLFC under Rule 145. In addition, each director, executive officer and 10% beneficial owner of SBC has agreed not to sell the shares of FLFC Stock that he or she receives in connection with the Merger until financial results covering at least 30 days of post-Company Merger combined operations have been published.

         The FLFC Stock is listed for trading on The Nasdaq Stock Market under the symbol "FLFC."

DISSENTERS' RIGHTS

         Pursuant to Section 7-1-537 of the Financial Institutions Code of Georgia and Sections 14-2-1301 through 14-2-1332, inclusive, of the GBCC, a Dissenting Stockholder who desires to receive the fair value of his or her SBC Stock in cash rather than to receive the Merger Consideration as part of the Company Merger may do so if he or she complies with the provisions of the GBCC pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the GBCC and is qualified in its entirety by reference to such provisions, a copy of which is attached as Appendix B hereto.

         The GBCC provides that any Dissenting Stockholder desiring to object to the Company Merger and receive payment in cash for his SBC Stock must deliver, prior to the vote of the SBC Stockholders, written notice of his intent to demand payment of the fair value of his shares of SBC Stock if the Company Merger is effectuated. The notice must be delivered to Southland Bank Corporation of Georgia, P. O. Box 431, Douglas, Georgia 31534, Attention: Gene Haskins, Corporate Secretary. Further, the Dissenting Stockholder must not vote his shares in favor of the Merger Agreement.

         If the Merger Agreement and the transactions contemplated thereby are approved by the SBC Stockholders, SBC is required to send by registered or certified mail written notice (the "Dissenters' Notice") to each of the Dissenting Stockholders who filed a written notice of his intent to dissent. The Dissenters' Notice shall (i) state where the Dissenting Stockholders' First Payment Demand (as defined below) must be sent and where and when the Dissenting Stockholders must deposit their SBC Certificates, (ii) state the date by which SBC must receive the First Payment Demand, which date shall be fixed by SBC and shall not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered and (iii) contain a copy of Article 13 of the GBCC relating to dissenters' rights. Any Dissenting Stockholder who voted for or consented in writing to the Merger Agreement shall not be entitled to Dissenters' Notice from SBC or to receive payment of the fair value of his or her shares of SBC Stock. SBC shall send the Dissenters' Notice to each of the Dissenting Stockholders no later than ten days after the date on which the SBC Stockholders vote to authorize the Merger Agreement and the transactions contemplated thereby. The Dissenters' Notice is to be sent to each Dissenting Stockholder at his or her address as it appears in the stock transfer books of SBC or at such address as the Dissenting Stockholder supplies by notice to SBC.

         Each Dissenting Stockholder to whom SBC sends a Dissenter's Notice must demand payment for his or her shares by written notice to SBC (the "First Payment Demand") in accordance with the terms of the Dissenters' Notice. The First Payment Demand must contain the name and address of the Dissenting Stockholder, the number of shares as to which the Dissenting Stockholder is demanding payment (which must be all of the shares of SBC Stock which he or she owns) and a demand for payment to the Dissenting Stockholder of the fair value of his or her shares. In addition, the Dissenting Stockholder must deposit his or her SBC Certificate(s) with SBC in accordance with the terms of the Dissenters' Notice. Any Dissenting Stockholder who does not submit a First Payment Demand or deposit his or her SBC Stock certificate(s) at SBC, each as set forth in the Dissenters' Notice, shall lose his or her rights to dissent and shall not be entitled to payment for his or her shares.

         Within ten days of the later of the date of the Company Merger or SBC's receipt of the First Payment Demand, SBC shall offer to pay the Dissenting Stockholders who have complied with the provisions of the GBCC the amount SBC estimates to be the fair value of the shares plus accrued interest. SBC's offer of payment shall be accompanied by (i) SBC's balance sheet as of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any; (ii) a statement of SBC's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the Dissenting Stockholder's right to demand payment of a different amount if the Dissenting Stockholder is dissatisfied with the offer; and (v) a copy of Article 13 of the GBCC.

         If a Dissenting Stockholder accepts SBC's offer by providing written notice to SBC within 30 days after the date the offer is made or is deemed to have accepted such offer by failure to respond within said 30 days, SBC shall make payment for the Dissenting Stockholder's SBC Stock within 60 days after the date SBC made the offer or the date on which the Company Merger occurs, whichever date is later. If a Dissenting Stockholder is dissatisfied with SBC's offer, such Dissenting Stockholder may notify SBC in writing of, and demand payment of, his own estimate of the fair value of his or her shares and the amount of interest due (the "Second Payment Demand"). A Dissenting Stockholder waives his or her right to demand payment of a different amount than that offered by SBC unless such Dissenting Stockholder makes a Second Payment Demand within 30 days after the date SBC makes its offer.

         In the event a Dissenting Stockholder's Second Payment Demand remains unsettled within 60 days after SBC receives the Dissenting Stockholder's Second Payment Demand, SBC shall commence a nonjury equitable valuation proceeding in the Coffee County Superior Court to determine the fair value of the shares and accrued interest. SBC shall make all Dissenting Stockholders whose Second Payment Demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If SBC does not commence the proceeding within 60 days after receiving the Dissenting Stockholder's Second Payment Demand, SBC shall pay each Dissenting Stockholder whose Second Payment Demand remains unsettled the amount demanded by each such Dissenting Stockholder in his or her Second Payment Demand.

         The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. The GBCC provides that, for purposes of dissenters' rights, the value of the SBC Stock is determined immediately before the Effective Time and that the fair value excludes any appreciation or depreciation in anticipation of the Company Merger.

                   PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following Pro Forma Combined Condensed Balance Sheet as of December 31, 1997, assumes the Mergers had been completed as of December 31, 1997, and reflects the assumed consummation of the Mergers accounted for as a pooling of interests as of such date. The following Pro Forma Combined Condensed Income Statements for the three months ended December 31, 1996 and 1997, and for the years ended September 30, 1995, 1996 and 1997, assume the Mergers had been completed as of October 1, 1994. The Pro Forma Combined Condensed Income Statements for the three months ended December 31, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997 include the historical consolidated income statements of FLFC for such periods and of SBC for the three months ended December 31, 1996 and 1997 and the years ended December 31, 1995, 1996 and 1997. The following pro forma information assumes that no SBC stockholders exercise their Dissenter's Rights. These pro forma combined condensed financial statements do not reflect any potential savings which may result from the consolidation of the operations of SBC.

         The pro forma combined condensed financial data has been prepared based upon the historical consolidated financial statements of FLFC and SBC. The pro forma combined condensed financial statements may not be indicative of the financial condition or results of operations that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

         On March 25, 1998, the Board of Directors of FLFC declared a three-for-two stock split payable on April 27, 1998 in the form of a 50% stock dividend. Unless indicated otherwise, all of the information in this Proxy Statement/Prospectus give effect to the split. Additionally, earnings per share calculations have been restated to reflect the adoption of SFAS No. 128 by FLFC in December 1997.

         The pro forma combined condensed financial statements are unaudited and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of FLFC and SBC, appearing elsewhere or incorporated by reference herein. See "Incorporation of Certain Information by Reference" and "Southland Bank Corporation of Georgia Financial Statements."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AT DECEMBER 31, 1997
                            (UNAUDITED, IN THOUSANDS)



                                                                 ACTUAL
                                                      -----------------------------     PRO FORMA      PRO FORMA
ASSETS                                                    FLFC              SBC        ADJUSTMENTS      COMBINED
------                                                -----------       -----------    -----------    -----------
Cash and due from banks ........................      $    37,844       $     8,126                   $    45,970
Federal funds sold .............................            5,983             5,950                        11,933
Securities available-for-sale ..................          271,328            31,453                       302,781
Loans, net .....................................          891,186            95,984                       987,170
Premises and equipment, net ....................           24,408             3,133                        27,541
Real estate, net ...............................            4,087               215                         4,302
Intangible assets ..............................            8,819             1,696                        10,515
Other assets ...................................           31,743             2,401                        34,144
                                                      -----------       -----------                   -----------
TOTAL ASSETS ...................................      $ 1,275,398       $   148,958       $           $ 1,424,356
                                                      ===========       ===========       ======      ===========

LIABILITIES

Deposits .......................................      $   938,635       $   123,166                   $ 1,061,801
Notes payable and
  other borrowed money .........................          226,045             9,045                       235,090
Other liabilities ..............................           13,915               825                        14,740
                                                      -----------       -----------                   -----------
TOTAL LIABILITIES ..............................        1,178,595           133,036                     1,311,631
                                                      -----------       -----------                   -----------

STOCKHOLDERS' EQUITY

Common stock ...................................           11,656                 3           (3)(1)       13,397
                                                                                           1,741 (2)
Additional paid-in capital .....................           38,558             5,645       (5,645)(1)       41,257
                                                                                           2,699 (2)
Retained earnings ..............................           45,649            11,398                        57,047
Net unrealized gain on securities ..............            1,209                84                         1,293
Treasury stock at cost .........................             (269)           (1,208)       1,208 (1)         (269)
                                                      -----------       -----------       ------      -----------
TOTAL STOCKHOLDERS' EQUITY .....................           96,803            15,922           --          112,725
                                                      -----------       -----------       ------      -----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY ..........................      $ 1,275,398       $   148,958       $   --      $ 1,424,356
                                                      ===========       ===========       ======      ===========


-------------------------
(1)      To eliminate SBC's capital.

(2) To record the issuance of shares of FLFC Stock at par value ($1.00 per share) in exchange for all of the outstanding shares of SBC. Conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                ACTUAL
                                         --------------------       PRO FORMA        PRO FORMA
                                           FLFC          SBC       ADJUSTMENTS        COMBINED
                                         -------       ------      -----------       ---------
Interest income.......................   $25,341       $3,055                         $28,396

Interest expense......................    13,752        1,257                          15,009
                                         -------       ------                         -------

  Net interest income.................    11,589        1,798                          13,387
Provision for loan losses.............     1,398          316                           1,714
                                         -------       ------                         -------

  Net interest income after provision
    for loan losses...................    10,191        1,482                          11,673

Noninterest income....................     4,154          264                           4,418

Noninterest expense...................     8,249        1,314                           9,563
                                         -------       ------                         -------

  Income before income tax expense....     6,096          432                           6,528

Income tax expense ...................     2,472          111                           2,583
                                         -------       ------                         -------

  Income before
    extraordinary item................   $ 3,624       $  321                         $ 3,945
                                         =======       ======                         =======

Income per common share before
extraordinary item:
    Basic.............................   $   .31       $  .97                         $   .30
    Diluted...........................   $   .31       $  .97                         $   .29

Average common shares outstanding:
    Basic.............................    11,603          331        (331)(1)          13,344
                                                                    1,741 (2)

   Diluted............................    11,863          331        (331)(1)          13,604
                                                                    1,741 (2)


-------------------------
(1)      To eliminate SBC's Stock.

(2) To convert SBC Stock into FLFC Stock at a conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1996
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                ACTUAL
                                         --------------------        PRO FORMA       PRO FORMA
                                           FLFC         SBC         ADJUSTMENTS       COMBINED
                                         -------       ------       -----------      ---------
Interest income.......................   $23,347       $2,792                         $26,139

Interest expense......................    12,657        1,041                          13,698
                                         -------       ------                         -------

Net interest income...................    10,690        1,751                          12,441
Provision for loan losses.............       593          156                             749
                                         -------       ------                         -------

Net interest income after provision
    for loan losses...................    10,097        1,595                          11,692

Non-interest income...................     3,079          226                           3,305

Non-interest expense..................     8,258        1,150                           9,408
                                         -------       ------                         -------

Income before income tax
    expense and extraordinary item....     4,918          671                           5,589

Income tax expense
    (benefit) ........................     1,952          192                           2,144
                                         -------       ------                         -------

  Income before
    extraordinary item................     2,966          479                           3,445

Dividends on preferred stock..........       113           --                             113
                                         -------       ------                         -------

  Income before extraordinary
    item applicable to common
    stockholders......................   $ 2,853       $  479                         $ 3,332
                                         =======       ======                         =======

Earnings per common share before
extraordinary item:
    Basic.............................   $   .27       $ 1.38                         $   .27
    Diluted...........................   $   .25       $ 1.38                         $   .26

Average common shares outstanding:
    Basic.............................    10,674          346          (346)(1)        12,496
                                                                      1,822 (2)
    Diluted...........................    11,645          346          (346)(1)        13,467
                                                                      1,822 (2)

-------------------------
(1)      To eliminate SBC Stock.

(2) To convert SBC Stock into FLFC Stock at a conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1997 (FLFC)
                       YEAR ENDED DECEMBER 31, 1997 (SBC)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               ACTUAL
                                         --------------------       PRO FORMA       PRO FORMA
                                           FLFC         SBC        ADJUSTMENTS       COMBINED
                                         -------      -------      -----------      ---------
Interest income.......................   $96,847      $11,727                        $108,574

Interest expense......................    52,843        4,758                          57,601
                                         -------      -------                        --------

  Net interest income.................    44,004        6,969                          50,973
Provision for loan losses.............     6,317        1,447                           7,764
                                         -------      -------                        --------

  Net interest income after provision
    for loan losses...................    37,687        5,522                          43,209

Noninterest income....................    13,531        1,423                          14,954

Noninterest expense...................    34,319        5,002                          39,321
                                         -------      -------                        --------

  Income before income tax
    expense and extraordinary item....    16,899        1,943                          18,842

Income tax expense ...................     5,189          557                           5,746
                                         -------      -------                        --------

  Income before
    extraordinary item................    11,710        1,386                          13,096

Dividends on preferred stock..........       113           --                             113
                                         -------      -------                        --------

  Income before extraordinary
    item applicable to common
    stockholders......................   $11,597      $ 1,386                        $ 12,983
                                         =======      =======                        ========

Earnings per common share before
extraordinary item:
    Basic.............................   $  1.03      $  4.11                        $   1.00
   Diluted............................   $  1.00      $  4.11                        $    .97

Average common shares outstanding:
    Basic.............................    11,235          337         (337)(1)         13,010
                                                                     1,775 (2)

   Diluted............................    11,735          337         (337)(1)         13,510
                                                                     1,775 (2)

-------------------------
(1)      To eliminate SBC Stock.

(2) To convert SBC Stock into FLFC Stock at a conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1996 (FLFC)
                       YEAR ENDED DECEMBER 31, 1996 (SBC)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                ACTUAL
                                         --------------------       PRO FORMA        PRO FORMA
                                           FLFC         SBC        ADJUSTMENTS        COMBINED
                                         -------      -------      -----------       ---------
Interest income.......................   $84,319      $10,595                         $94,914

Interest expense......................    46,050        4,109                          50,159
                                         -------      -------                         -------

  Net interest income.................    38,269        6,486                          44,755
Provision for loan losses.............     3,106          326                           3,432
                                         -------      -------                         -------

  Net interest income after provision
    for loan losses...................    35,163        6,160                          41,323

Noninterest income....................    11,324          974                          12,298

Noninterest expense...................    33,193        4,595                          37,788
                                         -------      -------                         -------

  Income before income tax
    expense and extraordinary item....    13,294        2,539                          15,833

Income tax expense ...................     4,374          722                           5,096
                                         -------      -------                         -------

  Income before
    extraordinary item................     8,920        1,817                          10,737

Dividends on preferred stock..........       454           --                             454
                                         -------      -------                         -------

  Income before extraordinary
    item applicable to common
    stockholders......................   $ 8,466      $ 1,817                         $10,283
                                         =======      =======                         =======

Income per common share before
extraordinary item:
    Basic.............................   $   .81      $  5.25                         $   .83
    Diluted...........................   $   .77      $  5.22                         $   .80

Average common shares outstanding:
    Basic.............................    10,532          346         (346)(1)         12,354
                                                                     1,822 (2)

    Diluted...........................    11,570          348         (348)(1)         13,401
                                                                     1,831 (2)


-------------------------
(1)      To eliminate SBC Stock.

(2) To convert SBC Stock into FLFC Stock at a conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      YEAR ENDED SEPTEMBER 30, 1995 (FLFC)
                       YEAR ENDED DECEMBER 31, 1995 (SBC)
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                ACTUAL
                                         --------------------        PRO FORMA       PRO FORMA
                                           FLFC         SBC         ADJUSTMENTS      COMBINED
                                         -------       ------       -----------      ---------
Interest income.......................   $70,341       $9,955                         $80,296

Interest expense......................    37,779        3,966                          41,745
                                         -------       ------                         -------

  Net interest income.................    32,562        5,989                          38,551
Provision for loan losses.............     2,365           92                           2,457
                                         -------       ------                         -------

  Net interest income after provision
    for loan losses...................    30,197        5,897                          36,094

Noninterest income....................     9,871          788                          10,659

Noninterest expense...................    27,128        4,434                          31,562
                                         -------       ------                         -------

  Income before income tax
    expense and extraordinary item....    12,940        2,25l                          15,191

Income tax expense ...................     3,595          586                           4,181
                                         -------       ------                         -------

  Income before
    extraordinary item................     9,345        1,665                          11,010

Dividends on preferred stock..........       864           --                             864
                                         -------       ------                         -------

  Income before extraordinary
    item applicable to common
    stockholders......................   $ 8,481       $1,665                         $10,146
                                         =======       ======                         =======

Income per common share before
extraordinary item:
    Basic.............................   $   .97       $ 4.83                         $   .97
    Diluted...........................   $   .85       $ 4.81                         $   .86

Average common shares outstanding:
    Basic.............................     8,687          345         (345)(1)         10,503
                                                                     1,816 (2)

    Diluted...........................    11,022          346         (346)(1)         12,845
                                                                     1,823 (2)


-------------------------
(1)      To eliminate SBC Stock.

(2) To convert SBC Stock into FLFC Stock at a conversion ratio of 5.265 shares of FLFC Stock per share of SBC Stock.

                     SOUTHLAND BANK CORPORATION OF GEORGIA

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


SUMMARY

The following discussion reviews the results of operations and assesses the financial condition of SBC in Douglas, Georgia. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes appearing elsewhere herein. These financial statements and financial review include certain forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic business areas in which SBC conducts its operations.

The following table presents condensed average balance sheets for the periods indicated, and the percentages of each of these categories to total average assets for each period.

TABLE 1
AVERAGE BALANCE SHEETS
(Dollars in thousands)                                                Years Ended December 31
                                          ------------------------------------------------------------------------------
                                            1997           %             1996           %             1995           %
                                          ------------------------------------------------------------------------------
ASSETS:
Cash & due from banks....................   4,575         3.27 %         4,710         3.71 %         4,265         3.59 %
Time deposits-other banks................      48         0.03 %            77         0.06 %           187         0.16 %
Federal funds sold.......................   1,916         1.37 %         2,578         2.03 %         2,316         1.95 %
Taxable investment securities............  28,953        20.69 %        27,324        21.52 %        27,933        23.52 %
Non-taxable investment securities........   5,059         3.62 %         5,307         4.18 %         6,028         5.07 %
Market adjustment-securities.............    (106)       (0.08)%           (37)       (0.03)%          (221)       (0.19)%
Loans, net of interest...................  93,626        66.92 %        81,890        64.47 %        73,551        61.92 %
Allowance for loan losses................  (1,369)       (0.98)%        (1,199)       (0.94)%        (1,247)       (1.05)%
Bank premises & equipment................   2,695         1.93 %         1,887         2.86 %         1,734         1.46 %
Other real estate........................     208         0.15 %           101         0.08 %           130         0.11 %
Other assets.............................   4,306         3.08 %         4,361         3.43 %         4,103         3.45 %
                                          ------------------------------------------------------------------------------
   TOTAL ASSETS                           139,911       100.00 %       126,999       101.36 %       118,779       100.00 %
                                          ==============================================================================

LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits:
   Non-interest bearing..................  21,733        15.53 %        25,291        19.91 %        21,551        18.14 %
   Interest bearing......................  91,706        65.55 %        81,861        64.46 %        78,820        66.36 %
Federal funds purchased..................   3,302         2.36 %           366         0.29 %           329         0.28 %
Demand notes-U.S. Treasury...............     241         0.17 %           148         0.12 %           244         0.21 %
Other borrowed money.....................   5,993         4.28 %         3,105         2.44 %         3,281         2.76 %
Other liabilities........................     912         0.65 %         1,160         0.91 %           934         0.79 %
                                          ------------------------------------------------------------------------------
   Total Liabilities                      123,887        88.55 %       111,931        88.14 %       105,159        88.53 %
                                          ------------------------------------------------------------------------------
Common stock.............................       4         0.00 %             3         0.00 %             3         0.00 %
Surplus..................................   5,620         4.02 %         5,530         4.35 %         5,520         4.65 %
Retained earnings........................  10,920         7.80 %        10,034         7.90 %         8,600         7.24 %
Other stockholders' equity...............    (520)       (0.37)%          (499)       (0.39)%          (503)       (0.42)%
                                          ------------------------------------------------------------------------------
   Total stockholders' equity              16,024        11.45 %        15,068        11.86 %        13,620        11.47 %
                                          ------------------------------------------------------------------------------
   TOTAL LIABILITIES &
    STOCKHOLDERS' EQUITY                  139,911       100.00 %       126,999       100.00 %       118,779       100.00 %
                                          ==============================================================================

Consolidated total assets of $149.0 million at December 31, 1997 increased by $16.4 million, or 12.4%, over total assets at December 31, 1996. Total assets of $132.5 million at December 31, 1996 increased by $7.5 million, or 6.0%, over total consolidated assets at December 31, 1995. On average, the balance sheet grew by 10.2% during 1997 and 6.9% during 1996. This growth is reflective of the overall strong economy and continued marketing efforts.

LOANS

The loan portfolio constitutes the major interest earning asset of SBC. To analyze prospective loans, management assesses SBC's objectives for both credit quality and interest rate pricing to determine whether to extend a loan and the appropriate rate of interest for each loan. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Central and Southern Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia areas.

Loans, net of unearned income, totaling $98.5 million and $89.7 million at December 31, 1997 and 1996, respectively, amounted to 66.1% and 67.7% of total assets, and 79.9% and 79.5% of deposits. The average yields generated by interest and fees from the loan portfolio amounted to 10.17% during 1997 and 10.27% during 1996. SBC's allowance for loan losses at December 31, 1997 and 1996 was 2.59% and 1.42% of outstanding net loans, respectively.

The following table presents the composition of SBC's loan portfolio, both in dollars and in percentages of the total portfolio, at the end of each of the past two years.


TABLE 2
LOANS BY TYPE
(Dollars in thousands)                                     December 31
                                                   ---------------------------
                                                    1997                1996
                                                   ---------------------------
Commercial, Financial
   and Agricultural.............................    $28,521             $33,279
Real Estate-Construction........................      2,871               3,439
Real Estate-Mortgage............................     46,883              34,104
Real Estate - Farm Land.........................     10,075               8,751
Loans to Individuals............................     10,261               9,817
All Other Loans.................................         57                 310
                                                    ---------------------------
     Total Loans................................     98,668              89,700
Unearned Income.................................       (197)                (43)
Allowance for Loan Losses.......................     (2,487)             (1,255)
                                                    ---------------------------
     Total Net Loans............................    $95,984             $88,402
                                                    ===========================

Percentage of Total Portfolio:
------------------------------
Commercial, Financial
   and Agricultural.............................      29.7 %              37.7 %
Real Estate-Construction .......................       3.0 %               3.9 %
Real Estate - Mortgage..........................      48.8 %              38.6 %
Real Estate - FarmLand..........................      10.5 %               9.9 %
Loans to Individuals............................      10.7 %              11.1 %
All Other Loans.................................       0.1 %               0.4 %
                                                    --------------------------
     Total Loans................................     102.8 %             101.2 %
Unearned Income.................................      (0.2)%              (0.1)%
Allowance for Loan Losses.......................      (2.6)%              (1.4)%
                                                    --------------------------
     Total Net Loans............................     100.0 %             100.0 %
                                                    ==========================

The following table presents SBC's loan maturities and certain interest sensitivity data as of December 31, 1997. Loans may be periodically renewed with principal reductions and appropriate interest rate adjustments.

TABLE 3
LOAN MATURITY DISTRIBUTION AND INTEREST SENSITIVITY
(In thousands)



         Maturity:
         One year or less..................................   $56,066
         After One year through five years.................    27,903
         After five years..................................    14,502
                                                              -------

         Total.............................................   $98,471
                                                              =======

         Rate Sensitivity:
         Predetermined interest rates......................   $60,604
         Floating or adjustable interest rates.............    37,867
                                                              -------

         Total.............................................   $98,471
                                                              =======


INVESTMENT SECURITIES

The investment securities portfolio is another major interest earning asset of SBC and consists largely of obligations of the U.S. Government and its' agencies. All investments are classified as either Available for Sale or Held to Maturity. The investment portfolio provides the company with a source of liquidity and is a resource used to help balance interest rate risk and credit risk related to the loan portfolio. Investments amounted to $31.4 million, or 21.1% of total assets at December 31, 1997, down from $31.7 million, or 23.9% of total assets at December 31, 1996. The decrease in investment portfolio size relative to the balance sheet reflects the shift in earning assets into the loan portfolio during 1997 to fund the loan portfolio growth.

The average 1997 yield on the portfolio, excluding the impact of SFAS No. 115 market value adjustments for unrealized gains and losses on available for sale securities as discussed below, was 6.62%, compared to 6.82% for 1996. The stability of the bond yields over this time frame indicates a reasonably stable interest rate environment in the bond markets. During 1997, the investment securities portfolio, excluding unrealized gains and losses, represented 26.2% of average earning assets and 24.3% of average total assets. During 1996, the portfolio averaged 27.8% of average earning assets and 25.7% of average total assets.

The following table presents the carrying values of Available for Sale and Held to Maturity investment securities held by SBC at December 31, 1997 and 1996. Available for Sale securities are shown at fair value, while Held to Maturity securities are shown at amortized or accreted cost.

TABLE 4
INVESTMENT SECURITIES
(In thousands)


                                                          December 31
                                                     ---------------------
                                                      1997           1996
                                                     ---------------------
         SECURITIES AVAILABLE FOR SALE
         U.S. Treasuries.........................    10,086          5,035
         U.S. Government Agencies................
           Other.................................    11,728         11,747
           Mortgage-backed.......................         0          3,679
         State, county & municipal...............       546            550
         Other investments.......................     1,884          3,177
                                                     ---------------------

         Total...................................    24,244         24,188
                                                     =====================

TABLE 4                    (Continued)
INVESTMENT SECURITIES
(In thousands)

                                                        December 31
                                                   --------------------
                                                     1997          1996
                                                   --------------------
              HELD TO MATURITY
         U.S. Treasuries.......................    $    0        $    0
         U.S. Government Agencies
           Other...............................       500         1,610
           Mortgage-backed.....................       357           551
         State, county & municipal.............     6,351         5,356
         Other investments.....................         0             0
                                                   --------------------

         Total.................................    $7,208        $7,517
                                                   ====================

                                                        December 31
                                                   ---------------------
                                                     1997          1996
                                                   ---------------------
          TOTAL INVESTMENT SECURITIES
         U.S. Treasuries.......................    $10,086       $ 5,035
         U.S. Government Agencies..............
           Other...............................     12,228        13,357
           Mortgage-backed.....................        357         4,230
         State, county & municipal.............      6,897         5,906
         Other investments.....................      1,884         3,177
                                                   ---------------------

         Total.................................    $31,452       $31,705
                                                   =====================


The following table illustrates the contractual maturities and weighted average yields of investment securities held at December 31, 1997. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security.


TABLE 5
MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS
(Dollars in thousands)

                                                 AFTER ONE      AFTER FIVE
                                                  YEAR BUT       YEARS BUT
                                     WITHIN        WITHIN          WITHIN          AFTER
                                    ONE YEAR     FIVE YEARS       TEN YEARS      TEN YEARS
          AMOUNT                     AMOUNT        AMOUNT          AMOUNT          AMOUNT
          ------                    ------------------------------------------------------
U.S. Government and Agency........  $2,343       $19,971        $    0           $    0
Mortgage-backed...................       0           357             0                0
State, county and municipal.......     504         3,277         1,524            1,593
Other.............................     249           868             0                0
                                    ---------------------------------------------------

Total.............................  $3,096       $24,473        $1,524           $1,593
                                    ===================================================

The above maturity distribution does not include Southland's investment in FHLB or Farmer Mac stock.

  WEIGHTED AVERAGE YIELD              YIELD          YIELD           YIELD          YIELD
  ----------------------              ---------------------------------------------------
U.S. Government and agency.........   5.73%          6.00%           0.00%          0.00%
Mortgage-backed....................   0.00           7.00            0.00           0.00
State, county and municipal........   7.67           5.83            5.29           6.39
Other..............................   5.60           6.44            0.00           0.00
                                      --------------------------------------------------

Total..............................   6.04%          6.01%           5.29%          6.39%
                                      ==================================================

As of December 31, 1997, SBC had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded ten percent of stockholders' equity, with the exception of U. S. Treasury and U. S. Government Agencies securities.

OTHER ASSETS

SBC holds additional earning assets in overnight Federal Funds Sold. These balances amounted to $6.0 million and $1.9 million as of December 31, 1997 and 1996, respectively. Balances in nonearning assets are comprised of cash and correspondent bank balances, fixed assets, income receivable on loans and investments and other miscellaneous assets. Management works to minimize non-earning asset balances in order to maximize profit potential.

DEPOSITS

Deposits are SBC's primary liability and funding source. Total deposits experienced moderate growth in 1997, increasing 9.2% from $112.8 million at December 31, 1996 to $123.2 million at December 31, 1997. During 1997, 19.2% of average deposits were held in non-interest bearing checking accounts, 33.8% were in low yield interest-bearing transaction and savings accounts, and 47.0% were in time certificates with higher yields. Comparable average deposit mix percentages during 1996 were 23.6%, 29.4% and 47.0%, respectively.

The average cost of total deposits, including non-interest checking accounts, during 1997 was 3.70%, up 9 basis points from 3.61% in 1996. The increase in 1997 average deposits cost resulted from a moderate increase in low cost deposits from their noninterest paying counterpart paired with an increase in deposit rates paid on time deposits.

SBC's total interest expense on deposits and borrowed funds as a percentage of average earning assets amounted to 3.25% during 1997, down from 3.30% during 1996. The small reduction in the average cost of funds as compared with average earning assets during 1997 is attributable more to the increase in interest earning assets than a shift in deposit classifications.

The following table presents the average amount outstanding and the average rate paid on deposits by SBC for the years 1997 and 1996.

TABLE 6
AVERAGE DEPOSITS
(Dollars in thousands)

                                                 1997                     1996
                                         ---------------------------------------------
                                         Average     Average      Average      Average
                                          Amount       Rate        Amount       Rate
                                         ---------------------------------------------
Noninterest-bearing Demand Deposits      $ 21,733       0.00%     $ 25,291       0.00%
Interest-bearing Demand and Savings        38,399       3.10%       31,456       3.76%
Time Deposits                              53,307       5.65%       50,405       5.33%
                                         --------------------------------------------

                                         $113,439       3.70%     $107,152       3.61%
                                         ============================================


The table below presents the maturities of time deposits as of December 31, 1997. The company's large denomination time deposits are generally from customers within the local market area, therefore providing a greater degree of stability than is typically associated with this source of funds. The company holds no foreign deposits.

TABLE 7
MATURITY DISTRIBUTION OF TIME DEPOSITS
(In thousands)

                                                       Time         Time
                                                     Deposits     Deposits
                                                     $100,000     Less Than
As of December 31:                                  or Greater     $100,000      Total
                                                    ----------------------------------
         Three Months or Less                       $ 4,916       $13,667      $18,583
         Over Three Months through Twelve Months      7,054        20,773       27,827
         Over Twelve Months                           1,993         7,488        9,481
                                                    ----------------------------------

                                                    $13,963       $41,928      $55,891
                                                    ==================================

OTHER LIABILITIES

Other liabilities averaged $1.15 million at December 31, 1997 and $1.31 million at December 31, 1996, consisting of interest payable on deposits, federal income taxes payable and other accrued but unpaid expenses.

LIQUIDITY

SBC, primarily through the actions of Southland Bank and Coffee Bank, engages in liquidity management to insure adequate cash flow for deposit withdrawals and credit commitments. Needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits or the renewal of maturing deposits. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. Through various asset/liability management strategies, a balance is maintained among goals of liquidity, safety and earnings potential. Balances held in cash and correspondent banks are reviewed daily to maximize the federal funds investment position. Internal policies which are consistent with regulatory liquidity guidelines are monitored and enforced by Southland Bank and Coffee Bank.

The investment portfolio provides a ready means to raise cash without loss if liquidity needs arise. At December 31, 1997, approximately $24.1 million in bonds, at amortized cost, were held as available for sale, and $2.6 million of these bonds mature within a one year period. Southland Bank and Coffee Bank from time to time invest in short term certificates of deposit at other banks, and generally maintain a net sold position in overnight federal funds.

Management continually monitors the relationship of loans to deposits as it relates to the company's liquidity posture. SBC had ratios of loans to deposits of 79.9%, 79.5% and 73.7% at December 31, 1997, 1996, and 1995, respectively, which were considered by management to be satisfactory levels for liquidity purposes. The stability of Southland Bank's and Coffee Bank's core deposit base is an important factor in SBC's liquidity position. A heavy percentage of Southland Bank's and Coffee Bank's deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. SBC has no brokered deposits. Additionally, there are only minimal amounts of deposits of public and governmental entities which require a pledge of SBC's assets.

SBC has an unsecured line of credit and Southland Bank and Coffee Bank have established borrowing lines for federal funds through correspondent banks. Borrowing capacity also exists through Southland Bank's and Coffee Bank's membership in the Federal Home Loan Bank program. Management believes that the various funding sources discussed above are adequate to meet the liquidity needs of the banks and SBC in the future without any material adverse impact on operating results.

The following table presents certain information concerning the SBC's short-term borrowings and funds purchased for the years ended December 31, 1997 and 1996.

TABLE 8
SHORT-TERM BORROWINGS
(Dollars in thousands)                                          December 31
                                                          ---------------------
                                                           1997           1996
                                                          ---------------------
Balance at year-end:
     Repurchase agreements.............................   $6,284         $    0
     Other borrowed money..............................    2,762          2,790
     Funds purchased...................................        0             70
Average interest rates at year-end:
     Repurchase agreements.............................      4.9%             0
     Other borrowed money..............................     7.18%          7.40%
     Funds purchased...................................     0.00%          5.50%
Maximum amount outstanding at any month-end:
     Repurchase agreements.............................   $6,284         $    0
     Other borrowed money..............................    9,640          3,716
     Funds purchased...................................    3,350          1,610
Aggregate Short-term Borrowings:
     Average Amount Outstanding........................   $5,993         $3,105
     Weighted Average Interest Rate....................     6.37%          7.21%
Aggregate Funds Purchased:
     Average Amount Outstanding........................   $  881         $  366
     Weighted Average Interest Rate....................     5.79%          4.64%

CAPITAL RESOURCES AND DIVIDENDS

SBC has always placed great emphasis on maintaining a strong capital base and continues to exceed all minimum capital requirements. SBC's equity capital of $15.9 million at December 31, 1997 amounts to 10.7% of total assets, compared to 11.8% at December 31, 1996. On average, the equity capital was 11.5% of assets during 1997, compared to 11.9% for 1996.

Regulators use a risk adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the degree of risk associated with on- and off-balance sheet assets. The majority of these risk weighted assets for SBC are on-balance sheet assets in the form of loans. A small portion of risk weighted assets are considered off-balance sheet assets comprised of letters of credit and loan commitments. Capital is categorized as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholders' equity minus any intangible assets while Tier 2 capital consists of the allowance for loan losses up to certain limits, certain short term and other preferred stock and certain debt instruments.

Current regulatory standards require bank holding companies to maintain a minimum risk based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6%, and a total risk based capital ratio of at least 10%. SBC's capital ratios under these guidelines as of December 31, 1997 and 1996 are well above the levels for a well capitalized bank as shown in the following table.

TABLE 9
CAPITAL RATIOS (a)
(Dollars in thousands)

As of December 31:                                                   1997            1996
                                                                    ----------------------
         Total Tier 1 Capital                                       15,350          14,016
         Total Risk Based Capital                                   16,578          15,251
         Total Net Risk Weighted Assets                             96,946          98,777
                                                  Minimum
                                                Requirement
                                                -----------
 Total Risk Based Capital Ratio                     8.0%              17.1%           15.4%
 Tier 1 Capital Ratio                               4.0%              15.8%           14.2%
 Leverage Ratio                                     4.0%              11.2%           10.0%

(a) Risk based capital ratios for both years presented were prepared using risk based capital rules finalized in November, 1994, which exclude the impact of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".


Management of SBC is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on SBC's liquidity, capital resources or operations.

RESULTS OF OPERATIONS FOR THE YEARS
ENDED DECEMBER 31, 1997, 1996 AND 1995

SBC's net income was approximately $1,386,000, $1,817,000, and $1,664,000 for 1997, 1996 and 1995, respectively. Earnings per common and common equivalent share amounted to $4.11 in 1997, $5.25 in 1996, and $4.83 in 1995. SBC's return on average assets amounted to 0.99% for 1997, 1.43% for 1996, and 1.40% for 1995. The return on average equity was 8.65%, 12.06%, and 12.22%, respectively.

NET INTEREST INCOME

Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the principal source of earnings for SBC. SBC's average net interest rate margin, on a taxable equivalent basis, has been strong by industry standards at 5.49% in 1997 and 5.68% in 1996. The 1997 net interest income before tax equivalency adjustments totaled $6,969,000, up 7.4% from 1996, when it amounted to $6,486,000. This moderate increase can be attributed largely to the overall decline in rates paid on deposits along with the aforementioned loan growth. Average interest earning assets rose by 10.6% in 1997 over 1996. Loans represented 66.9% of the average balance sheet in 1997, up from 64.5% in 1996. Investment securities and federal funds sold, combined, for these same time periods were 25.7% and 27.7% of average earning assets, respectively.

Net interest income before tax equivalency adjustments increased by approximately $980,000 from 1995 to 1996. Essentially all of this increase is attributed to the moderate balance sheet growth during 1996. The net interest margin over this period remained somewhat stable at 5.68% in 1996 from 5.62% in 1995. This slight increase is partly attributable to the average loan portfolio, which exhibited an overall growth of 11.3% over the previous year. Average loans as a percentage of average total assets increased 260 basis points in 1996, from 61.9% in 1995 to 64.5% in 1996.

TABLE 10
AVERAGE BALANCE SHEETS

                                                                  1997                                   1996
                                                  ------------------------------------------------------------------------
                                                   AVERAGE       INCOME/   YIELDS/       AVERAGE         INCOME/    YIELDS/
(Dollars in thousands)                             BALANCES      EXPENSE    RATES        BALANCES        EXPENSE     RATES
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning Assets:
  Loans, Net of Unearned Income................   $  93,626     $  9,521    10.17%       $  81,890       $  8,407    10.27%
  Investment Securities:
    Taxable....................................      28,953        1,803     6.23%          27,324          1,725     6.31%
    Tax-exempt.................................       5,059          448     8.86%           5,307            500     9.42%
                                                  ----------------------                 ------------------------
     Total investment securities...............      34,012        2,251     6.62%          32,631          2,225     6.82%
  Interest-bearing deposits in
    other banks................................          48            3     6.25%              77              1     1.30%
  Funds sold...................................       1,916          105     5.48%           2,578            132     5.12%
                                                  ----------------------                 ------------------------
     Total interest-earning assets.............     129,602       11,880     9.17%         117,176         10,765     9.19%
                                                  ----------------------                 ------------------------
Non-interest-earning assets:
  Cash.........................................       4,575                                  4,710
  Allowance for loan losses....................      (1,369)                                (1,199)
  Unrealized loss on available for
     sale securities...........................        (106)                                   (37)
  Other assets.................................       7,209                                  6,349
                                                  ---------                              ---------
     Total noninterest-earning
     assets....................................      10,309                                  9,823
                                                  ---------                              ---------
     Total assets..............................   $ 139,911                              $ 126,999
                                                  =========                              =========
Liabilities and stockholders' equity:
Interest-bearing liabilities:
  Interest-bearing deposits:
    Interest-bearing demand and savings........   $  38,399     $  1,192     3.10%       $  31,456       $  1,182     3.76%
    Other time.................................      53,307        3,014     5.65%          50,405          2,686     5.33%
                                                  ----------------------                 ------------------------
     Total interest-bearing
      deposits.................................       91,706        4,206     4.59%          81,861          3,868     4.73%
                                                  ----------------------                 ------------------------
Other Interest-bearing Liabilities:
  Debt.........................................       5,993          382     6.37%           3,105            224     7.21%
  Funds purchased and securities
    under agreement to repurchase..............       3,302          171     5.18%             366             17     4.64%
                                                  ----------------------                 ------------------------
     Total other interest-bearing
      liabilities..............................       9,295          553     5.95%           3,471            241     6.94%
                                                  ----------------------                 ------------------------
     Total interest-bearing
      liabilities..............................     101,001        4,759     4.71%          85,332          4,109     4.82%
                                                  ----------------------                 ------------------------
Non-interest-bearing liabilities and
  stockholders' equity:
   Demand deposits.............................      21,733                                 25,291
   Other liabilities...........................       1,153                                  1,308
   Stockholders' equity........................      16,024                                 15,068
                                                  ---------                              ---------
     Total Noninterest-bearing
      liabilities and
      stockholders' equity.....................      38,910                                 41,667
                                                  ---------                              ---------
     Total liabilities and
      stockholders' equity.....................   $ 139,911                              $ 126,999
                                                  =========                              =========
Interest rate spread...........................                              4.45%                                    4.37%
                                                                            =====                                    =====
Net interest income............................                 $  7,121                                 $  6,656
                                                                ========                                 ========
Net interest margin............................                              5.49%                                    5.68%
                                                                            =====                                    =====

(1) The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis.

(2) Taxable-equivalent adjustments totaling $152, $170 and $197 for 1997, 1996 and 1995, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on a federal tax rate of 34 percent with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

The following table provides a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the year 1997 compared to the year 1996 and the year 1996 compared to the year 1995.

TABLE 11
                                                  -----------------------------------------------------------------------------
RATE/VOLUME ANALYSIS                                    1997 COMPARED TO 1996                     1996 COMPARED TO 1995
                                                  -----------------------------------------------------------------------------
                                                           Change Due To (a)                         Change Due To (a)
                                                  -----------------------------------------------------------------------------
                                                                                 Net                                       Net
                                                   Volume         Rate         Change        Volume         Rate         Change
                                                  -----------------------------------------------------------------------------
INTEREST INCOME
LOANS, net - taxable...........................   $ 1,205       $   (91)      $ 1,114       $   878       $  (211)      $   667
Investment securities:                                                                                                        0
            Taxable............................       103           (25)           78           (37)           75            38
            Tax-exempt.........................       (23)          (29)          (52)          (69)          (11)          (80)
Interest earning deposits in other banks.......         0             2             2            (8)           (4)          (12)
Federal funds sold.............................       (34)            7           (27)           15           (15)            0
                                                  -----------------------------------------------------------------------------

  TOTAL INTEREST INCOME........................     1,251          (136)        1,115           779          (166)          613
                                                  -----------------------------------------------------------------------------

INTEREST EXPENSE
Interest bearing demand and savings deposits...       261          (251)           10           103           (54)           49
Time Deposits..................................       155           173           328            22            75            97
Federal funds purchased and securities under
    agreement to repurchase....................       136            18           154             2            (5)           (3)
Other Debt.....................................       208           (50)          158           (12)           12             0
                                                  -----------------------------------------------------------------------------

  TOTAL INTEREST EXPENSE.......................       760          (110)          650           115            28           143
                                                  -----------------------------------------------------------------------------

  NET INTEREST INCOME..........................   $   491       $   (26)      $   465       $   664       $  (194)      $   470
                                                  =============================================================================


(a) Changes in net interest income for the periods, based on either changes in average balances or changes in average rates for interest earning assets and interest-bearing liabilities, are shown on this table. During each year there are numerous and simultaneous balance and rate changes; therefore, it is not possible to precisely allocate the changes between balances and rates. For the purpose of this table, changes that are not exclusively due to balance changes or rate changes have been attributed to rates.

INTEREST RATE RISK MANAGEMENT

The management of interest rate risk is the primary goal of SBC's asset/liability management function. SBC attempts to achieve consistent growth in net interest income while limiting volatility from changes in interest rates. Management seeks to accomplish this goal by balancing the maturity and repricing characteristics of various assets and liabilities. SBC's asset/liability mix is sufficiently balanced so that the effect on net interest income of interest rate moves in either direction is not expected to be significant over time.


The principal tool used by SBC to measure its interest rate sensitivity is a Sendero Simulation Model which forecasts the effects that a +/- 200 basis point shift would have on SBC's balance sheet and income statement. This model is employed at the subsidiary levels and also forecasts the impact a shift in rates would have on SBC's equity and risk-based capital. Exposure to interest rate risk is evaluated quarterly by Southland Bank's and Coffee Bank's Asset/Liability Management Committees.

The following table reflects the gap positions of SBC's consolidated balance sheet as of December 31, 1997 at various repricing intervals. This gap analysis indicates that SBC was moderately liability sensitive over the three month and one year time horizons at December 31, 1997, with cumulative gap ratios of (23.3%) and (22.4%). The projected deposit repricing volumes reflect adjustments based on management's assumptions of the expected rate sensitivity to current market rates for core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market accounts). Management believes that these adjustments allow for a more accurate profile of SBC's interest rate risk position.

TABLE 12
INTEREST RATE SENSITIVITY
                                                     -----------------------------------------------------
(Dollars in thousands)                                               Over 3       Over 1 year
                                                     0 up to 3      up to 12         up to        Over 5
Amounts maturing or repricing:                         months        months         5 years        years
------------------------------                       -----------------------------------------------------
EARNING ASSETS:
Investment securities (1).........................   $  1,216       $  2,646      $  24,473        $ 3,117
Loans, net of unearned income.....................     29,659         26,407         27,903         14,502
Other earning assets..............................      6,007              0              0              0
                                                      ----------------------------------------------------
     Interest sensitive assets                         36,882         29,053         52,376         17,619
                                                      ----------------------------------------------------

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits..................     37,015              0              0              0
Savings...........................................      5,834              0
Certificates, less than $100,000..................     13,667         20,773          7,473             15
Certificates, $100,000 and over...................      4,916          7,054          1,993
Other borrowings..................................      7,083                         1,243            719
                                                      ----------------------------------------------------
     Interest sensitive liabilities...............     68,515         27,827         10,709            734
                                                      ----------------------------------------------------

        Interest sensitivity gap..................    (31,633)         1,226         41,667         16,885
                                                      ====================================================
        Cumulative interest sensitivity gap.......    (31,633)       (30,407)        11,260         28,145
                                                      ====================================================
        Cumulative interest sensitivity gap as a
              percentage of total interest
              sensitive assets....................      (23.3)%        (22.4)%          8.3%          20.7%
                                                      ====================================================
        Cumulative interest sensitive assets
             as a percentage of cumulative
             interest sensitive liabilities.......       53.8 %         68.4 %        110.5%         126.1%
                                                      ====================================================
                                                      ====================================================


(1) Excludes the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities."


PROVISION FOR LOAN LOSSES


The provision for loan losses represents management's determination of the amount necessary to be transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. During routine examinations of banks, the Federal Deposit Insurance Corporation (FDIC) and the Georgia Department of Banking and Finance from time to time, may require additions to banks' provisions for loan losses and allowances for loan losses if the regulators' credit evaluations differ from those of management.

Management determines the adequacy of the allowance through a combination of factors including loan officer assessments of the individual credits, current economic conditions, loan loss experience, regulatory guidelines and current levels of nonperforming loans. SBC expensed $1,447,000 in 1997, $326,000 in 1996 and $92,000 in 1995 for loan loss provisions. The allowance for loan losses on December 31, 1997 was 2.59% of outstanding loans, compared to 1.42% and 1.49% as of December 31, 1996 and 1995. Management of SBC believes that the $2,486,000 balance in the allowance for loan losses at December 31, 1997 is adequate to absorb known risks in the loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in SBC's loan portfolio.

On January 1, 1995, SBC adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The change did not have a material impact on the financial statements. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded as an adjustement to the reserve for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses.

The following table summarizes loans charged off, recoveries of loans previously charged off and additions to the allowance which have been charged to operating expense for the periods indicated. SBC has no lease financing or foreign loans.

TABLE 13
ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)                                      1997          1996
                                                          ---------------------
Average amount of loans outstanding....................   $93,626       $81,890
Balance of reserve for possible loan losses at
   beginning of period.................................     1,255         1,157

Charge-offs:
      Commercial, financial and agricultural...........       214           198
      Real estate......................................        50            22
      Consumer.........................................       133           109
                                                          ---------------------
Total charge-offs......................................       397           329
                                                          ---------------------

Recoveries:
      Commercial, financial and agricultural...........       102            24
      Real estate......................................         9            32
      Consumer.........................................        69            44
                                                          ---------------------
Total recoveries.......................................       180           100
                                                          ---------------------

Net loans charged off during the year..................       217           229
                                                          ---------------------

Provision for loan losses..............................     1,448           327
                                                          ---------------------

Allowance for loan losses at end of year...............     2,486         1,255
                                                          =====================

Allowance for loan losses to year end net loans........      2.59%         1.42%
                                                          =====================

Ratio of net charge-offs to average loans..............      0.23%         0.28%
                                                          =====================

An allocation of the allowance for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses within the various loan categories. The allocation is based primarily on previous charge-off experience, adjusted for risk characteristic changes among each category. Additional allowance amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The allowance for loan loss allocation is based on subjective judgment and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The table below exhibits these allocations for the past two years.

TABLE 14
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)                                       December 31
                                              -----------------------------------------
                                                      1997                   1996
                                              -----------------------------------------
                                              Reserve       %(1)     Reserve       %(1)
                                              -----------------------------------------
Balance at end of period applicable to:
   Commercial, financial and agricultural     $  870         29%     $  439         37%
   Real estate-construction                       75          3          38          4
   Real estate-mortgage                          249         48         126         38
   Real estate - farm land                       174         10          88         10
   Loans to individuals                          373         10         188         11
   All Other Loans                               745          0         376          0
                                              ----------------------------------------
Total allowance for loan losses               $2,486        100%     $1,255        100%
                                              ========================================

(1) Loan balance in each category expressed as a percentage of total year-end loans.


ASSET QUALITY

Nonperforming assets consist of nonaccrual and loans restructured due to debtor's financial difficulties, and real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past due loan.

Other real estate is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs. The provision for estimated losses recognized and recorded during 1997 totaled $15,000.

Nonperforming assets at December 31, 1997 amounted to approximately $1,145,000, or 0.77% of total assets, down from approximately $1,157,000, or 0.87% of total assets at December 31, 1996.

TABLE 15
NONPERFORMING ASSETS

                                                          Year Ending December 31,
                                                          ------------------------
(In thousands)                                                1997         1996
                                                          ------------------------
Loans accounted for on a nonaccrual
  basis                                                     $  930        $  966
Installment loans and term loans
  contractually past due ninety days
  or more as to interest or principal
  payments and still accruing                                   16            3
Loans, the terms of which have been
  renegotiated to provide a reduction
  or deferral of interest or principal
  balance because of deterioration in
  the financial position of the borrower                         0            0
Loans now current about which there are
  serious doubts as to the ability of
  the borrower to comply with present
  loan repayment terms                                           0            0
Foreclosed assets                                              215          191
                                                            -------------------

Total nonperforming assets                                  $1,161       $1,160
                                                            ===================

At December 31, 1997, there were other loans classified for regulatory purposes as loss, doubtful, substandard, or special mention which are not included in the table above. Management of SBC is aware of no such loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

NONINTEREST INCOME

Noninterest income in 1997 totaled $1,423,000, up 46.1% from $974,000 in 1996. Eighty-four percent of the increase, or $375,000, is attributed to gains on sales of loans recognized in the current year.

Noninterest income of $974,000 in 1996 represented a 23.6% increase from $788,000 recorded in 1995. This increase is attributable to an increase in fee income. The increase in service charges on deposits amounting to $126,000 representing 67.6% of the total increase in non-interest income.

NONINTEREST EXPENSES

Noninterest expenses were $5,002,000 for the year 1997, up 11.6% from $4,595,000 in 1996. Almost 51% of the increase is attributed to higher costs of salaries and benefits.

Salaries and benefits increased by $270,000, or 10.7%. Occupancy costs rose by $28,000, or 4.8%, due to an expansion of facilities in Douglas during the fourth quarter of 1997. All other overhead expenses increased by $109,000, or 7.9%, due principally to volume and growth related increases.

Noninterest expenses in 1996 were $4,595,000, up 3.6% over 1995 noninterest expenses of $4,434,000. Salaries and benefits expense increased by $141,000 or 5.9%, while occupancy costs rose by 13.4% in 1996 due to renovation of existing facilities.

INCOME TAXES

Income tax expense in 1997 amounted to $557,000, or an effective rate of 28.7%, on the year's pre-tax earnings. Income tax expense in 1996 was $721,000, equating to a 28.4% effective tax rate. This effective rate is up slightly from 26.0%, or $586,000 in 1995. See Note 7 to SBC's consolidated financial statements for a detailed analysis of income taxes.

The following table presents selected financial ratios for each of the periods indicated:

TABLE 16
RETURN ON ASSETS AND STOCKHOLDERS' EQUITY


                                                            December 31
                                                      --------------------
                                                       1997           1996
                                                      --------------------
Return on Assets..................................      .99%          1.43%
Return on Equity..................................     8.65%         12.06%
Dividends Payout..................................      .24%           .19%
Equity to Assets..................................    11.45%         11.86%



INFLATION

Inflation impacts the financial condition and operating results of SBC. However, because most of the assets of SBC are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing bank. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. SBC has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact.

Management's awareness of inflationary effects has led to various operational strategies to cope with its impact. SBC engages in various asset / liability management strategies to control interest rate sensitivity and minimize exposure to interest rat risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income". This statement established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This is effective for fiscal years beginning after December 15, 1997. SBC does not expect any material changes to its current reporting format in response to this statement.

Also, in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", and is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to stockholders. The adoption of this statement will have no effect on the financial statements of SBC.

YEAR 2000 COMPUTER ISSUE

SBC has developed preliminary plans to address the possible exposures related to the impact on its financial, informational and operational systems of the Year 2000. FiServe, Inc. currently provides data processing services for SBC. Additional costs related to the Year 2000 conversion are not anticipated as the proposed merger would be effected prior to this date. Other equipment is being identified and vendors are being contacted. While there may be some expenses incurred during the next two years, it is not expected to have a material effect on SBC's consolidated financial statements.

                             OWNERSHIP OF SBC STOCK

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 31, 1997, information concerning the beneficial ownership of SBC Stock for each current director of SBC, each person known to SBC to be the beneficial owner of more than 5% of the SBC stock and for all current directors and executive officers as a group. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.


                                                  SHARES BENEFICIALLY             PERCENT
          NAME                                          OWNED(1)                 OF CLASS
          ----                                    -------------------            --------
DIRECTORS AND EXECUTIVE OFFICERS:

Ken B. Lanier(2) ...............................         66,490                    20.1%
  Director, President and
        Chief Executive Officer
Edwina N. Hames ................................         38,366                    11.6%
  Director
Gene Haskins ...................................          1,706                      *
  Director & Secretary
John J. Neely, Jr.(3) ..........................         87,200                    26.4%
  Director & Chairman of the Board
Thomas T. Neely(4) .............................         72,100                    21.8%
  Director & Assistant Secretary
Todd Lanier ....................................          3,348                     1.0%
  Chief Financial Officer

All current directors and executive
     officers as a group (6 persons) ...........        269,210                    81.4%

PRINCIPAL STOCKHOLDERS:

Victoria N. Lanier(5) ..........................         66,490                    20.1%
1623 Club Drive
Douglas, Georgia 31533

Joan R. Neely(6) ...............................         72,100                    21.8%
P.O. Box 694
Reynolds, Georgia 31076

Lott Properties Limited ........................         22,925                     6.9%
1101 North Peterson Avenue
Douglas, Georgia 31533

Walnut Creek, L.P. .............................         87,200                    26.4%
P.O. Box 727
Butler, Georgia 31006

--------------------
* Less than one percent

(1) The stock ownership information shown has been furnished to SBC by the named persons and group. Beneficial ownership as reported in the table has been determined in accordance with Commission regulations. Except as otherwise stated in the footnote below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.
(2)      Includes 33,245 shares held of record by Mr. Lanier's spouse, Victoria
         N. Lanier, over which Mr. Lanier disclaims beneficial ownership.
(3) The shares indicated represent shares held by Walnut Creek, L.P., a family limited partnership, for which Rambullette Corporation, of which Mr. Neely serves as President, is the general partner.
(4) Includes 36,050 shares held of record by Mr. Neely's spouse, Joan R. Neely, over which Mr. Neely disclaims beneficial ownership.
(5) Includes 33,245 shares held of record by Ms. Lanier's spouse, Ken B. Lanier, over which Ms. Lanier disclaims beneficial ownership.
(6) Includes 36,050 shares held of record by Ms. Neely's spouse, Thomas T. Neely, over which Ms. Neely disclaims beneficial ownership.

                  BUSINESS INFORMATION CONCERNING FLFC AND FLB

         FLFC is a savings and loan holding company headquartered in Macon, Georgia which owns and operates FLB and its principal wholly owned subsidiaries, Liberty Mortgage Corporation ("Liberty Mortgage") and NewSouth Financial Services, Inc. ("NewSouth"). At December 31, 1997, First Liberty had total assets of approximately $1.3 billion, total deposits of approximately $939 million and stockholders' equity of approximately $97 million.

         FLB is a federally chartered stock savings bank headquartered in Macon, Georgia which serves Macon, Savannah and several other Georgia cities through its home office and 30 full service offices. FLB operates as a system of community banks under a single charter along with a residential construction loan production office located in Atlanta, Georgia. Based on total assets at December 31, 1997, FLB is the largest savings institution headquartered in Georgia.

         Through Liberty Mortgage, Liberty Bank also operates a mortgage banking business through correspondent relationships in all of its market areas and a number of other states. Liberty Mortgage originates permanent first mortgage loans on residential properties for Liberty Bank's portfolio and for sale in the secondary market. During fiscal 1997, Liberty Mortgage originated approximately $305 million of permanent residential mortgage loans. Liberty Mortgage's loan servicing portfolio was approximately $978 million at December 31, 1997, including approximately $187 million of loans serviced for Liberty Bank.

         During 1996, First Liberty organized NewSouth to engage in the consumer finance business in selected Georgia market areas. NewSouth commenced operations in four offices during the first quarter of fiscal 1997, and opened three additional offices during the fourth quarter of fiscal 1997.

         In November 1996, the Company acquired by merger Middle Georgia Bank ("MGB"). MGB on the date of acquisition held the following approximate balances: loans of $67 million, cash and investments of $58 million, premises and equipment of $1 million and deposits of $117 million. This business combination has been accounted for utilizing the pooling-of-interests method of accounting. No intangible assets were recorded from the acquisition.

         In September 1995, the Company acquired by merger Tifton Banks, Inc. ("Tifton") of Tifton, Georgia, and its subsidiary, Tifton Bank & Trust Company ("Tifton Bank"). Tifton Bank on the date of acquisition held the following approximate balances: loans of $42 million, cash and investments of $21 million, premises and equipment of $1 million and deposits of $45 million. Intangible assets resulting from the acquisition amounted to approximately $2 million.

         In March 1995, the Company acquired three banking offices located in Sylvania, Vidalia and Waycross, Georgia from First Union National Bank of Georgia. Total assets acquired were approximately $3 million and total cash received and deposits assumed were approximately $95 million. Intangible assets resulting from the acquisition were approximately $4 million.

         In December 1994, the Company acquired by merger Central Banking Company ("CBC") of Swainsboro, Georgia, and its subsidiary, The Central Bank ("Central Bank"). Central Bank on the date of acquisition held the following approximate balances: loans of $21 million, cash and investments of $34 million, premises and equipment of $1 million and deposits of $52 million. Intangible assets resulting from the acquisition amounted to approximately $2 million.

         In March 1993, Liberty Bank acquired six branch offices, located in supermarkets in Savannah, Georgia, from another institution. Liberty Bank operated four branches in Savannah prior to the acquisition. Total assets acquired by Liberty Bank were approximately $7 million and total deposits assumed were approximately $38 million. Intangible assets resulting from the acquisition amounted to approximately $1 million.

         In December 1992, the Company acquired First Federal Savings and Loan Association, Milledgeville, Georgia ("First Federal") in a supervisory merger-conversion for a cash purchase price of $1,000. First Federal, on the date of acquisition, held loans and mortgage-backed securities of approximately $32 million, cash and investments of approximately $6 million, premises and equipment with a value of approximately $1 million, deposits of approximately $38 million, and other borrowings of approximately $3 million. Intangible assets resulting from the acquisition amounted to approximately $449,000.


Recent Developments

         On April 24, 1998, FLFC signed a letter of intent with Peoples Banking Corporation in Blackshear, Georgia ("Peoples") concerning a proposed transaction in which FLFC will acquire Peoples and its wholly owned bank subsidiary, Peoples Bank. Completion of the transaction is subject to the completion of a satisfactory due diligence review by FLFC, negotiation and execution of a merger agreement by FLFC and Peoples, approval of the transaction by the Peoples stockholders and approval of the transaction by bank regulatory authorities. In addition to its main office in Blackshear, Georgia, Peoples Bank operates one banking office in Waycross, Georgia. The consideration for the transaction will be payable in FLFC Stock and is expected to be approximately $310 per share of Peoples common stock, or an aggregate of $18.5 million of FLFC Stock based on the closing price of FLFC Stock on April 24, 1998. There are expected to be one-time merger-related expenses of approximately $1.4 million.

         For further information concerning FLFC and FLB, see FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                        DESCRIPTION OF FLFC CAPITAL STOCK

GENERAL

         The authorized capital stock of FLFC consists of 25,000,000 shares of FLFC Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, without par value ("FLFC Preferred Stock"). As of April 20, 1998, 11,627,455 shares of FLFC Stock were outstanding and are fully paid and nonassessable, and no shares of FLFC Preferred Stock were outstanding.

FLFC STOCK

         All voting rights are vested in the holders of the FLFC Stock. Each holder of FLFC Stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights in the election of directors. Consequently, the holders of more than 50% of the outstanding shares of FLFC Stock may elect all of the directors. All shares of FLFC Stock are entitled to share equally in such dividends as the Board of Directors of FLFC may declare on the FLFC Stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of the Board of Directors of FLFC. In the event of dissolution, the holders of FLFC Stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of FLFC and subject to the preferences of FLFC Preferred Stock (if any), all assets of FLFC available for distribution, in cash or in kind. Holders of shares of FLFC Stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when additional shares are offered for sale by FLFC. See "Comparison of Stockholder Rights."

PREFERRED STOCK

         Pursuant to FLFC's Amended and Restated Articles of Incorporation, the Board of Directors of FLFC may authorize the issuance of up to 5,000,000 shares of FLFC Preferred Stock either at once or in series, may establish from time to time the number of shares to be included in any such series and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions thereon. No stockholder authorization is required or will be sought for the issuance of shares of FLFC Preferred Stock unless authorization is required by then applicable law or unless such authorization is deemed advisable by the Board of Directors of FLFC. Shares of FLFC Preferred Stock may be issued for any general corporate purposes, including acquisitions.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         As permitted by the GBCC (under which FLFC is incorporated), FLFC's Amended and Restated Articles of Incorporation contain provisions which eliminate the personal liability of directors for monetary damages to FLFC or its stockholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. In accordance with the GBCC, these provisions do not limit the liability of any director for any appropriation of a business opportunity of FLFC in violation of the director's duty; for acts or omissions which involve intentional misconduct or a knowing violation of law; for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that was prohibited under Georgia law; or for any transaction from which the director derived an improper personal benefit. These provisions do not limit or eliminate the rights of FLFC or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law such as certain liabilities imposed on a director under the federal securities laws.

         In addition, FLFC's Articles of Incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them.


                        COMPARISON OF STOCKHOLDER RIGHTS

         At the Effective Time, SBC stockholders will become stockholders of FLFC, and their rights as stockholders will be determined by FLFC's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of FLFC and SBC and should be read in conjunction with the information set forth in "Description of FLFC Capital Stock." This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the GBCC and the Financial Institutions Code of Georgia, which governs SBC, and the respective Articles of Incorporation and Bylaws of FLFC and SBC.

AUTHORIZED CAPITAL STOCK

         SBC. SBC is authorized to issue 1,000,000 shares of SBC Stock, $50.00 par value per share, of which 330,345 shares were issued and outstanding as of April 20, 1998. Accordingly, the Board of Directors of SBC has the authority to issue up to 669,655 additional shares of SBC Stock without stockholder approval. One SBC stockholder currently has options to purchase an aggregate of 305 shares of SBC Stock. It is anticipated that such stockholder will exercise these options prior to the Effective Time.

         FLFC. FLFC is authorized to issue 25,000,000 shares of FLFC Stock, $1.00 par value per share, and 5,000,000 shares of FLFC Preferred Stock, without par value. As of April 20, 1998, 11,627,455 shares of FLFC Stock were issued and outstanding, 22,340 shares were treasury shares, and 13,354,930 shares were available for issuance. Of the shares of FLFC Stock available for issuance, 614,025 shares were subject to options granted under FLFC's 1992 Stock Incentive Plan (the "1992 Option Plan") but not exercised, an additional 632,625 shares were reserved for issuance under the 1992 Option Plan, 87,750 shares were subject to options granted under FLFC's 1995 Director Stock Option Plan (the "1995 Option Plan") but not exercised, and an additional 92,250 shares were reserved for issuance under the 1995 Option Plan. Approximately 1,739,266 shares of FLFC Stock will be issued in the Company Merger. As of April 20, 1998, no FLFC Preferred Stock was outstanding. Accordingly, following the Company Merger, the Board of Directors of FLFC has the authority to issue without stockholder approval 10,189,014 shares of FLFC Stock for other purposes and 5,000,000 shares of FLFC Preferred Stock. The Board of Directors has the authority to issue FLFC Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without further action by the stockholders of FLFC unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of

FLFC Preferred Stock which may be issued may rank prior to shares of FLFC Stock as to payment of dividends and upon liquidation. See "Description of Capital Stock of FLFC."

         The number of authorized shares of FLFC Stock and FLFC Preferred Stock which may be issued by FLFC without stockholder approval will provide sufficient shares to enable FLFC to declare stock splits and dividends and will enhance FLFC's flexibility to engage in a variety of business transactions, including additional acquisitions and the raising of new capital.

         In addition to providing operational flexibility, in the event of a proposed merger, tender offer or other attempt to gain control of FLFC of which the Board of Directors of FLFC does not approve, it would be possible for the Board of Directors to authorize the issuance of additional shares of FLFC Stock to a person or entity that thereby might obtain sufficient voting power to impede completion of the proposed merger, tender offer or other transaction. Therefore, an effect of the increased number of authorized shares that are not issued or reserved may be to deter a future takeover attempt that some or a majority of the holders of FLFC Stock may deem to be in their best interests or in which holders of FLFC Stock may receive a premium for their shares over the then market price. Additionally, FLFC's Board of Directors could issue a series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of the holders of FLFC Stock and which could also be used for the purpose of preventing an attempt to gain control of FLFC of which the Board of Directors does not approve. FLFC's Board of Directors, however, has no current plans to issue shares of FLFC Stock or FLFC Preferred Stock after the Mergers. For a description of the terms of FLFC's capital stock, see "Description of FLFC Capital Stock."

PREEMPTIVE RIGHTS

         The GBCC requires that, unless provided otherwise in SBC's Articles of Incorporation, SBC shall issue shares, option rights, or securities having conversion or option rights by first offering them to stockholders of the same class in proportion to their holdings of shares of such class. However, the Financial Institutions Code also provides that there are no preemptive rights to: (i) shares issued as a share dividend; (ii) fractional shares; (iii) shares issued pursuant to a share plan duly authorized pursuant to the Financial Institutions Code; (iv) shares issued pursuant to the acquisition of substantially all of the assets of another bank or trust company; (v) shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued; (vi) shares which have been offered to stockholders to satisfy their preemptive rights but not purchased by them within the prescribed time and which are thereafter issued or sold to any other person or persons at a price not less than the price at which they were offered to such stockholders.

         SBC stockholders currently enjoy the above-described preemptive rights pursuant to the Financial Institutions Code. FLFC's Articles of Incorporation do not provide for preemptive rights for the stockholders of FLFC.

DIVIDEND RESTRICTIONS

         The payment of dividends on SBC Stock is subject to the Financial Institutions Code and the regulations of the DBF promulgated thereunder which, among other things, provide that SBC may pay dividends on SBC Stock in cash or property only if SBC is not insolvent and the payment of dividends would not render SBC insolvent. Additionally, SBC may pay dividends only out of retained earnings of SBC, and no dividends may be paid if paid-in capital plus appropriated retained earnings are less than 20% of SBC's capital stock. Further, dividends may not be declared and paid without the approval of the DBF if (i) SBC's total classified assets exceed 80% of its equity capital, (ii) SBC's ratio of equity capital to adjusted total assets is less than 6%, or (iii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits of SBC, after taxes but before dividends, for the previous calendar year.

         Payment of dividends on FLFC Stock will not be subject to the Financial Institutions Code or the regulations of the DBF but will be subject to the GBCC. The GBCC provides, among other things, that dividends may be paid in cash, property or stock unless FLFC is insolvent or the dividend payment would render it insolvent.

DIRECTORS

         SBC. The Board of Directors of SBC shall consist of not less than three nor more than twenty-five members. Presently there are five members of the Board, including one employee of Southland Bank and two employees of Coffee Bank. Members of the Board of Directors are elected by the stockholders at the annual meeting of stockholders and serve until the next stockholders' meeting and until their successors are named. Vacancies of the Board are filled by the stockholders at the next annual stockholders' meeting. The Board of Directors meet at least monthly and have general charge of and authority over the operations of the business of SBC. Special meetings of the Board may be called by the President or upon the request of three or more directors. A quorum of any meeting of the Board shall consist of a majority of the Directors.

         FLFC. Pursuant to FLFC's Amended and Restated Articles of Incorporation, the Board of Directors of FLFC is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the stockholders of FLFC the directors of one class are elected to hold office for a term expiring at the third annual meeting following their election and until their successors have been duly elected and qualified. During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by the resignation, removal, death or other incapacity of one or more directors, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not such directors constitute a quorum. Each director elected by the Board of Directors to fill a vacancy holds office for the unexpired term in respect of which such vacancy occurred.

         The Board of Directors of FLFC consists of not less than six nor more than 15 members, with the precise number to be fixed by resolution of the board of directors from time to time. The minimum number of directors may be reduced below six and the maximum number of directors may be increased above 15 only upon the affirmative vote of the stockholders of record holding two-thirds of the then outstanding shares of stock of each class of the corporation entitled to vote in elections for directors at a meeting of stockholders called for that purpose. Pursuant to GBCC, directors of FLFC may be removed only for cause. The effect of these provisions is to make it more difficult and time consuming to change majority control of the Board of Directors.

STOCKHOLDER MEETINGS

         SBC. SBC holds an annual meeting of stockholders. Not less than twenty nor more than fifty days notice of the time and the place of the meeting shall be given in writing to each stockholder. Stockholders may vote by being present in person, or by being represented by written proxy. Roberts' Rules of Order shall govern the order and conduct of the meeting, except that there shall be no cumulative voting.

         Special meetings of the stockholders may be called by the Board of Directors, or upon written request of the owners of record of 25% of the stock, or upon call of the President, Chairman of the Board or the Board of Directors. Each stockholder shall be given not less than twenty nor more than fifty days written notice of the time, place and purpose of such meeting.

         FLFC. Under FLFC's Bylaws, special meetings of the stockholders may be called at any time by the President or the Secretary when so directed by a majority vote of the entire Board of Directors or upon a stockholder demand made in accordance with the GBCC. The GBCC presently provides that a corporation must hold a special meeting of stockholders if the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. In general, after the receipt of such stockholder demand, FLFC shall engage independent inspectors to determine whether such demand comports with the requirements of the GBCC. The independent inspectors must deliver a written report within 15 business days. If the report states that the filing is adequate, or if the report is not delivered within 15 calendar days of the filing date, the President and the Secretary must call a special stockholders meeting by mailing notice within 15 days after receipt of the report by the independent inspectors or after the expiration of the reporting period.

ANTI-TAKEOVER PROVISIONS

         SBC. The Articles of Incorporation and Bylaws of SBC contain no anti-takeover provisions.

         FLFC. In addition to the classified Board of Directors discussed under "Directors" above, the provisions of FLFC's Amended and Restated Articles of Incorporation, Bylaws, and Stockholder Rights Plan (described under "Stockholder Rights Plan" below) contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the FLFC Board of Directors' role in connection with attempts to acquire control of FLFC so that the Board may further and protect the interests of FLFC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board of Directors determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although FLFC management believes that the protective provisions are beneficial to FLFC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

         In connection with certain mergers, consolidations, sales of assets, issuances or transfers of securities, liquidations or reclassifications ("Business Combinations") with or between FLFC and any person who owns beneficially more than ten percent of the outstanding FLFC Stock (an "Interested Stockholder"), FLFC's Amended and Restated Articles of Incorporation require (subject to the provisions of any series of FLFC Preferred Stock which may be outstanding) the affirmative vote of the holders of not less than 80% of the then outstanding shares of FLFC Stock, including the affirmative vote of the holders of at least 80% of the outstanding shares of FLFC Stock other than those beneficially owned by the Interest Stockholder, to effect such Business Combination. However, the above requirement is not applicable where either (a) such Business Combination is approved by two-thirds of all the members of the Board of Directors who are unaffiliated with the Interested Stockholder and by two-thirds of all members of the Board of Directors or (b) certain minimum price and form of consideration requirements are met and such Business Combination is approved by the affirmative vote of the holders of not less than 75% of the then outstanding shares of FLFC Stock and by the affirmative vote of the holders of not less than two-thirds of the then outstanding shares of FLFC Stock other than those beneficially owned by the Interested Stockholder. If either of the exceptions referred to in (a) or (b) above is present, the Business Combination with the Interested Stockholder may be effected upon receiving the affirmative vote of the holders of a majority of the then outstanding shares of FLFC Stock. Such provisions may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of FLFC Stock, excluding any shares owned by an Interested Stockholder.

         FLFC's Bylaws also contain provisions requiring higher approval requirements of the Board of Directors and stockholders for Business Combinations involving FLFC and any Interested Stockholder. The business combination bylaw, adopting the predecessor sections of Sections 14-2-1131 to -1133, inclusive, of the GBCC, is designed to encourage any person, before becoming an Interested Stockholder, to seek approval of the Board of Directors of the terms of any contemplated Business Combination. The bylaw, by adopting the sections of the GBCC, prohibits FLFC from engaging in a Business Combination with an Interested Stockholder for a period of five years from the date such Interested Stockholder acquired 10% of FLFC's outstanding voting stock unless the Interested Stockholder: (i) obtained the consent of the Board of Directors prior to acquiring 10% of the outstanding shares; (ii) becomes the owner of at least 90% of the outstanding shares, excluding certain management shares, in the same transaction in which the 10% interest was acquired; or (iii) acquires additional shares resulting in 90% ownership subsequent to the 10% acquisition and obtains the approval of the holders of a majority of the remaining shares, excluding management shares. By prohibiting Business Combinations with an Interested Stockholder for a period of five years, subject to the three exceptions described above, the bylaw attempts to preserve the independence of the Board of Directors and its ability to negotiate freely on behalf of FLFC.

         As noted above, FLFC Preferred Stock may be issued from time to time in one or more series without stockholder approval. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of FLFC Preferred Stock with conversion and other rights that could make it difficult for another company to effect certain business combinations with FLFC or that could otherwise adversely affect the rights of the holders of FLFC Stock.

SHAREHOLDER RIGHTS PLAN

         SBC. SBC has not adopted a stockholder rights plan or similar plan.

         FLFC. In August 1989, the Board of Directors of FLFC adopted a Shareholder Rights Plan and, in connection therewith, declared a dividend distribution of one "Right" for each outstanding share of FLFC Stock and authorized the issuance of one Right for each share of FLFC Stock issued after August 2, 1989 and before the earliest of (x) a Distribution Date (as defined below), (y) August 2, 1999 or (z) the date the Rights are redeemed. The terms and conditions of the Rights are set forth in the Shareholder Rights Plan. The Rights will expire on August 2, 1999 and will not be exercisable until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of FLFC Stock (the "Stock Acquisition Date"), (ii) ten days following the commencement of a tender offer or exchange offer, the consummation of which would result in a person or group beneficially owning 15% or more of the outstanding shares of FLFC Stock or (iii) ten days following the declaration that a person is an Adverse Person (as described below) by a majority of the directors of FLFC who were directors on August 2, 1992 (or their successors) and who are not affiliated or associated with the Adverse Person (the "Continuing Directors") (the earlier of (i), (ii) or (iii) being the "Distribution Date"). To declare a person to be an "Adverse Person" requires (i) a determination by a majority of the Continuing Directors that such person has become the beneficial owner of an amount of


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
FLFC Stock that the majority of the Continuing Directors has determined to be substantial (which amount shall in no event be less than ten percent of the outstanding FLFC Stock) and (ii) a determination by a majority of the Continuing Directors who are not officers of FLFC that (a) such beneficial ownership is intended to cause FLFC to repurchase any of the FLFC Stock beneficially owned by such person or to cause pressure on FLFC to take action intended to provide such person with short-term financial gain under circumstances where such directors determine that such action would not be in the best long-term interests of FLFC or its stockholders and (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of FLFC.

         Each Right will entitle the holder thereof to buy one share of FLFC Stock at an exercise price of $32.00, subject to certain antidilution adjustments. FLFC generally will be entitled to redeem the Rights at $.01 per Right, and the Rights will not be exercisable, at any time prior to ten days after the Stock Acquisition Date (the "Redemption Period"). The Redemption Period may be extended under certain conditions.

         In the event that the Continuing Directors determine that a person is an Adverse Person, or if at any time following the Distribution Date a person becomes the beneficial owner of 15% or more of the then outstanding shares of FLFC Stock without the consent of a majority of the Continuing Directors (except pursuant to an offer for all outstanding shares of FLFC Stock which the Continuing Directors determine to be fair to and otherwise in the best interest of FLFC and its stockholders), each Right, other than Rights beneficially owned by Acquiring Person (which will be void), will thereafter represent the right
(i) to receive, upon exercise of the Right and payment of the exercise price, shares of FLFC Stock (or, in certain circumstances, cash, property or other securities of FLFC) having a value equal to two times the exercise price of the Right or (ii) to receive, if approved by the Board of Directors, shares of FLFC Stock having a value equal to the exercise price upon surrender of the Right to FLFC and without payment of the exercise price (either of such events being referred to herein as a "Flip-in Event"). However, Rights will not be exercised following the occurrence of a Flip-in Event until the end of the Redemption Period (or otherwise as and if the Redemption Period is extended).

         In the event that, at any time following the Stock Acquisition Date,
(i) FLFC is acquired in a merger or other business combination transaction in which FLFC is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph) or (ii) 50% or more of FLFC's assets or earning power is sold or transferred, each Right (except Rights which previously have become void as set forth above) shall thereafter represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FLFC in a manner which causes the Rights to be exercised. As a result, the Rights may discourage certain acquisition proposals, which may deprive FLFC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.


                        CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         The following sets forth certain of the material elements of the regulatory framework applicable to bank and savings and loan holding companies and subsidiaries and provides certain specific information relevant to FLFC and SBC and their subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of FLFC or SBC.


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
         As a bank holding company, SBC is subject to the supervision of the Federal Reserve and the DBF. As state chartered banks, Southland Bank and Coffee Bank are subject to the supervision of the DBF and Federal Deposit Insurance Corporation (the "FDIC") and to regulatory capital requirements imposed by the FDIC. The FDIC has issued risk-based capital rules for banks which make regulatory capital requirements sensitive to differences in risk profiles of various banking organizations. The FDIC's risk capital rules apply directly to state-chartered banks, such as Southland Bank and Coffee Bank, which are not members of the Federal Reserve System and whose deposits are insured by the FDIC. The requirements provide that banking organizations must have total capital (as defined in the rules) equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category.

         FLFC is a savings and loan holding company subject to regulation, examination, supervision and reporting requirements of the OTS. As a federally chartered savings institution, FLB is subject to extensive regulation by the OTS. The lending activities and other investments of FLB must comply with various federal regulatory requirements. The OTS periodically examines FLB for compliance with various regulatory requirements and FLB must file reports with the OTS describing its activities and financial condition. FLB is also subject to examination by the FDIC and must meet certain reserve requirements promulgated by the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors.

         The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statues and regulations and their effects on FLFC and FLB.

FEDERAL SAVINGS AND LOAN HOLDING COMPANY REGULATION

General.

         FLFC is a savings and loan holding company and, as such, is subject to regulation, examination, supervision and reporting requirements of the OTS and the DBF. FLB is a federally chartered savings institution and is a member of the Federal Home Loan Bank ("FHLB") system, subject to examination and supervision by the OTS and the FDIC, and subject to regulations of the Federal Reserve governing reserve requirements. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of FLFC.

         As the owner of all of the stock of FLB, FLFC is a savings and loan holding company subject to regulation by the OTS under the Home Owners' Loan Act (the "HOLA"). As a unitary savings and loan holding company owning only one savings institution, FLFC generally is allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies, provided that FLB continues to qualify as a "qualified thrift lender." See "Regulation of FLB -- Qualified Thrift Lender Test" herein.

         FLFC is prohibited from directly or indirectly acquiring control of any savings institution or savings and loan holding company without prior approval from the OTS or from acquiring more than 5% of the voting stock of any savings institution or savings and loan holding company which is not a subsidiary. Control of a savings institution or a savings and loan holding company is conclusively presumed to exist if, among other things, a person or group of persons acting in concert, directly or indirectly, acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors


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of the insured institution or the holding company. Control is rebuttably presumed to exist if, among other things, a person acquires 10% or more of any class of voting stock (or 25% of any class of stock) and is subject to any of certain specified "control factors."

RECENT LEGISLATION.

         On September 30, 1996, the President signed into law the Omnibus Consolidated Appropriations Act which included, among other provisions, the Deposit Insurance Funds Act of 1996 (the "DIFA"). The principal purpose of the DIFA was to recapitalize the Savings Associate Insurance Fund (the "SAIF") so that over time its deposit insurance assessments could be reduced to parity with those of the Bank Insurance Fund (the "BIF"), and to provide for the eventual merger of the SAIF and the BIF. Specifically, the DIFA requires, in pertinent part, (i) a one-time special assessment of SAIF members, calculated at 65.7 basis points, to recapitalize the SAIF; (ii) full prorata sharing by BIF and SAIF member of the debt service obligations of the Financing Corp. ("FICO") beginning no later than January 1, 2000, and non-pro rata sharing (with premiums of 6.4 basis points for SAIF members and 1.3 basis points for SAIF members) until that date; and (iii) a merger of the BIF and the SAIF into a new Deposit Insurance Fund (the "DIF") on January 1, 1999, if bank and savings association charters have been combined by that date. The latter requirement cannot be implemented without further legislation requiring the combination of such charter types.

         The effects of the DIFA on FLB are significant. The special assessment, which was paid to the FDIC on November 27, 1996, was $3.6 million, based upon FLB's SAIF-assessable deposits as of March 31, 1995. Since the FDIC's non-FICO deposit insurance assessments are presently at zero for well-capitalized institutions such as FLB, beginning January 1, 1997, FLB pays only the FICO premium.

         Legislation has been introduced in Congress which provides for the elimination of all federal savings association charters. The effect of such legislative proposals would be to require all savings associations to convert to either a national bank or state bank charter by a specified date, with any related holding company required to become a bank holding company, subject to the limitations regarding permitted activities of the Bank Holding Company Act of 1956. In addition, other legislative proposals are pending, the effect of which would reform the Glass-Stegall Act as well as to effect regulatory relief for financial institutions. The likelihood of enactment of any such proposed legislation is unknown.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") allows bank holding companies to acquire existing banks across state lines, regardless of state statutes. Further, under the Interstate Banking Act, which was effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. The Interstate Banking Act also permits de novo branching to the extent that a particular state "opts into" the de novo branching provisions. The Interstate Banking Act generally prohibits an interstate acquisition (other than an initial entry into a state by a bank holding company), which would result in either the control of more than (i) 10% of the total amount of insured deposits in the United States, or (ii) 30% of the total insured deposits in the home state of the target bank unless such 30% limitation is waived by the home state on a basis which does not discriminate against out of state institutions.

REGULATION OF FLB

Community Reinvestment Act.


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         The Community Reinvestment Act of 1977 ("CRA") requires the federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. In May 1995, the federal bank regulatory agencies published final amended regulations promulgated pursuant to the CRA. The final regulations eliminated the 12 assessment factors under the former regulation and replaced them with performance tests. Institutions are no longer required to prepare CRA Statements or extensively document director participation, marketing efforts or the ascertainment of community credit needs. Under the final rule, an institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. Wholesale and limited purpose institutions are examined under a community development test. All institutions have the option of being evaluated under a strategic plan formulated with community input and pre-approved by the applicable bank regulatory agency. While FLB has not been examined under the amended regulations, it will be examined as a large, retail-oriented institution.

         CRA regulations provide for certain disclosure obligations. In accordance with the CRA, each institution must post a CRA notice advising the public of the right to comment to the institution and its regulator on the institution's CRA performance and to review the CRA public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities, and any written comments from the public on its performance in meeting community credit needs. Large institutions also are required to collect certain data including the amount and location of, originated and purchased small business, small farm, community development, and home mortgage loans, and to report this data to their regulatory agencies.

         Public disclosure of written CRA evaluations of financial institutions made by regulatory agencies is required under the CRA. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community reinvestment record. FLB received an "outstanding" rating on the most recent performance evaluation of its CRA efforts by the OTS.

         Congress and various federal agencies responsible for implementing fair lending laws have been increasingly concerned with discriminatory lending practices. In 1994, those federal agencies announced a Joint Policy Statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the Policy Statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, where a lender blatantly discriminates on a prohibited basis;
(ii) evidence of disparate treatment, when a lender treats applicants differently based upon a prohibited factor, even where there is no showing that the treatment was motivated by intention to discriminate; and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral in appearance and applied equally.

Federal Home Loan Bank System.

         FLB is a member of the FHLB System, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs maintain central credit facilities primarily for member institutions.

         FLB, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to the greater of: (i) 1% of the aggregate outstanding principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the


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
beginning of each year, (ii) 5% of its advances (borrowings) from the FHLB of Atlanta, or (iii) $500. Additionally, during 1996 the FHLB of Atlanta imposed a maximum investment in its capital stock equal to $500,000 over the required minimum. During the quarter ended September 30, 1996, FLB increased its advances from the FHLB of Atlanta to avoid a forced redemption of its excess capital stock in the FHLB of Atlanta. FLB is in compliance with this requirement with an investment of $9.7 million in FHLB of Atlanta stock at December 31, 1997.

Advances from Federal Home Loan Bank.

         Each FHLB serves as a reserve or central bank for its member institutions within its assigned regions. It is funded primarily from proceeds derived from the sale of obligations of the FHLB System. The FHLB makes advances (i.e., loans) to members in accordance with policies and procedures established by its Board of Directors. FLB is authorized to borrow funds from the FHLB of Atlanta to meet demands for withdrawals of savings deposits, to meet seasonal requirements and for the expansion of its loan portfolio. Advances may be made on a secured or unsecured basis depending upon a number of factors, including the purpose for which the funds are being borrowed and existing advances. Interest rates charged for advances vary depending upon maturity, the cost of funds to the regional FHLB and the purpose of the borrowing.

Liquidity Requirements.

         Federal regulations require a savings institution to maintain an average daily balance of liquid assets (which includes cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly-rated commercial paper, securities of certain mutual funds, balances maintained in a Federal Reserve Bank and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage, currently 5%, of its net withdrawable accounts plus short-term borrowings. These regulations also require each institution to maintain an average daily balance of short-term liquid assets at a specified minimum percentage, currently 1%, of the total of its net withdrawable accounts and borrowings payable in one year or less. FLB complied with its requirements at December 31, 1997. Effective November 24, 1997, the OTS lowered its liquidity requirement for savings institutions from 5% to 4%, and eliminated the requirement that institutions hold assets equal to 1% of the liquidity base in cash or short-term liquid assets.

Insurance of Accounts.

         Deposits at FLB are insured by the FDIC to a maximum of $100,000 for each insured depositor. As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured institutions (institutions insured by the FDIC hereinafter are referred to as "insured institutions"). Any insured institution which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance.

         The FDIC has the authority to suspend or terminate insurance of deposits upon the finding that the institution has engaged in unsafe or unsound practices, is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. If insurance of accounts is terminated by the FDIC, deposits in the institution will continue to be insured by the FDIC for a period of two years following the date of termination. The FDIC requires an annual audit by independent accountants and also periodically makes its own examinations of insured institutions.

         As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the


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operations of its insured members. FDICIA directed the FDIC to establish a risk-based premium system under which each premium assessed against FLB would generally depend upon the amount of FLB's deposits and the risk that it poses to the SAIF. The FDIC was further directed to set semiannual assessments for insured depository institutions to maintain the reserve ratio of the SAIF at 1.25% of estimated insured deposits. The FDIC may designate a higher reserve ratio if it determines there is a significant risk of substantial future loss to the particular fund. Under the FDIC's risk-related insurance regulations, an institution is classified according to capital and supervisory factors. Institutions are assigned to one of three capital groups: well capitalized, adequately capitalized or under capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups. There are nine combinations of groups and subgroups (or assessment risk classifications) to which varying assessment rates are applicable. The rate assessed for insured deposits range from zero to $.27 per $100 of domestic deposits. Additionally, on May 20, 1997, the FDIC Board of Directors voted to collect on behalf of the FICO assessments sufficient to meet the funding requirements of the FICO for the remainder of 1997. The FICO rate on BIF- and SAIF-assessable deposits is $.0126 and $.063, respectively, per $100 on an annual basis. See "Recent Legislation" above.

         In addition to the payment of deposit insurance premiums to the FDIC, savings institutions also must bear a portion of the administrative costs of the OTS through an assessment based on the level of total assets of each insured institution and which differentiates between troubled and nontroubled savings institutions. In 1997, FLB paid $217,000 to the OTS for such assessments. Additionally, the OTS assesses fees for the processing of various applications.

Qualified Thrift Lender Test.

         Historically, the amount of advances which might be obtained by a member institution from the FHLB has been subject to the institution's compliance with a qualified thrift lender ("QTL") test. The QTL test generally requires that an institution maintain 65% of its total portfolio assets in qualified thrift investments. This level must be maintained on a monthly average basis in nine out of every twelve months. For purposes of the QTL test, "portfolio assets" equal total assets minus (i) goodwill and other intangible assets, (ii) the value of property used by an institution in the conduct of its business and (iii) assets of the type used to meet liquidity requirements in an amount not exceeding 20% of the savings institution's total assets. Qualified thrift investments include (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic residential or manufactured housing, (iv) obligations issued by the federal deposit insurance agencies and (v) shares of FHLB stock owned by the savings institution. Subject to a 20%-of-portfolio assets limitation, qualified thrift investments also include 50% of the dollar amount of domestic residential mortgage loans originated and sold within 90 days of origination, consumer loans (up to a maximum of 10% of portfolio assets), investments in certain subsidiaries, loans for the purchase or construction of schools, churches, nursing homes and hospitals, shares of stock issued by the FHLMC or the FNMA and 200% of investments in loans for low-to-moderate income housing and certain other community oriented investments.

         A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the restrictions imposed for noncompliance. If the institution converts to a bank charter, it will continue to pay SAIF insurance assessments and any applicable exit and entrance fees before converting to BIF insurance. If the institution does not convert to a bank charter, it must comply with the following additional restrictions on the operations of the institution: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for both a national bank and a savings institution; (ii) the branching powers of the institution shall be restricted to those of a national bank;


                                       74
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(iii) the institution generally will not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. A savings institution that has not converted to a bank charter within three years after failing to qualify as a QTL may not retain any investment or engage in any activity not permitted for both a national bank and a savings institution and must also repay all FHLB System advances. FLB's qualified thrift investments as of September 30, 1997 were $796 million, or 67% of its portfolio assets at that date. FLB expects to remain in compliance with the QTL test.

Capital Requirements.

         Since 1989, OTS capital regulations have set capital standards applicable to all savings institutions, including a core capital requirement, a tangible capital requirement and a risk-based capital requirement. The OTS also has established, pursuant to FDICIA, five classifications for institutions based upon the capital requirements: well capitalized, adequately capitalized, under capitalized, significantly under capitalized and critically under capitalized. At December 31, 1997, FLB was well capitalized. Failure to maintain that status could result in greater regulatory oversight or restrictions on FLB's activities.

         The OTS requires a savings institution to maintain core capital in an amount not less than 3% of the savings institution's total assets. Core capital includes, generally, common stockholders' equity, noncumulative perpetual preferred stock and related surplus, nonwithdrawable accounts and pledged deposits of mutual savings associations, and minority interests in fully-consolidated subsidiaries, less (i) investments in certain "non-includable" subsidiaries (as determined by regulation) and (ii) certain intangible assets (except for mortgage servicing rights and purchased credit card relationships).

         The tangible capital requirement requires a savings institution to maintain tangible capital in an amount not less than 1.5% of its adjusted total assets. Tangible capital means core capital less any intangible assets (except for mortgage servicing rights included in core capital).

         Most national banks are required to maintain a level of core capital of at least 100 to 200 basis points above the 3% minimum level. Because OTS capital standards for savings institutions may not be less stringent than capital standards established for national banks, savings institutions are required to maintain core capital levels at least as high as national banks.

         The OTS capital regulations require savings institutions to maintain a ratio of total capital to total risk-weighted assets of 8%. Total capital, for purposes of the risk-based capital requirement, equals the sum of core capital plus supplementary capital, which includes cumulative preferred stock, mandatory convertible securities, subordinated debt, and the allowance for loan and lease losses of up to 1.25% of total risk-weighted assets. In determining total risk-weighted assets for purposes of the risk-based capital requirements, (i) each off-balance sheet item must be converted to an on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the item); (ii) the credit equivalent amount of each off-balance sheet item and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 100% (again depending on the nature of the item); and (iii) the resulting amounts are added together and constitute total risk-weighted assets.

         In addition, the OTS requires institutions with an above-normal degree of interest rate risk to maintain an additional amount of capital. The test of above-normal is determined by postulating a 200 basis point shift (increase or decrease) in interest rates and determining the effect on the market values of an institution's portfolio


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equity. If the decline is less than 2%, no addition to risk-based capital is required (i.e., an institution has only a normal degree of interest rate risk). If the decline is greater than 2%, the institution must add additional capital equal to one-half the difference between its measured interest rate risk and 2% multiplied by the market value of its assets. Management believes that FLB's interest rate risk is within the normal range.

Capital Distributions.

         Capital distributions also are regulated by the OTS. Capital distributions are defined to include, in part, dividends, stock repurchases and cash-out mergers. An association is categorized as either a Tier 1, Tier 2, or Tier 3 association. A Tier 1 association is defined as an association that has, on a pro forma basis after the proposed distribution, capital equal to or greater than the OTS requirements. A Tier 2 association is an association that has, on a pro forma basis after the proposed distribution, capital equal to or in excess of its minimum capital requirement. A Tier 3 association is defined as an association that has current capital less than its minimum capital requirement.

         FLB currently is in compliance with the regulatory capital requirements and therefore is a Tier 1 association. A Tier 1 association is permitted to make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any distribution in excess of that amount requires prior OTS notice, with the opportunity for the OTS to object to the distribution. In addition, a savings association must provide the OTS with a 30-day advance written notice of all proposed capital distributions, whether or not advance approval is required by OTS regulations. Currently, FLB periodically notifies the OTS of the gross amount of dividends it intends to pay FLFC as the sole stockholder of FLB. FLB's ability to pay dividends to FLFC is subject to the financial performance of FLB which is dependent upon, among other things, economic conditions in the markets in which FLB operates, the success of FLB's lending activities, compliance by FLB with applicable regulations, investment performance and the ability to generate fee income.

Federal Reserve System Requirements.

         The FRB requires depository institutions to maintain noninterest-bearing reserves against their deposit transaction accounts, non-personal time deposits (transferrable or held by a person other than a natural person) with an original maturity of less than one and one-half years and certain money market deposit accounts. Federal Reserve regulations currently require financial institutions to maintain average daily reserves equal to 3% on all amounts from $4.7 million to $43.1 million of net transactions, plus 10% on the remainder. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Members of the FHLB System also are authorized to borrow from the FRB "discount window" subject to restrictions imposed by FRB regulations. However, Federal Reserve policy generally requires that a savings institution exhaust its FHLB resources before borrowing from the Federal Reserve.

Transactions with Affiliates.

         FLB is also subject to certain transactions with affiliates rules applicable to banks and savings institutions which are set forth in Sections 23A, 23B and 22(h) of the Federal Reserve Act as well as additional limitations imposed by OTS regulations. Such regulations generally impose quantitative and qualitative limitations on loans and other transactions between an institution and its affiliates, including loans to insiders.


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
Consumer Protection and Other Laws and Regulations.

         FLB, Liberty Mortgage and NewSouth are also subject to various laws and regulations dealing generally with consumer protection matters including without limitation the Equal Credit Opportunity Act and Regulation B, the Electronic Funds Transfer Act and Regulation E, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Expedited Funds Availability Act and Regulation CC, the Bank Secrecy Act and fair housing laws. FLB, Liberty Mortgage and NewSouth may be subject to potential liability for material violations of these laws and regulations.

State Regulation.

         As a federally chartered savings institution, FLB generally is not subject to those provisions of Georgia law governing state chartered financial institutions or to the jurisdiction of the DBF. However, the DBF interprets the Georgia Bank Holding Company Act to require the prior approval of the DBF for any acquisition of control of any savings institution (whether chartered by state or federal authority) located in Georgia.

         The DBF also interprets the Georgia Bank Holding Company Act to include savings and loan holding companies as "bank holding companies," thus giving the DBF the authority to make examinations of FLFC and any subsidiaries and to require periodic and other reports. Existing DBF regulations do not restrict the business activities or investments of FLFC or FLB.

         State usury laws are applicable to federally insured institutions with regard to loans made within Georgia. Generally speaking, Georgia law does not establish ceilings on interest rates although certain specialized types of lending in which FLB and NewSouth engage, such as making loans of $3,000 or less, are subject to state interest rate limitations.

TAXATION

Federal Taxation.

         FLFC files a consolidated federal income tax return, which has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income.

         Earnings appropriated to bad debt reserves established for income tax purposes cannot be used for any purpose other than to absorb bad debt losses without recognition of taxable income. Dividends may be paid out of unappropriated retained earnings without the imposition of any tax to the extent that the amounts paid as dividends do not exceed earnings and profits as calculated for federal income tax purposes.

         The Small Business Job Protection Act of 1996 repealed the reserve method of accounting for bad debts utilized by thrift institutions effective for taxable years beginning after December 31, 1996. The bad debt reserve for tax purposes that arose in tax years beginning before December 31, 1987 ("Base-Year Reserve") will generally not be recaptured while post-1987 bad debt tax reserves would be recaptured as taxable income ratably over a six-year period beginning with the tax year ended September 30, 1997, unless FLB meets a special residential loan requirement which will suspend the start of the recapture for two years. Substantially all of FLB's reserves are Base-Year Reserves. For the tax year ended September 30, 1997, FLB determined its tax bad debt deduction based on the specific charge-off method of accounting.

State Taxation

         FLFC's federal taxable income with certain adjustments is subject to the Georgia corporate income tax at a rate of 6 percent. The primary difference between taxable income for Georgia and federal income tax purposes is interest income on United States government obligations, which is not taxable for Georgia income tax purposes.

                                     EXPERTS

         The consolidated statements of financial position of FLFC as of September 30, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, included in FLFC's Annual Report on Form 10-K for the year ended September 30, 1997 and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting for impaired loans and mortgage servicing rights in 1996, dated November 6, 1997, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended December 31, 1997 and 1996, incorporated by reference in this Proxy Statement/Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in FLFC's Quarterly Reports on Forms 10-Q for the quarter ended December 31, 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Coopers & Lybrand L.L.P. within the meaning of Sections 7 and 11 of the Securities Act.

         The consolidated financial statements of SBC at December 31, 1997 and 1996 and for the three year period ended December 31, 1997 appearing herein have been audited by McNair, McLemore, Middlebrooks & Co., LLP, certified public accountants, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares of FLFC Stock being offered hereby is being passed upon for FLFC by Long Aldridge & Norman LLP, Atlanta, Georgia. Coopers & Lybrand L.L.P. has opined as to certain federal income tax consequences of the Mergers. See "The Mergers - Certain Federal Income Tax Consequences."

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, SBC's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants............................................. F-2

Consolidated Balance Sheets................................................... F-3

Consolidated Statements of Income............................................. F-5

Consolidated Statements of Changes in Stockholders' Equity.................... F-6

Consolidated Statements of Cash Flows......................................... F-7

Notes to Consolidated Financial Statements.................................... F-9

             [MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP LETTERHEAD]




                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Southland Bank Corporation of Georgia and Subsidiaries

We have audited the accompanying consolidated balance sheets of SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southland Bank Corporation of Georgia and Subsidiaries as of December 31, 1997 and 1996 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                   /s/ McNair, McLeMore, Middlebrooks & Co., LLP
                                   ---------------------------------------------

                                   McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
April 2, 1998

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                                     ASSETS

                                                             1997                1996
                                                        -------------       -------------
CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS      $   8,125,909       $   3,845,056
                                                        -------------       -------------



FEDERAL FUNDS SOLD                                          5,950,000           1,850,000
                                                        -------------       -------------


INVESTMENT SECURITIES (AGGREGATE FAIR VALUE OF
   $31,645,398 AND $31,889,781 AS OF DECEMBER 31,
   1997 AND 1996, RESPECTIVELY)                            31,452,450          31,704,952
                                                        -------------       -------------



LOANS                                                      98,667,883          89,699,384
 Allowance for Loan Losses                                 (2,486,415)         (1,254,992)
 Unearned Interest and Fees                                  (197,071)            (42,798)
                                                        -------------       -------------

                                                           95,984,397          88,401,594
                                                        -------------       -------------


PREMISES AND EQUIPMENT                                      3,133,343           2,213,997
                                                        -------------       -------------



OTHER REAL ESTATE                                             215,047             155,960
                                                        -------------       -------------



COST IN EXCESS OF NET ASSETS ACQUIRED                       1,696,356           1,817,340
                                                        -------------       -------------



OTHER ASSETS                                                2,400,682           2,527,556
                                                        -------------       -------------



TOTAL ASSETS                                            $ 148,958,184       $ 132,516,455
                                                        =============       =============


The accompanying notes are an integral part of these balance sheets.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        1997                1996
                                                                   -------------       -------------
DEPOSITS
  Noninterest-Bearing                                              $  24,426,043       $  27,387,699
  Interest-Bearing                                                    98,739,486          85,422,269
                                                                   -------------       -------------

                                                                     123,165,529         112,809,968
                                                                   -------------       -------------

BORROWED MONEY
  Federal Funds Purchased and Securities Sold
    Under Agreement to Repurchase                                      6,283,618              70,000
  Demand Note Issued to the U.S. Treasury                                489,008             206,074
  Other Borrowed Money                                                 2,272,762           2,583,577
                                                                   -------------       -------------

                                                                       9,045,388           2,859,651
                                                                   -------------       -------------


OTHER LIABILITIES                                                        824,862           1,145,715
                                                                   -------------       -------------


STOCKHOLDERS' EQUITY
  Common Stock, Par Value $.01 Per Share; 5,000,000
    Shares Authorized, 352,415 and 348,969 Shares Issued
    as of December 31, 1997 and 1996, Respectively                         3,524               3,490
  Paid-In Capital                                                      5,644,722           5,544,740
  Retained Earnings                                                   11,398,046          10,347,185
                                                                   -------------       -------------

                                                                      17,046,292          15,895,415

  Treasury Stock, at Cost (21,713 and 2,577 Shares
    as of December 31, 1997 and 1996, Respectively)                   (1,161,364)            (88,026)
  Unearned Compensation-Restricted Stock                                 (47,082)            (44,116)
  Net Unrealized Gain (Loss) on Securities, Net of Deferred
    Tax Liability of $43,561 in 1997 and Deferred Tax Benefit
    of $32,017 in 1996                                                    84,559             (62,152)
                                                                   -------------       -------------

TOTAL STOCKHOLDERS' EQUITY                                            15,922,405          15,701,121
                                                                   -------------       -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 148,958,184       $ 132,516,455
                                                                   =============       =============


The accompanying notes are an integral part of these balance sheets.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                                             1997             1996             1995
                                                         -----------      -----------      -----------
INTEREST INCOME
  Loans, Including Fees                                  $ 9,521,424      $ 8,406,603      $ 7,740,014
  Federal Funds Sold                                         104,811          132,172          131,834
  Deposits with Other Banks                                    3,003              931           12,593
  Investment Securities
    U.S. Treasury                                            572,357          341,531          389,588
    U.S. Government Agencies                                 909,848        1,184,715        1,165,422
    State, County and Municipal                              366,086          358,804          412,497
    Other Investments                                        209,678          129,124           72,173
  Dividends on Other Investments                              40,259           41,602           31,015
                                                         -----------      -----------      -----------

                                                          11,727,466       10,595,482        9,955,136
                                                         -----------      -----------      -----------

INTEREST EXPENSE
  Deposits                                                 4,205,536        3,868,178        3,721,609
  Federal Funds Purchased and Securities Sold Under
    Agreement to Repurchase                                  171,163           16,851           19,855
  Demand Notes Issued to U.S. Treasury                        11,300            6,627           10,171
  Other Borrowed Money                                       370,319          217,800          214,281
                                                         -----------      -----------      -----------

                                                           4,758,318        4,109,456        3,965,916
                                                         -----------      -----------      -----------

NET INTEREST INCOME                                        6,969,148        6,486,026        5,989,220

  Provision for Loan Losses                                1,447,394          325,964           92,224
                                                         -----------      -----------      -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        5,521,754        6,160,062        5,896,996
                                                         -----------      -----------      -----------

NONINTEREST INCOME
  Service Charges on Deposits                                819,722          784,093          658,425
  Gain from Sales of SBA Loans                               375,163               --               --
  Securities Gains                                            11,370            4,696           11,874
  Other                                                      216,335          184,811          117,464
                                                         -----------      -----------      -----------

                                                           1,422,590          973,600          787,763
                                                         -----------      -----------      -----------
NONINTEREST EXPENSES
  Salaries and Employee Benefits                           2,781,963        2,512,010        2,371,029
  Occupancy and Equipment                                    612,913          584,745          515,737
  Data Processing Expense                                    386,385          357,916          310,761
  Stationery, Printing and Supplies                          117,525          124,884          120,156
  Legal and Professional Fees                                153,462          187,022          129,074
  Amortization                                               120,984          120,984          120,984
  Other                                                      828,858          707,451          866,275
                                                         -----------      -----------      -----------

                                                           5,002,090        4,595,012        4,434,016
                                                         -----------      -----------      -----------

INCOME BEFORE INCOME TAXES                                 1,942,254        2,538,650        2,250,743

INCOME TAXES                                                 556,717          721,321          586,296
                                                         -----------      -----------      -----------

NET INCOME                                               $ 1,385,537      $ 1,817,329      $ 1,664,447
                                                         ===========      ===========      ===========

BASIC EARNINGS PER SHARE                                 $      4.11      $      5.25      $      4.83
                                                         ===========      ===========      ===========

DILUTED EARNINGS PER SHARE                               $      4.11      $      5.22      $      4.81
                                                         ===========      ===========      ===========

The accompanying notes are an integral part of these statements.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                                         NET UNREALIZED
                                                                                              UNEARNED     GAIN (LOSS)
                                                                                            COMPENSATION  ON SECURITIES
                                       SHARES   COMMON   PAID-IN     RETAINED    TREASURY    RESTRICTED     AVAILABLE
                                    OUTSTANDING STOCK    CAPITAL     EARNINGS      STOCK        STOCK        FOR SALE       TOTAL
                                    ----------- ------ ----------  -----------  ----------- ------------ -------------- -----------
BALANCE, DECEMBER 31, 1994             345,654  $3,484 $5,519,740  $ 7,557,471  $   (95,526)  $(50,374)     $(490,504)  $12,444,291
  Net Income                                                         1,664,447                                            1,664,447
  Cash Dividends                                                      (345,804)                                            (345,804)
  Sale of Treasury Stock                   200                                        7,500                                   7,500
  Amortization of Unearned
    Compensation                                                                                13,756                       13,756
  Unrealized Gain on Securities,
    Net of Tax                                                                                                586,007       586,007
                                      --------  ------ ----------  -----------  -----------   --------      ---------   -----------
BALANCE, DECEMBER 31, 1995             345,854   3,484  5,519,740    8,876,114      (88,026)   (36,618)        95,503    14,370,197
  Net Income                                                         1,817,329                                            1,817,329
  Cash Dividends                                                      (346,258)                                            (346,258)
  Issuance of Common Stock                 538       6     25,000                              (25,006)                          --
  Amortization of Unearned
    Compensation                                                                                17,508                       17,508
  Unrealized Loss on Securities,
    Net of Tax Benefit                                                                                       (157,655)     (157,655)
                                      --------  ------ ----------  -----------  -----------   --------      ---------   -----------
BALANCE, DECEMBER 31, 1996             346,392   3,490  5,544,740   10,347,185      (88,026)   (44,116)       (62,152)   15,701,121
  Purchase of Treasury Stock           (19,136)                                  (1,073,338)                             (1,073,338)
  Exercise of Stock Options              3,000      30     74,970                                                            75,000
  Net Income                                                         1,385,537                                            1,385,537
  Cash Dividends                                                      (334,676)                                            (334,676)
  Issuance of Common Stock                 446       4     25,012                              (25,016)                          --
  Amortization of Unearned
    Compensation                                                                                22,050                       22,050
  Unrealized Gain on Securities,
    Net of Tax                                                                                                146,711       146,711
                                      --------  ------ ----------  -----------  -----------   --------      ---------   -----------
BALANCE, DECEMBER 31, 1997             330,702  $3,524 $5,644,722  $11,398,046  $(1,161,364)  $(47,082)     $  84,559   $15,922,405
                                      ========  ====== ==========  ===========  ===========   ========      =========   ===========




The accompanying notes are an integral part of these statements.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                                   1997               1996               1995
                                                               ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                   $  1,385,537       $  1,817,329       $  1,664,447
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                  286,679            256,128            222,184
      Amortization and Accretion                                    195,231            112,811            153,024
      Provision for Loan Losses                                   1,447,394            325,964             92,224
      Deferred Compensation                                          38,781             36,189             11,944
      Deferred Income Taxes                                        (438,117)           (61,763)           (20,285)
      Securities Gains                                              (11,370)            (4,696)           (11,874)
      Gain from Sale of SBA Loan                                   (375,163)                --                 --
      Loss on Sale of Equipment                                          --              3,059             38,473
      Loss on Sale of Other Real Estate and Repossessions            13,929              6,482             13,065
      Unrealized Loss on Other Real Estate                           15,000                 --                 --
      Unrealized Loss on Securities                                      --            (35,000)                --
      CHANGE IN
        Interest Receivable                                         (38,103)          (120,649)          (189,717)
        Prepaid Expenses                                             (9,671)                --                 --
        Interest Payable                                             68,052               (764)            64,850
        Accrued Expenses and Accounts Payable                      (124,940)            13,044            125,228
        Other                                                       262,323           (311,772)            77,588
                                                               ------------       ------------       ------------

                                                                  2,715,562          2,036,362          2,241,151
                                                               ------------       ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sale of SBA Loans                                 3,775,323                 --                 --
  Investment in SBA Loans                                        (3,400,160)                --                 --
  Interest-Bearing Deposits in Other Banks                               --                 --            700,000
  Purchase of Investment Securities
    Available for Sale                                           (8,347,991)       (22,845,625)        (6,979,894)
    Held to Maturity                                             (2,088,206)          (702,169)        (2,047,234)
    Other Investments                                              (854,275)                --                 --
  Proceeds from Sale of Investment Securities
    Available for Sale                                            7,440,308         17,071,575          7,346,841
    Held to Maturity                                                     --          4,471,058                 --
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                          2,157,850            750,000                 --
      Held to Maturity                                            2,126,278          2,241,943          4,633,813
  Purchase of Assets Held for Sale                                  (41,160)                --                 --
  Loans to Customers                                             (9,216,460)       (12,279,423)        (9,094,730)
  Purchase of Premises and Equipment                             (1,206,024)          (416,906)          (795,499)
  Other Real Estate                                                  98,245            102,407            159,784
  Cash Surrender Value of Life Insurance                             13,282            (29,688)           (10,133)
                                                               ------------       ------------       ------------

                                                                 (9,542,990)       (11,636,828)        (6,087,052)
                                                               ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Interest-Bearing Customer Deposits                             (2,957,612)         9,561,700         (2,155,904)
  Noninterest-Bearing Customer Deposits                          13,313,172         (2,268,536)         5,031,078
  Dividends Paid                                                   (334,676)          (346,258)          (345,804)
  Federal Funds Purchased                                         6,213,618             70,000                 --
  Note to Federal Home Loan Bank, Net                              (310,816)        (3,646,068)         2,199,185
  Notes and Debentures, Net                                         282,934          2,526,103            (87,540)
  Proceeds from Issuance of Common Stock                             75,000                 --                 --
  Sale (Purchase) of Treasury Stock                              (1,073,338)                --              7,500
                                                               ------------       ------------       ------------

                                                                 15,208,282          5,896,941          4,648,515
                                                               ------------       ------------       ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              8,380,854         (3,703,525)           802,614

CASH AND CASH EQUIVALENTS, BEGINNING                              5,695,055          9,398,580          8,595,966
                                                               ------------       ------------       ------------

CASH AND CASH EQUIVALENTS, ENDING                              $ 14,075,909       $  5,695,055       $  9,398,580
                                                               ============       ============       ============


The accompanying notes are an integral part of these statements.

             SOUTHLAND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Southland Bank Corporation of Georgia and its wholly-owned subsidiaries, Southland Bank (including its wholly-owned subsidiary, Southland Financial Group, Inc.) located in Butler, Georgia and Coffee County Bank located in Douglas, Georgia (the Banks). The 1997 merger of a former wholly-owned subsidiary, Crawford County Bank, into Southland Bank has no effect on consolidated financial position or results of operations. All significant intercompany accounts have been eliminated. The accounting and reporting policies of Southland Bank Corporation of Georgia conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies. Certain reclassifications have been made in the 1995 and 1996 financial statements to conform to the 1997 presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The new statement is effective for periods beginning after December 15, 1997 and requires that certain additional information be reported in the financial statements and related notes. Southland will adopt SFAS 130 in the first quarter of 1998.

INVESTMENT SECURITIES

The Company records investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1997 and 1996. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized losses are recorded in the statements of income on all securities having permanent declines in value.

LOANS

Interest income on loans is recognized using the effective interest method on all loans except for lease financing loans. Interest on these loans is recognized using the sum-of-the-months digits method which results in no material difference from the use of the effective interest method.

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Southland Bank Corporation of Georgia and Subsidiaries' loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout central and south Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia areas.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:


      DESCRIPTION                     LIFE IN YEARS             METHOD
------------------------             ---------------        -------------
Banking Premises                           7-40             Straight-Line

Furniture and Equipment                    5-15             Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

CASH FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts and loans are reported net.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses. As of December 31, 1997 and for the year then ended, other real estate has been reduced by an allowance for unrealized loss totaling $15,000.

COST IN EXCESS OF NET ASSETS ACQUIRED

Cost in excess of net assets acquired represents the excess of purchase price paid for subsidiary stock over the fair value of net assets acquired and is being amortized on a straight-line basis over twenty-five and fifteen years.

MERGERS OF WHOLLY-OWNED SUBSIDIARIES

Effective October 16, 1997, The Citizens State Bank of Butler, Georgia and Crawford County Bank of Roberta, Georgia were merged. The surviving bank, The Citizens State Bank, was subsequently renamed Southland Bank. The Crawford County Bank office remains open and now serves as a branch office of Southland Bank.


(2) CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:


                                                         1997            1996
                                                      ----------      ----------
Cash on Hand and Cash Items                           $1,879,870      $2,191,609
Noninterest-Bearing Deposits with Other Banks          6,189,275       1,620,731
Interest-Bearing Deposits with Other Banks                56,764          32,716
                                                      ----------      ----------

                                                      $8,125,909      $3,845,056
                                                      ==========      ==========

The Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserves as of December 31, 1997 and 1996 totaled $872,000 and $758,000, respectively.

(3) INVESTMENT SECURITIES

Investment securities as of December 31, 1997 are summarized as follows:


                                                                          GROSS               GROSS
                                    AMORTIZED        UNREALIZED         UNREALIZED             FAIR
                                      COST              GAINS             LOSSES              VALUE
                                  ------------      ------------       ------------       ------------
SECURITIES AVAILABLE FOR SALE

U.S. Treasury                     $ 10,023,295      $     67,894       $     (4,857)      $ 10,086,332
U.S. Government Agencies            11,693,166            50,114            (15,691)        11,727,589
State, County and Municipal            522,317            23,391                               545,708
Corporate                            1,109,905             7,786               (518)         1,117,173
Federal Home Loan Bank Stock           758,700                                                 758,700
Other Equity Securities                  8,425                                                   8,425
                                  ------------      ------------       ------------       ------------

                                  $ 24,115,808      $    149,185       $    (21,066)      $ 24,243,927
                                  ============      ============       ============       ============

SECURITIES HELD TO MATURITY

U.S. Government Agencies
  Mortgage Backed                 $    356,905      $      8,125       $       (468)      $    364,562
  Other                                500,000               940                               500,940
State, County and Municipal          6,351,618           185,063               (712)         6,535,969
                                  ------------      ------------       ------------       ------------

                                  $  7,208,523      $    194,128       $     (1,180)      $  7,401,471
                                  ============      ============       ============       ============

The amortized cost and fair value of investment securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                      SECURITIES
                                            --------------------------------------------------------------

                                                 AVAILABLE FOR SALE                 HELD TO MATURITY
                                            ----------------------------      ----------------------------

                                             AMORTIZED           FAIR          AMORTIZED          FAIR
                                                COST            VALUE             COST            VALUE
                                            -----------      -----------      -----------      -----------
Due in One Year or Less                     $ 2,594,106      $ 2,591,592      $   503,853      $   512,070
Due After One Year Through Five Years        20,713,624       20,841,244        3,275,032        3,344,633
Due After Five Years Through Ten Years           40,953           43,966        1,181,006        1,219,492
Due After Ten Years                                                             1,891,727        1,960,714
                                            -----------      -----------      -----------      -----------

                                             23,348,683       23,476,802        6,851,618        7,036,909

Federal Home Loan Bank Stock                    758,700          758,700
Mortgage Backed Securities                                                        356,905          364,562
Other Equity Securities                           8,425            8,425
                                            -----------      -----------      -----------      -----------

                                            $24,115,808      $24,243,927      $ 7,208,523      $ 7,401,471
                                            ===========      ===========      ===========      ===========

Investment securities as of December 31, 1996 are summarized as follows:


                                                                          GROSS               GROSS
                                    AMORTIZED        UNREALIZED         UNREALIZED            FAIR
                                      COST              GAINS             LOSSES              VALUE
                                  ------------      ------------       ------------       ------------
SECURITIES AVAILABLE FOR SALE

U.S. Treasury                     $  5,050,101      $        442       $    (15,511)      $  5,035,032
U.S. Government Agencies
  Mortgage Backed                    3,723,413            14,129            (58,465)         3,679,077
  Other                             11,807,966            13,986            (74,637)        11,747,315
State, County and Municipal            523,333            26,924                               550,257
Corporate                            2,735,003            12,837            (13,874)         2,733,966
Federal Home Loan Bank Stock           433,800                                                 433,800
Other Equity Securities                  8,425                                                   8,425
                                  ------------      ------------       ------------       ------------

                                  $ 24,282,041      $     68,318       $   (162,487)      $ 24,187,872
                                  ============      ============       ============       ============

SECURITIES HELD TO MATURITY

U.S. Government Agencies
  Mortgage Backed                 $    551,190      $      7,681       $       (649)      $    558,222
  Other                              1,610,455             2,625             (6,095)         1,606,985
State, County and Municipal          5,355,435           187,346             (6,079)         5,536,702
                                  ------------      ------------       ------------       ------------

                                  $  7,517,080      $    197,652       $    (12,823)      $  7,701,909
                                  ============      ============       ============       ============

Proceeds from sales of investments available for sale were $7,440,308 in 1997, $21,542,633 in 1996 and $7,346,841 in 1995. Gross realized gains totaled $31,421, $108,911 and $18,412 in 1997, 1996 and 1995, respectively. Gross realized losses totaled $20,051, $104,215 and $6,538 in 1997, 1996 and 1995, respectively.

Investment securities having a carrying value approximating $10,236,000 and $18,544,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.


(4) LOANS

The composition of loans as of December 31 are:

                                                       1997              1996
                                                   -----------       -----------
Commercial, Financial and Agricultural             $28,521,156       $33,278,853
Real Estate-Construction                             2,870,585         3,438,842
Real Estate-Farmland                                10,075,333         8,751,181
Real Estate-Other                                   46,883,064        34,103,765
Installment Loans to Individuals                    10,260,567         9,817,386
All Other Loans                                         57,178           309,357
                                                   -----------       -----------

                                                   $98,667,883       $89,699,384
                                                   ===========       ===========

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $929,937 and $966,312 as of December 31, 1997 and 1996, respectively. Foregone interest on nonaccrual loans approximated $158,100 in 1997, $153,300 in 1996 and $131,900 in 1995.

Southland Bank Corporation of Georgia and Subsidiaries recognize impaired loans as nonaccrual loans delinquent in excess of 90 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follow:


                                                       1997              1996
                                                    ---------         ---------
Total Investment in Impaired Loans                  $ 569,227         $ 420,017

Less Allowance for Impaired Loan Losses              (127,815)         (123,800)
                                                    ---------         ---------

Net Investment, December 31                         $ 441,412         $ 296,217
                                                    =========         =========

Average Investment during the Year                  $ 556,523         $ 588,680
                                                    =========         =========

Income Recognized during the Year                   $     498         $      --
                                                    =========         =========

Income Collected during the Year                    $     498         $      --
                                                    =========         =========


(5) ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:


                                                   1997              1996              1995
                                               -----------       -----------       -----------
BALANCE, BEGINNING                             $ 1,254,992       $ 1,157,030       $ 1,268,864

  Provision Charged to Operating Expenses        1,447,394           325,964            92,224
  Loans Charged Off                               (396,998)         (328,935)         (244,017)
  Loan Recoveries                                  181,027           100,933            39,959
                                               -----------       -----------       -----------

BALANCE, ENDING                                $ 2,486,415       $ 1,254,992       $ 1,157,030
                                               ===========       ===========       ===========

(6) PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:


                                                    1997                1996
                                                -----------         -----------
Land                                            $   231,000         $   231,000
Building                                          3,017,354           2,169,741
Furniture, Fixtures and Equipment                 2,535,548           2,177,129
                                                -----------         -----------

                                                  5,783,902           4,577,870
Accumulated Depreciation                         (2,650,559)         (2,363,873)
                                                -----------         -----------

                                                $ 3,133,343         $ 2,213,997
                                                ===========         ===========

Depreciation charged to operations totaled $286,679 in 1997, $256,128 in 1996 and $222,184 in 1995.


(7) INCOME TAXES

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:


                                   1997               1996               1995
                                ---------          ---------          ---------
Current Federal                 $ 994,834          $ 783,084          $ 606,581
Deferred Federal                 (438,117)           (61,763)           (20,285)
                                ---------          ---------          ---------

                                $ 556,717          $ 721,321          $ 586,296
                                =========          =========          =========

Income tax expense amounted to $556,717 in 1997, $721,321 in 1996 and $586,296 in 1995, which is less than the tax expense computed by applying the statutory federal tax rate of 34 percent in 1997, 1996 and 1995 to income before income taxes. The reasons for the differences are as follows:


                                         1997            1996            1995
                                      ---------       ---------       ---------
STATUTORY FEDERAL INCOME TAXES        $ 660,366       $ 863,141       $ 765,253
  Tax-Exempt Interest                  (135,605)       (154,721)       (180,678)
  Interest Expense Disallowance          16,013          16,853          15,579
  Other                                  15,943          (3,952)        (13,858)
                                      ---------       ---------       ---------

ACTUAL FEDERAL INCOME TAXES           $ 556,717       $ 721,321       $ 586,296
                                      =========       =========       =========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:


                                                      1997               1996
                                                   ---------          ---------
DEFERRED TAX ASSETS
  Allowance for Loan Losses                        $ 681,498          $ 247,338
  Deferred Compensation                               97,993             84,807
  Other Real Estate                                    5,100                 --
                                                   ---------          ---------

                                                     784,591            332,145
                                                   ---------          ---------
DEFERRED TAX LIABILITIES
  Premises and Equipment                             (72,162)           (66,161)
  Securities Accretion                               (25,844)           (17,517)
  Other                                             (118,089)          (118,088)
                                                   ---------          ---------

                                                    (216,095)          (201,766)
                                                   ---------          ---------

                                                     568,496            130,379
DEFERRED TAX (LIABILITY) ASSET ON
  SECURITIES GAINS AND LOSSES                        (43,561)            32,017
                                                   ---------          ---------

NET DEFERRED TAX ASSETS                            $ 524,935          $ 162,396
                                                   =========          =========

(8) DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:


                                                    1997                 1996
                                                -----------          -----------
Interest-Bearing Demand                         $37,014,596          $30,118,658
Savings                                           5,834,294            5,809,628
Time, $100,000 and Over                          13,935,792           10,760,626
Other Time                                       41,954,804           38,733,357
                                                -----------          -----------

                                                $98,739,486          $85,422,269
                                                ===========          ===========

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $11,989,000 and $9,134,000 as of December 31, 1997 and 1996, respectively.

As of December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


                         YEAR                            AMOUNT
                  -------------------                 -----------
                         1998                         $44,671,541
                         1999                           6,754,191
                         2000                           2,304,584
                         2001                           1,457,623
                  2002 and Thereafter                     702,657
                                                      -----------

                                                      $55,890,596
                                                      ===========


(9) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under agreement to repurchase generally mature one day from the transaction date. Treasury and government agency securities sold under repurchase agreements are held and segregated by the Bank's investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Bank, subject to agreement by the buyer. The agreements, as of December 31, 1997, mature the following day.

Information concerning securities sold under agreements to repurchase for 1997 is summarized as follows:

Average Balance During the Year                                      $2,963,178
Average Interest Rate During the Year                                       4.9%
Maximum Month-End Balance During the Year                            $6,283,618
Carrying Value as of December 31, 1997                               $3,021,971
Estimated Fair Value as of December 31, 1997                         $3,021,971

(10) OTHER BORROWED MONEY

Other borrowed money is comprised of the following:


                                                                  1997            1996
                                                               ----------      ----------
Advance agreements with Federal Home Loan Bank of
Atlanta, dated October 1992 through November 1996,
payable in full on various dates through 2008.
Interest rates ranging from 5.53 percent to 8.66
percent are determined under the fixed rate credit,
principal reducing credit and principal reducing
optional advance programs.                                     $2,227,762      $2,583,577
                                                               ==========      ==========

Estimated maturities for the next five years assuming semiannual amortization and interest rates in effect as of December 31, 1997 are as follows:


                         YEAR                            AMOUNT
                  -------------------                 -----------
                         1998                          $  310,815
                         1999                             310,815
                         2000                             310,815
                         2001                             310,815
                         2002                             310,815
                      Thereafter                          673,687
                                                       ----------

                                                       $2,227,762
                                                       ==========


(11) PROFIT SHARING PLAN

The Banks have profit sharing plans that cover substantially all employees. Contributions to the plans are at the discretion of the board of directors. During 1997, 1996 and 1995, contributions charged to operations were $138,436, $156,795 and $159,681, respectively.


(12) COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the financial statements. These include various guarantees and standby letters of credit. Commitments under standby letters of credit approximate $738,000 and $2,075,000 as of December 31, 1997 and 1996, respectively. Unfulfilled loan commitments as of December 31, 1997 and 1996 total $10,515,000 and $3,277,000, respectively. No losses are anticipated as a result of these commitments.

Rental expense under operating leases totaled $7,200 for the years ended December 31, 1997, 1996 and 1995.

Future minimum lease payments for land under long-term operating leases are:


                         YEAR                            AMOUNT
                  -------------------                 -----------
                         1998                           $ 7,200
                         1999                             7,200
                         2000                             7,200
                         2001                             2,400
                                                        -------

                                                        $24,000
                                                        =======


(13) RELATED PARTY TRANSACTIONS

The Banks have direct and indirect loans outstanding to certain officers, directors and related interests. All related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and involve no more than the normal risk of collectibility. A summary of activity of related party loans is shown below:


                                                      1997              1996
                                                  -----------       -----------
BALANCE, BEGINNING                                $   547,069       $   517,965

  New Loans                                         1,372,103           297,752
  Repayments                                         (896,443)         (268,648)
  Transactions Due to Changes in Directors            402,245                --
                                                  -----------       -----------

BALANCE, ENDING                                   $ 1,424,974       $   547,069
                                                  ===========       ===========


(14) RESTRICTED STOCK

The Company has granted restricted stock under its long-term incentive plan to key officers and employees. The restricted stock was granted at 100 percent of the fair market value at the date of grant. Shares of restricted stock are subject to forfeiture until the expiration of seven years of service commencing on the date of grant. During the forfeiture period, certificates for shares of restricted stock are nontransferable. The restricted shares are entitled to all the rights of an outstanding common share. On December 31, 1990 and December 31, 1991, the Company granted 1,525 shares and 915 shares, respectively, at fair market value of $41 per share. On January 1, 1996, the Company granted 538 shares at fair market value of $46.48 per share. On March 6, 1997, the Company granted an additional 446 shares at a fair value of $56.09 per share. As of December 31, 1997, there have been no forfeitures. Compensation expense charged to income was $22,050 in 1997, $17,508 in 1996 and $13,756 in 1995.

(15) NONCOMPENSATORY STOCK OPTION PLAN

During 1987 and 1990, key employees were granted the right to purchase shares of common stock at the fair value as of the grant date in accordance with the Company's incentive stock option plan. On February 10, 1987, 3,000 shares were granted at a price of $25 per share. On December 31, 1990, 305 shares were granted at a price of $41 per share. Unexercised options expire on December 31, 2000.

A summary of option transactions follows:


 Granted to Date                                               3,305
 Canceled                                                         --
 Exercised                                                     3,000
                                                               -----

 Outstanding, December 31, 1997                                  305
                                                               =====

 Eligible to be Exercised, December 31, 1997                     305
                                                               =====

(16) DEFERRED COMPENSATION PLAN

The Company has deferred compensation plans covering certain directors through individual deferred compensation contracts. In accordance with the terms of the contracts, the Company is committed to pay the directors deferred compensation in a lump sum payment upon termination of the director's employment with the Corporation or upon death or disability. The director has the option to choose an alternate plan receiving monthly installments over a ten-year period.

Liabilities accrued under the plan totaled $288,214 and $249,433 as of December 31, 1997 and 1996, respectively. Provisions charged to operations totaled $38,781 in 1997, $36,188 in 1996 and $11,944 in 1995. The effective date of the agreements was January 1, 1995.

(17) INTEREST INCOME AND EXPENSE

Interest income of $398,838, $455,062 and $531,406 from state, county and municipal bonds was exempt from regular income taxes in 1997, 1996 and 1995, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $589,405, $569,396 and $550,843 for the years ended December 31, 1997, 1996 and 1995.


(18) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:


                                   1997               1996               1995
                                ----------         ----------         ----------
Interest Expense                $4,690,266         $3,458,285         $3,902,177
                                ==========         ==========         ==========

Income Taxes                    $1,077,134         $  947,580         $  751,847
                                ==========         ==========         ==========

Noncash financing and investing activities for the years ended December 31 are as follows:


                                   1997               1996               1995
                                ----------         ----------         ----------
Acquisitions of Real Estate
  Through Loan Foreclosures     $  186,261         $  157,056         $  229,958
                                ==========         ==========         ==========


(19) INTANGIBLE ASSETS

On January 3, 1994, Southland Bank Corporation of Georgia acquired United Bank of Crawford (subsequently changed to Crawford County Bank) in a business combination accounted for as a purchase. The purchase price of $3,526,870 exceeded the fair value of the net assets of Crawford County Bank by $1,426,614, which is being amortized on the straight-line method over 15 years. Other goodwill resulted from acquisitions of subsidiary bank shares from minority stockholders in prior years and is being amortized over 25 years. Goodwill as of December 31, 1997 is as follows:


                                  CRAWFORD
                                   COUNTY
                                    BANK             OTHER             TOTAL
                                -----------       -----------       -----------
Original Amount                 $ 1,426,614       $   829,537       $ 2,256,151

  Amortized to Date                (382,807)         (176,988)         (559,795)
                                -----------       -----------       -----------

Unamortized Goodwill            $ 1,043,807       $   652,549       $ 1,696,356
                                ===========       ===========       ===========

Amortization totaled $120,984, for the years ended December 31, 1997, 1996 and 1995.


(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Southland Bank Corporation of Georgia and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

   CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

   INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

   LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

   DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

   BORROWED MONEY - The carrying amount of variable rate borrowings is a reasonable estimate of fair value. The fair value of fixed rate borrowings is estimated by discounting contractual cash flows based on current rates.

   STANDBY LETTERS OF CREDIT AND COMMITMENTS TO EXTEND CREDIT - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                         1997                        1996
                                                -----------------------     -----------------------
                                                CARRYING     ESTIMATED      Carrying     Estimated
                                                 AMOUNT      FAIR VALUE      Amount      Fair Value
                                                --------     ----------     --------     ----------

                                                                  (IN THOUSANDS)
ASSETS
  Cash and Short-Term Investments               $ 14,076      $ 14,076      $  5,695      $  5,695
  Investment Securities Available for Sale        24,244        24,244        24,188        24,188
  Investment Securities Held to Maturity           7,209         7,401         7,518         7,702
  Loans                                           98,668        98,475        89,699        89,468

LIABILITIES
  Deposits                                       123,166       123,320       112,810       112,929
  Borrowed Money                                   9,045         9,045         2,790         2,790

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                          738           738         2,075         2,075
  Commitments to Extend Credit                    10,515        10,515         3,277         3,277

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include other real estate, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(21) REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 1998 without prior approval from the banking regulatory agencies approximates $802,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1997, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.


                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                     FOR CAPITAL                 PROMPT CORRECTIVE
                                        ACTUAL                    ADEQUACY PURPOSES              ACTION PROVISIONS
                                ----------------------         ----------------------         ----------------------
                                   AMOUNT        RATIO            AMOUNT        RATIO            AMOUNT        RATIO
                                -----------      -----         -----------      -----         -----------      -----
AS OF DECEMBER 31, 1997

Total Capital
  to Risk-Weighted Assets       $16,577,788      17.10%        $ 7,757,552       8.00%        $ 9,696,940      10.00%
Tier I Capital
  to Risk-Weighted Assets        15,349,938      15.83           3,878,776       4.00           5,818,164       6.00
Tier I Capital
  to Average Assets              15,349,938      11.21           5,475,734       4.00           6,844,667       5.00

                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                     FOR CAPITAL                 PROMPT CORRECTIVE
                                        ACTUAL                    ADEQUACY PURPOSES              ACTION PROVISIONS
                                ----------------------         ----------------------         ----------------------
                                   AMOUNT        RATIO            AMOUNT        RATIO            AMOUNT        RATIO
                                -----------      -----         -----------      -----         -----------      -----
AS OF DECEMBER 31, 1996

Total Capital
  to Risk-Weighted Assets       $15,251,159      15.44%        $ 7,902,155       8.00%        $ 9,877,694      10.00%
Tier I Capital
  to Risk-Weighted Assets        14,015,924      14.19           3,950,930       4.00           5,926,395       6.00
Tier I Capital
  to Average Assets              14,015,924      10.03           5,589,601       4.00           6,987,500       5.00


(22) EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15") and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented with earlier application not permitted. The following presents earnings per share for the years ended December 31, 1997, 1996 and 1995 under the requirements of Statement 128:


                                                 YEAR ENDED DECEMBER 31
                                       ------------------------------------------
                                         1997             1996             1995
                                       --------         --------         --------
BASIC EARNINGS PER SHARE               $   4.11         $   5.25         $   4.83
Weighted Average Common Shares          337,130          346,076          344,866

DILUTED EARNINGS PER SHARE                 4.11             5.22             4.81
Weighted Average Common Shares          337,353          347,821          346,288

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Southland Bank Corporation continues to follow Opinion 25 in accounting for its stock-based compensation awards. The effect of Statement 123 on net income and earnings per share is immaterial.


(23) SUBSEQUENT EVENT

In February 1998, the Company entered into an Agreement and Plan of Merger with First Liberty Financial Corporation (FLFC) to exchange each of its outstanding shares of common stock for 3.51 shares of FLFC common stock subject to adjustment for stock splits, stock dividends or a combination of stock by FLFC. The proposed merger will be accounted for as a pooling of interests and is subject to the approval of various regulatory authorities.

(24) FINANCIAL INFORMATION OF SOUTHLAND BANK CORPORATION OF GEORGIA (PARENT
     ONLY)

Southland Bank Corporation of Georgia's (parent only) balance sheets as of December 31, 1997 and 1996 and the related statements of income and cash flows for each year of the three-year period ended December 31, 1997 are as follows:

                                 BALANCE SHEETS
                                   DECEMBER 31

                                     ASSETS

                                                               1997              1996
                                                           ------------      ------------
Cash                                                       $    286,659       $    152,122
Interest-Bearing Deposits in Banks                               14,942            493,276
Investment in Southland Bank                                  7,297,099          6,940,783
Investment in Coffee County Bank                              6,762,349          6,228,462
Investment Securities                                             2,425              2,425
Equipment, Net of $20,171 of Accumulated Depreciation            20,594             21,917
Goodwill                                                      1,696,356          1,817,338
Income Tax Benefit Receivable                                        --            217,893
Deferred Income Tax Asset                                        95,963             84,347
Other                                                            52,437               (132)
                                                           ------------       ------------

                                                           $ 16,228,824       $ 15,958,431
                                                           ============       ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY


OTHER LIABILITIES                                          $    306,419       $    257,310
                                                           ------------       ------------

STOCKHOLDERS' EQUITY
  Common Stock                                                    3,524              3,490
  Paid-In Capital                                             5,644,722          5,544,740
  Retained Earnings                                          11,398,046         10,347,185
                                                           ------------       ------------

                                                             17,046,292         15,895,415
  Treasury Stock                                             (1,161,364)           (88,026)
  Unearned Compensation-Restricted Stock                        (47,082)           (44,116)
  Unrealized Gain (Loss) on Securities, Net of Tax               84,559            (62,152)
                                                           ------------       ------------

                                                             15,922,405         15,701,121
                                                           ------------       ------------

                                                           $ 16,228,824       $ 15,958,431
                                                           ============       ============

(24) FINANCIAL INFORMATION OF SOUTHLAND BANK CORPORATION OF GEORGIA (PARENT
     ONLY) (CONTINUED)


                              STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31


                                                           1997            1996            1995
                                                        ----------      ----------      ----------
  Dividends from Subsidiaries                           $1,008,012      $  903,060      $  639,858
  Interest Income                                            6,715           9,546           1,110
  Other                                                         50              --           4,092
                                                        ----------      ----------      ----------

                                                         1,014,777         912,606         645,060
                                                        ----------      ----------      ----------

EXPENSES
  Interest                                                      --              --           1,010
  Depreciation                                               4,620           4,040              --
  Amortization                                             120,984         120,984         120,984
  Salaries and Employee Benefits                            60,037          36,188          11,944
  Directors' Fees                                           32,500          32,500          32,500
  Legal and Professional                                    28,060          32,959          14,640
  Taxes                                                     25,561          22,674           5,406
  Miscellaneous                                             34,527          48,237          22,125
                                                        ----------      ----------      ----------

                                                           306,289         297,582         208,609
                                                        ----------      ----------      ----------

Income Before Income Tax Benefits and
  Equity in Undistributed Earnings of Subsidiaries         708,488         615,024         436,451

Income Tax Benefits                                         80,056          89,336          60,562
                                                        ----------      ----------      ----------

Income Before Equity in Undistributed
  Earnings of Subsidiaries                                 788,544         704,360         497,013


Equity in Undistributed Earnings of Subsidiaries           596,993       1,112,969       1,167,434
                                                        ----------      ----------      ----------

NET INCOME                                              $1,385,537      $1,817,329      $1,664,447
                                                        ==========      ==========      ==========

(24) FINANCIAL INFORMATION OF SOUTHLAND BANK CORPORATION OF GEORGIA (PARENT
     ONLY) (CONTINUED)


                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                                1997              1996              1995
                                                            -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                $ 1,385,537       $ 1,817,329       $ 1,664,447
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Loss on Disposal of Assets                                     --                --            18,567
      Deferred Compensation                                      38,781            36,189            11,944
      Amortization of Unearned Compensation                      22,050            13,757            13,756
      Deferred Income Taxes                                     (11,616)          (11,844)          (72,503)
      Depreciation                                                4,620             4,040                --
      Amortization                                              120,984           120,984           120,984
      Equity in Undistributed Earnings of Subsidiaries         (596,993)       (1,112,969)       (1,167,434)
      CHANGE IN
        Tax Benefits Receivable/Payable                         225,818           (77,491)           11,941
        Other                                                    (9,008)         (119,098)           58,383
                                                            -----------       -----------       -----------

                                                              1,180,173           670,897           660,085
                                                            -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest-Bearing Deposits in Other Banks                      478,335          (276,646)         (201,100)
  Bank Premises and Equipment                                    (3,297)          (25,957)               --
  Purchase of Assets Held for Sale                              (41,160)               --                --
                                                            -----------       -----------       -----------

                                                                433,878          (302,603)         (201,100)
                                                            -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-Term Debt                                                     --                --           (50,000)
  Dividends Paid                                               (334,676)         (346,258)         (345,804)
  Sale (Purchase) of Treasury Stock                          (1,073,338)               --             7,500
  Issuance of Common Stock                                       75,000                --                --
  Capital Contribution                                         (146,500)               --                --
                                                            -----------       -----------       -----------

                                                             (1,479,514)         (346,258)         (388,304)
                                                            -----------       -----------       -----------

INCREASE IN CASH                                                134,537            22,036            70,681

CASH, BEGINNING                                                 152,122           130,086            59,405
                                                            -----------       -----------       -----------

CASH, ENDING                                                $   286,659       $   152,122       $   130,086
                                                            ===========       ===========       ===========

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                                      AMONG



                          FIRST LIBERTY FINANCIAL CORP.
                                       AND
                       FIRST LIBERTY BANK, ON THE ONE HAND

                                       AND

                     SOUTHLAND BANK CORPORATION OF GEORGIA,
                     SOUTHLAND BANK AND COFFEE COUNTY BANK,
                                ON THE OTHER HAND





                                      DATED
                                FEBRUARY 18, 1998


                                 As amended on

                                  May 8, 1998

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made February 18, 1998, between FIRST LIBERTY FINANCIAL CORP. ("FLFC"), a Georgia corporation and FIRST LIBERTY BANK ("FLB"), a federal savings bank, on the one hand, and SOUTHLAND BANK CORPORATION OF GEORGIA ("SBC"), a Georgia corporation, SOUTHLAND BANK ("Southland"), a state chartered bank organized under the laws of the State of Georgia, and COFFEE COUNTY BANK ("Coffee"), a state chartered bank organized under the laws of the State of Georgia, on the other hand, FLFC and SBC shall be hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

         The boards of directors of the Constituent Corporations have determined that it is desirable and in the best interests of their respective corporations and shareholders that SBC merge into FLFC (the "Company Merger"). The boards of directors of FLB, Southland and Coffee have each determined that it is desirable and in the best interests of each such institution and its sole shareholder that Southland and Coffee merge into FLB (the "Bank Merger"). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers"; and

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         SECTION 1. THE MERGERS AND CLOSING

         1.01     MERGERS.

                  (a) Company Merger Certificate. At or before the Closing, as defined herein, a duly authorized officer of FLFC will execute the certificate of merger annexed hereto as Exhibit 1.01(a) (the "Company Merger Certificate"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, SBC will merge with and into FLFC, which shall be the surviving corporation.

                  (b) Articles of Combination. At or before the Closing, as defined herein, the duly authorized officers of FLB, Southland and Coffee will execute the articles of combination annexed hereto as Exhibit 1.01(b) (the "Articles of Combination"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, each of Southland and Coffee will merge with and into FLB, which shall be the surviving bank.

                  (c) Effects of Mergers. The Company Merger shall have the effects set forth in the Georgia Business Corporation Code ("GBCC"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property and assets, rights, privileges and all debts, liabilities and obligations of SBC will become the property and assets, rights, privileges and debts, liabilities and obligations of FLFC as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the Financial Institutions Code of Georgia and applicable federal laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of each of Southland and Coffee will become the property and assets, rights, privileges and debts, liabilities and obligations of FLB as the surviving association in the Bank Merger.

         1.02 THE CLOSING. The "Closing" of the transactions contemplated hereby will take place at the principal offices of SBC (or such other place to which the parties may agree), at 10:00 a.m., Eastern Standard Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date." If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request,
(b) the certificates, letters and opinions required by Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Company Merger Certificate and the Articles of Combination and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement, the Company Merger Certificate and the Articles of Combination. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to
Section 7.

         1.03 THE EFFECTIVE DATE AND TIME. Immediately following (or concurrently with) the Closing, the Company Merger Certificate shall be filed with and recorded by the Secretary of State of Georgia, and the Articles of Combination and such other documents and notices as may be required will be filed and recorded with the Office of Thrift Supervision ("OTS"), and the Company Merger and the Bank Merger shall be effective at the date and time specified in the Company Merger Certificate and the Articles of Combination, respectively. The date on which and the time at which the Company Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

         1.04     SURVIVING CORPORATIONS.

                  (a) Company Merger. The Articles of Incorporation and Bylaws of FLFC, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and bylaws of FLFC as the surviving corporation in the Company Merger. The directors and officers of FLFC at the Effective Time shall be the directors and officers of FLFC as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of FLFC Common Stock, $1.00 par value ("FLFC Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, all outstanding shares of SBC Common Stock, other than any such shares as to which dissenters' rights shall exist, shall be converted as set forth in Section 2.

                  (b) Bank Merger. The charter documents and Bylaws of FLB, as in effect immediately prior to the effective time of the Bank Merger shall remain unchanged by reason of the Bank Merger and shall be the charter documents and Bylaws of FLB as the surviving entity in the Bank Merger. The directors and officers of FLB at the effective time of the Bank Merger shall be the directors and officers of FLB as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of each of Southland and Coffee, shall be canceled and (ii) the shares of capital stock of FLB as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

         1.05 TAX CONSEQUENCES. It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

         1.06 ACCOUNTING TREATMENT. It is the intention of the parties hereto that the Mergers shall qualify for pooling-of-interests accounting treatment.

         SECTION 2.        CONVERSION OF STOCK IN THE COMPANY MERGER

         2.01 CONVERSION. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of SBC common stock, $50.00 par value per share ("SBC Common Stock"), shall be converted as follows:

                  (a) Exchange Ratio. Except for shares of SBC Common Stock held by SBC as treasury shares (which shall by reason of the Company Merger be canceled), and subject to the provisions of Section 2.01(b) relating to fractional shares, each issued and outstanding share of SBC Common Stock shall be converted into the right to receive 3.51 shares of FLFC Common Stock; provided that such ratio shall be ratably adjusted to reflect the effects of any split of FLFC Common Stock, dividend on FLFC Common Stock paid in shares of FLFC Common Stock, or combination of the outstanding number of shares of FLFC Common Stock, or any similar recapitalization increasing or decreasing the aggregate number of shares of FLFC Common Stock outstanding, occurring after the date hereof but prior to the Closing Date.

                  (b) Fractional Shares. In lieu of the issuance of fractional shares of FLFC Common Stock, each shareholder of SBC, upon surrender of his or her certificate that immediately prior to the Effective Time represented SBC Common Stock, other than shares of SBC Common Stock held by SBC as treasury shares (which shall by reason of the Company Merger be canceled), shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of FLFC Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of FLFC Common Stock at the Effective Time shall be such fraction multiplied by the average of the closing per share trading prices of FLFC Common Stock (as reported in the Wall Street Journal, corrected for typographical errors) on the twenty (20) trading days immediately preceding the tenth (10th ) business day prior to the Closing Date.

                  (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of SBC Common Stock, other than shares of SBC Common Stock held by SBC as treasury shares (which shall by reason of the Company Merger be canceled), upon surrender thereof to the exchange agent selected by FLFC (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of FLFC Common Stock into which such holder's shares of SBC Common Stock were converted. Until so surrendered, each outstanding SBC stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of FLFC Common Stock, to represent the number of whole shares of FLFC Common Stock into which such holder's SBC Common Stock shall have been converted. FLFC may, at its option, refuse to pay any dividend or other distribution to, or refuse to allow voting by, holders of unsurrendered SBC stock certificates until surrendered; provided, however, that upon the surrender and exchange of any SBC stock certificates there shall be paid, to the extent not previously paid, to the record holders of the FLFC stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of FLFC Common Stock into which the shares of SBC Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of SBC Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.


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                  (d) Deposit. Promptly following the Effective Time, FLFC shall deposit or cause to be deposited with the Exchange Agent (i) irrevocable instructions to issue the shares of FLFC Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of SBC Common Stock pursuant to this Section 2.

                  (e) Transmittal Materials. Promptly after the Effective Time, FLFC shall send or cause to be sent to each former shareholder of record of SBC at the Effective Time transmittal materials for use in exchanging certificates of SBC Common Stock for certificates of FLFC Common Stock.

                  (f) Dissenters' Rights. Notwithstanding anything in this
section 2.01 to the contrary, no outstanding share of SBC Common Stock shall be converted into or represent a right to receive any shares of FLFC Common Stock pursuant to subsection 2.01(a) if the holder thereof has demanded and perfected his demand for payment of the fair value of such share in accordance with the applicable provisions of Article 13 of the GBCC (the "Dissenter Provisions") and has not effectively withdrawn or lost his right to such payment. All such shares of SBC Common Stock shall represent only the rights granted with respect to such shares pursuant to the Dissenter Provisions. SBC shall give prompt notice to FLFC upon receipt by SBC of any written demands for payment of the fair value of SBC Common Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any shareholder duly making such a demand being hereinafter called a "Dissenting Shareholder"). FLFC shall have the right to participate in all negotiations and proceedings with respect to any Dissenting Shareholder. SBC agrees that it will not, except with the prior written consent of FLFC, make any determination of fair value or any payment with respect to, or settle or offer to settle any matter arising out of, any dissent. Each Dissenting Shareholder, if any, who becomes entitled to payment for his shares of SBC Common Stock pursuant to the Dissenter Provisions shall receive payment thereof from FLFC (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of SBC Common Stock shall be canceled. If any holder of shares of SBC Common Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, the shares of SBC Common Stock of such holder shall be converted into a right to receive the consideration set forth in subsection 2.01(a).

         2.02 CLOSING TRANSFER BOOKS. At the Effective Time, the stock transfer books of SBC shall be closed and no transfer of shares of SBC Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of each of Southland and Coffee shall be closed and no transfer of shares of Southland Common Stock or Coffee Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of FLFC Common Stock issued, and any fractional share payments paid upon surrender for exchange of certificates representing shares of SBC Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of SBC Common Stock theretofore represented by such certificates.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SBC, SOUTHLAND AND COFFEE

         SBC, Southland and Coffee represent and warrant to FLFC and FLB that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Schedule of Exceptions:

         3.01 CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "SBC's consolidated group," as such term is used in this Agreement, consists of SBC, Southland, Coffee and Southland Financial Group, Inc. ("SFG"). SBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and is a bank holding company within the meaning of the Bank Holding Company Act of

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1956, as amended (the "Bank Holding Company Act"). Each of Southland and Coffee
is a state banking association, duly organized, validly existing and in good standing under the laws of the State of Georgia. SFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each member of SBC's consolidated group has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted, to execute this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such member's financial condition, results of operations or business.

         3.02     CAPITAL STOCK; OTHER INTERESTS. The authorized capital stock
(i) of SBC consists of 1,000,000 shares of SBC Common Stock, of which 330,702 shares are issued and outstanding and 21,713 shares are held in its treasury;
(ii) of Southland consists of 4,000 shares of common stock, $50.00 par value per share ("Southland Common Stock"), of which 4,000 shares are issued and outstanding and no shares are held in its treasury; and (iii) of Coffee consists of 116,160 shares of common stock, $1.00 par value per share ("Coffee Common Stock"), of which 116,160 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of SBC's consolidated group have been duly authorized and are validly issued, fully paid and nonassessable, and all of the outstanding shares of Southland and Coffee are owned by SBC, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. No member of SBC's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock, except that SBC has outstanding options to purchase an aggregate of 305 shares of SBC Common Stock as further set forth in the Schedule of Exceptions. There are no agreements among SBC and SBC's shareholders or by which SBC is bound with respect to the voting or transfer of SBC Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of SBC's consolidated group has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Except as set forth in the Schedule of Exceptions, no member of SBC's consolidated group has a subsidiary (other than Southland, Coffee and SFG), or direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity. During 1997, SBC effected a repurchase of an aggregate of 17,798 shares of SBC Common Stock.

         3.03 CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to the approval of this Agreement by the shareholders of SBC, Southland and Coffee, respectively, in accordance with the GBCC and applicable state banking law, all corporate acts and other proceedings required of each member of SBC's consolidated group for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly taken. Subject to approval by the shareholders of SBC, Southland and Coffee and to such regulatory approvals as are required by law, this Agreement is the legal, valid and binding obligation of SBC, Southland and Coffee and is enforceable against SBC, Southland and Coffee, respectively, in accordance with the respective terms hereof. With respect to each member of SBC's consolidated group, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any material order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         3.04 FINANCIAL STATEMENTS AND REPORTS. SBC has delivered to FLFC true and complete copies of (a) the consolidated balance sheets as of December 31, 1995 and December 31, 1996 of SBC and its

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consolidated subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (b) the unaudited consolidated balance sheets as of September 30, 1997 of SBC and its consolidated subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the nine-month period then ended (collectively, the "Interim Financial Statements") and (c) all reports to the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Georgia Department of Banking and Finance for the year ended December 31, 1996, or any subsequent period, of each member of SBC's consolidated group required to file such reports.

                  The Financial Statements and, except as indicated in the notes thereto, the Interim Financial Statements, have been (and all financial statements delivered to FLFC as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the consolidated results of operations of SBC's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), no member of SBC's consolidated group had, nor are any of any such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to FLFC. The deferred compensation amounts reflected in the Interim Financial Statements reflect the full liability as of December 31, 1996 of SBC's consolidated group for deferred compensation to employees subject to deferred compensation or retirement agreements. The Schedule of Exceptions describes the method by which such deferred compensation liability will be determined for the year ending December 31, 1997.

         3.05 LOAN AND INVESTMENT PORTFOLIOS. All loans, discounts and financing leases (in which a member of SBC's consolidated group is lessor) reflected on the Latest Balance Sheet (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of each member of SBC's consolidated group as of such date, have been delivered to FLFC. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, no member of SBC's consolidated group is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that is a "troubled debt restructuring" or that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of SBC's consolidated group to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of SBC's consolidated group or the FDIC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of SBC's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) or an equivalent state or federal law or regulation, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.


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         3.06     ADEQUACY OF ALLOWANCES FOR LOSSES. Each of the allowances for losses on loans, financing leases and other real estate ("Loan Loss Reserves") shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects to provide for all anticipated losses, net of recoveries related to loans previously charged-off. Each of the Loan Loss Reserves reflected on the books of SBC's consolidated group at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects to provide for all anticipated losses, net of recoveries related to loans previously charged-off.

         3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Latest Balance Sheet, SBC has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of SBC's capital stock except as set forth in the Schedule of Exceptions. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of SBC's consolidated group, taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such member has, since the date of the Latest Balance Sheet and except as set forth in the Schedule of Exceptions:

                  (a) borrowed any money or entered into any capital lease or, except in the ordinary course of business consistent with past practices, (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

                  (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

                  (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

                  (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

                  (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a material adverse effect on either Southland or Coffee;

                  (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

                  (g) incurred any material loss except for losses adequately reserved against on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

                  (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

                  (i) made any capital expenditure or capital addition or betterment in excess of $50,000;


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                  (j) entered into any agreement requiring the payment,
conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for normal, periodic increases consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $30,000;

                  (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

                  (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

                  (m) entered into any agreement, contract or commitment to do any of the foregoing.

         3.08 TAXES. Each member of SBC's consolidated group has timely filed all federal, state and local income, franchise, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. Except as set forth in the Schedule of Exceptions, the consolidated federal income tax returns of SBC's consolidated group have not been audited by the Internal Revenue Service since the date of SBC's inception. No audit or examination is presently being conducted by any taxing authority nor has any member of SBC's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of SBC's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of SBC's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

         3.09     TITLE TO ASSETS.

                  (a) On the date of the Latest Balance Sheet, each member of SBC's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such


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properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of SBC's consolidated group owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member.

                  (b) With respect to each lease of any material real property or a material amount of personal property to which any member of SBC's consolidated group is a party, except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

                  (c) No member of SBC's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

         3.10     LEGAL MATTERS.

                  (a) (i) There is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against any member of SBC's consolidated group nor (ii) to the knowledge of SBC, do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of SBC's consolidated group that, if adversely determined, would have a material adverse effect on SBC's consolidated group.

                  (b) Each member of SBC's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

                  (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of SBC's consolidated group as a result of examination by any bank or bank holding company regulatory authority or, to the knowledge of each member of SBC's consolidated group, otherwise in existence.

                  (d) No member of SBC's consolidated group is subject to any written agreement, memorandum or order with or by any bank or bank holding company regulatory authority.

                  (e) To the knowledge of SBC, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any member of SBC's consolidated group or any officer, director, advisory director or employee of any such member, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member, nor do any facts or circumstances exist that would be likely to form the basis of any such material claim against any officer, director, advisory director or employee of any such member.


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         3.11     EMPLOYEE BENEFIT PLANS.

                  (a) Except for the plans listed in the Schedule of Exceptions (the "ERISA Plans"), no member of SBC's consolidated group sponsors, maintains or contributes to any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA. There is no matter relating to any of the ERISA Plans pending or, to the knowledge of SBC's consolidated group, threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental agency. There are no actions, suits or claims pending or, to the knowledge of SBC's consolidated group, threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Each member of SBC's consolidated group has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and, to the knowledge of SBC's consolidated group, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification, except that pursuant to statute and administrative rulings such ERISA Plans have not yet been amended to comply with certain recently enacted statutes as to which compliance is not yet required. No member of SBC's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

                  (b) Set forth in the Schedule of Exceptions is a true and complete list of each benefit plan and benefit arrangement of any member of SBC's consolidated group other than the ERISA Plans. True and complete copies of all plans (including ERISA Plans) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to FLFC.

                  (c) All group health plans of any member of SBC's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

                  (d) Each plan, fund or arrangement previously sponsored or maintained by any member of SBC's consolidated group, or to which any member of SBC's consolidated group previously made contributions which has been terminated by any member of SBC's consolidated group was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject any member of SBC's consolidated group, FLFC or FLB to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

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                  (e) All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA Plan) have been paid as of the date hereof.

                  (f) With respect to the SBC Profit Sharing Stock Plan (the "PSSP"), neither the acquisition of securities nor the retention of such securities constitutes a breach of fiduciary duty within the meaning of Section 404(a) of ERISA. The securities acquired by the PSSP have the status of "qualifying employer securities" as that term is defined in Section 407(d)(5) of ERISA.

         3.12 INSURANCE POLICIES. Each member of SBC's consolidated group maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. No member of SBC's consolidated group is now liable, nor has any such member received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of SBC's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of SBC's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices).

         3.13     AGREEMENTS.

                  (a) No member of SBC's consolidated group is a party to:

                           (i)      any collective bargaining agreement;

                           (ii)     other than the employee benefits and plans,
agreements, arrangements, policies and practices referred to in the Schedule of Exceptions, and such agreements as are terminable without penalty upon not more than 30 days notice by the employer, any employment or other agreement or contract with or commitment to any employee;

                           (iii)    any obligation of guaranty or
indemnification except such indemnification of officers, directors, employees and agents of SBC's consolidated group as on the date of this Agreement may be provided in their respective charter documents and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded) except if entered into in the ordinary course of business with respect to customers of any member of SBC's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

                           (iv)     any agreement, contract or commitment which
is or if performed will be materially adverse to the financial condition, results of operations or business of SBC's consolidated group;

                           (v)      any agreement, contract or commitment
containing any covenant limiting the freedom of any member of SBC's consolidated group (x) to engage in any line of business permitted by regulatory authorities,
(y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Georgia state or national banks, as applicable to Southland and Coffee, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

                           (vi)     any written agreement, memorandum, letter,
order or decree, formal or informal, with any federal or state regulatory agency.

                  (b) The Schedule of Exceptions contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit,

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letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which any member of SBC's consolidated group is a party or which affects any such member. To SBC's knowledge, no member of SBC's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments.

         3.14 LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS. Each member of SBC's consolidated group possesses all material licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business. The deposits of each of Southland and Coffee are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

         3.15 CORPORATE DOCUMENTS. SBC has delivered to FLFC, with respect to each member of SBC's consolidated group, true and correct copies of its charter documents and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of each member of SBC's consolidated group are current, complete and correct in all material respects.

         3.16 AFFILIATE TRANSACTIONS. The Schedule of Exceptions sets forth for (i) any director, executive officer or five percent shareholder of any member of SBC's consolidated group, (ii) any member of the immediate family of any such persons, or (iii) any corporation, partnership, limited liability company, trust or other entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such persons), or is a director, officer, trustee, partner or holder of more than five percent of the outstanding stock thereof or is otherwise an "affiliate" (as such term is defined in Rule 12b-2 promulgated under the Exchange Act), every agreement, undertaking, understanding or compensation arrangement of any such person with any member of SBC's consolidated group (other than normal employment arrangements) and any interest of any such person in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any member of SBC's consolidated group (other than ownership of stock of any such member).

         3.17 BROKER'S OR FINDER'S FEES. Except for The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of SBC's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         3.18 ENVIRONMENTAL MATTERS. No member of SBC's consolidated group owns any property (including other real estate and excluding any property in which any member of such consolidated group has only a security interest) which is in material violation of any federal or state law or regulation relating to the storage, handling, transportation, treatment or disposal of hazardous substances (as defined in 42 U.S.C. ss. 9601) or hazardous materials (as defined by any federal or state law or regulation) or other waste products, which violation may result in or have a material adverse effect on the financial condition, business, operations or properties of SBC's consolidated group, and each member of SBC's consolidated group has received all materials, permits, licenses, or other approvals as may be required of and under applicable federal and state environmental laws and regulations to conduct their respective businesses. Each member of SBC's consolidated group is in compliance in all material respects with the terms and conditions of any such permit, license or approval, and has not received any notices or claims that it is a responsible party, or potentially responsible party, in connection with any claim or notice asserted pursuant to 42 U.S.C. ss. 9601, et seq., or any state superfund law, except where such failure to comply with the terms and conditions of any such permit, license or approval will not have a material adverse effect on a financial condition or business operations of any member of SBC's consolidated group. Each member of SBC's consolidated group has complied in all material respects with applicable laws and regulations with respect to the disposal of all of its hazardous substances, hazardous materials and other waste products.

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         3.19     COMPLIANCE WITH LAWS. Each member of SBC's consolidated group is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of SBC's consolidated group taken as a whole. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of SBC's consolidated group as a result of examination by any bank or bank holding company regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, FLFC.

         3.20 INTELLECTUAL PROPERTY. Each member of SBC's consolidated group owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

         3.21 COMMUNITY REINVESTMENT ACT. Southland and Coffee have each complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

         3.22 ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of SBC's consolidated group in this Agreement or in any document furnished or to be furnished by any member of SBC's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4.        REPRESENTATIONS AND WARRANTIES OF FLFC AND FLB

                  FLFC and FLB represent and warrant to SBC, Southland and Coffee that as of the date hereof and as of the Closing Date:

         4.01 CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "FLFC's consolidated group," as such term is used in this Agreement, consists of FLFC and FLB and, in addition includes Liberty Mortgage Corporation, New South Financial Services, Inc., First Freedom Investments, Inc., First Freedom Insurance Services, Inc., Green & Gold Investments, Inc., Liberty Properties, Inc. and Fifteen Bull Street, L.L.C. FLFC is a corporation duly organized and validly existing under the laws of the State of Georgia and is a savings and loan holding company within the meaning of the Savings and Loan Holding Company Act. FLB is a federal savings bank duly organized and validly existing and in good standing under the laws of the United States of America. FLFC and FLB have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on its financial condition, results of operations or business.

         4.02 CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of FLFC consists of 25,000,000 shares of FLFC Common Stock and 5,000,000 shares of series preferred stock. As of February
10, 1998, 7,748,487 shares of FLFC Common Stock were issued and outstanding, 22,340 shares of FLFC

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




Common Stock were held in its treasury and no shares of preferred stock were issued and outstanding or held in treasury. All issued and outstanding shares of capital stock of FLFC and FLB have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding capital stock of FLFC and FLB has been issued in compliance with all legal requirements and any preemptive or similar rights. FLFC owns all of the issued and outstanding shares of capital stock of FLB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

         4.03 CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to approval of this Agreement by FLFC as the sole shareholder of FLB, all corporate acts and other proceedings required of FLFC and FLB for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement is the legal, valid and binding obligation of FLFC and FLB, as the case may be, and is enforceable against them in accordance with the terms hereof. With respect to each of FLFC and FLB, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any material order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

         4.04     FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS.

                  (a) FLFC has delivered to SBC true and complete copies of (i) the consolidated balance sheets as of September 30, 1996 and September 30, 1997 of FLFC and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in FLFC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed with the SEC (collectively, the "FLFC Financial Statements") and (ii) all reports (including call reports) to the OTS and the Georgia Department of Banking and Finance filed during FLFC's most recent fiscal year, or any subsequent period, of each member of FLFC's consolidated group required to file such reports.

                  (b) The FLFC Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of FLFC's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports of FLFC's consolidated group have been filed on the appropriate form and prepared in all material respects in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the FLFC Financial Statements (the "FLFC Latest Balance Sheet"), no member of FLFC's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately reserved against in the FLFC Latest Balance Sheet in accordance with GAAP. No report, including any report filed with the OTS, or other report, proxy statement or registration statement filed by any member of FLFC's consolidated group with the SEC since January 1, 1994, and no report made to shareholders of FLFC since January 1, 1994, as of the respective dates thereof, contained and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement through the Closing will contain any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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         4.05     LEGALITY OF FLFC SECURITIES. All shares of FLFC Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         4.06 SEC REPORTS. FLFC has previously delivered to SBC an accurate and complete copy of the following FLFC reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended September 30, 1995, 1996 and 1997 and (b) proxy statements for the years 1995, 1996 and 1997. As of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. FLFC has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act.

         4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the FLFC Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of FLFC's consolidated group taken as a whole, except for events or conditions that may affect mortgage servicing rights.

         4.08     LEGAL MATTERS.

                  (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to FLFC's knowledge threatened, against any member of FLFC's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

                  (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of FLFC's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

                  (c) No member of FLFC's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

         4.09 RIGHTS AGREEMENT. To the extent necessary, FLFC has taken all required actions so that the entering into of this Agreement and the consummation of the Company Merger and the transactions contemplated hereby do not and will not result in the ability of any person to exercise any rights under any shareholder rights plan or equivalent "poison pill" arrangement, or enable or require any such rights to be separated from shares of FLFC Common Stock to which they are attached or to be triggered or become exercisable.

         4.10 ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of FLFC's consolidated group in this Agreement or in any document furnished or to be furnished by any member of FLFC's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

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         SECTION 5.   COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE
DATE. The parties further covenant and agree as follows:

         5.01 INVESTIGATIONS; PLANNING. Each member of SBC's consolidated group shall continue to provide to FLFC and FLB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish FLFC and FLB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as FLFC and FLB shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of SBC's consolidated group. Each member of SBC's consolidated group agrees to cooperate with FLFC and FLB in connection with planning for the efficient and orderly combination of the parties and the operation of FLFC and FLB (and, if applicable, Southland and Coffee) after consummation of the Company Merger. In the event of termination of this Agreement prior to the Effective Date, FLFC shall, except to any extent necessary to assert any rights under this Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from SBC's consolidated group in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process (including, without limitation, by the OTS), and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of FLFC and FLB. FLFC and FLB shall continue to provide SBC's executive officers with access to their respective executive officers and to their books, records, offices, counsel and accountants, during normal business hours and upon reasonable notice, to make such inquiries and inspections thereof as SBC may reasonably request.

         5.02 COOPERATION AND BEST EFFORTS. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby, and (d) effect the transactions contemplated by this Agreement at the earliest practicable date.

         5.03 INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of SBC (the "Proxy Statement") which complies with the requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, and the transactions contemplated hereby to SBC's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

         5.04 APPROVAL OF AGREEMENT. No approval by FLFC's shareholders is necessary as respects this Agreement. FLFC, as the sole shareholder of FLB, shall take all action necessary to effect shareholder approval of this Agreement.

         5.05 PRESS RELEASES. FLFC and SBC will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of SBC's consolidated group or FLFC's consolidated group will issue any press release or other written statement

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




for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. FLFC agrees that it will make a press release with respect to the results of operations of FLFC and its consolidated group as promptly as practicable following the Closing in accordance with its past practice with respect to earnings releases to permit the termination of the limitations set forth in the Shareholder's Commitments on the ability of each person referred to in Section 5.10 to resell shares of FLFC Common Stock under pooling-of-interests accounting treatment.

         5.06 PRESERVATION OF BUSINESS. To the extent consistent with sound business practices, each member of SBC's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it, and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

         5.07 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Each member of SBC's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of FLFC or his duly authorized designee:

                  (a) except for the declaration and payment of regular dividends (at a quarterly rate of $0.25 per share) during 1997 and 1998 until the Effective Time in accordance with past practice, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock, other than shares of capital stock issued upon the exercise of options outstanding as of the date hereof, or any securities or obligations convertible into or exchangeable for its capital stock, provided that this subparagraph shall not prevent dividends or distributions from any member of SBC's consolidated group to any other member of such consolidated group and provided further that FLFC and SBC shall cooperate in selecting the record date of SBC's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of FLFC Common Stock do not receive both a dividend in respect of their shares of SBC Common Stock and FLFC Common Stock or fail to receive any dividend, and FLFC and SBC will use their best efforts to select the Closing Date such that holders of SBC Common Stock qualify for the dividend in respect to the FLFC Common Stock (rather than the dividend in respect to the SBC Common Stock) declared in the quarter in which the Effective Time is to occur;

                  (b) amend its articles of incorporation or charter documents or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

                  (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

                  (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.09 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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                  (e) acquire another business or merge or consolidate with
another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

                  (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

                  (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

                  (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

                  (k) enter into any new line of non-banking business;

                  (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth in the Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet (provided nothing herein shall preclude the sale by Southland of the 200 acre tract of farm land currently held by Southland);

                  (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed SBC's, Southland's or Coffee's applicable regulatory lending limits;

                  (n) take or cause to be taken any action which would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code;

                  (o) establish any additional branch bank or office;

                  (p) make any material changes in the interest rates paid on its deposits or charged on its loans except on a basis consistent with internal policies and procedures in accordance with past practice;

                  (q) make any capital expenditures or capital additions or betterments in excess of $50,000 in the aggregate;


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                  (r) fail to maintain Southland's and Coffee's loan loss
reserves in a manner consistent with past practice and in accordance with such banks' internal policies, FDIC requirements and requirements of the Georgia Department of Banking and Finance;

                  (s) make any deferred compensation payments pursuant to existing deferred compensation or retirement agreements in an aggregate amount exceeding $50,000 for the 1997 fiscal year and $50,000 for the 1998 fiscal year (prorated to reflect the number of months or parts thereof of fiscal 1998 expired as of the Closing Date); and

                  (t) agree or commit to do any of the foregoing.

         5.08 ADDITIONAL INFORMATION. SBC will provide FLFC and FLFC will provide SBC (a) with prompt written notice of any material adverse chance in the financial condition, results of operations, business or prospects of any member of its consolidated croup, any material breach by any such member of any of its warranties, representations or covenants in this Agreement, or any material action taken or proposed to be taken with respect to any member of its consolidated group by any regulatory agency and (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsections 3.04, 4.04 and 4.06 with respect to each member of its consolidated group.

         5.09 SBC SHAREHOLDER APPROVAL. SBC's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of SBC (the "SBC Meeting") duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. SBC, as the sole shareholder of each of Southland and Coffee, shall take all action to effect shareholder approval of this Agreement. The foregoing obligations of SBC and its Board of Directors specified in this subsection 5.09 are subject to the proviso in the last sentence of section 5.12.

         5.10 RESTRICTED FLFC COMMON STOCK. SBC will use its best efforts to obtain, prior to FLFC's filing of the Registration Statement referred to in
Section 5.14, an agreement from each person who is a director, executive officer or 10% beneficial owner of securities of SBC (and such other persons who SBC reasonably believes to be a "affiliate" of SBC for purposes of the federal securities laws, which persons are listed in the Schedule of Exceptions) who will receive shares of FLFC Common Stock by virtue of the Company Merger to the effect that such person (i) will not dispose of any FLFC Common Stock received pursuant to the Mergers in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting treatment, (ii) will not dispose of any SBC Common Stock prior to the Closing Date, except as set forth therein and (iii) in the case of directors (subject only to any fiduciary obligation that such individuals may have to persons other than SBC, Southland or FLB or their respective shareholders), will agree to vote all shares as to which they have or share voting power in favor of this Agreement and the Mergers ("Shareholder's Commitment").

         5.11 LOAN POLICY. No member of SBC's consolidated group will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to FLFC, provided that this covenant shall not prohibit Southland or Coffee from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio.

         5.12 NO SOLICITATIONS. Prior to the Effective Time or until the termination of this Agreement, no member of SBC's consolidated group shall, without the prior approval of FLFC, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of SBC in good faith, after consultation with its financial advisors and its legal counsel, to be required to

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discharge properly the directors' fiduciary duties to SBC's consolidated group and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of SBC of the Mergers or make a recommendation of any other Acquisition Transaction, or any business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between SBC and FLFC); and each such member shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify FLFC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of SBC, Southland or Coffee from taking any action that the Board of Directors of SBC, Southland or Coffee, as the case may be, determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to SBC's consolidated group and its shareholders.

         5.13 CONSOLIDATION. Each member of SBC's consolidated group agrees to cooperate in the consolidation of appropriate operating functions and the business of such consolidated group with FLFC to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

         5.14     FLFC REGISTRATION STATEMENT.

                  (a) FLFC will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the FLFC Common Stock which will be issued to the holders of SBC Common Stock pursuant to the Company Merger. FLFC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the FLFC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the FLFC Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of SBC except to the extent that the transfer of any shares of FLFC Common Stock received by shareholders of SBC is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

                  (b) FLFC will indemnify and hold harmless each member of SBC's consolidated group and each of their respective directors, officers and other persons, if any, who control SBC within the meaning of the Securities Act from and against (including, without limitation, advance, prior to final disposition of the matter, the expenses of defending) any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will advance expenses to or reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim to the maximum extent permitted by the GBCC; provided, however, that FLFC shall not be liable, in any such case, to the extent that

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any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to FLFC by or on behalf of any member of SBC's consolidated group or any officer, director or affiliate of any such member for use therein.

                  (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action such indemnified party shall, if a claim in respect thereof is to be made against FLFC under such subparagraph, notify FLFC in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify FLFC of the commencement thereof, FLFC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from FLFC to such indemnified party of its election so to assume the defense thereof, FLFC shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if FLFC elects not to assume such defense or if counsel for the indemnified party advises FLFC in writing that there are material substantive issues which raise conflicts of interest between FLFC or SBC and the indemnified party, such indemnified party may retain counsel satisfactory to it and FLFC shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, FLFC shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by FLFC in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

                  (d) The provisions of Section 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

         5.15 APPLICATION TO REGULATORY AUTHORITIES. FLFC shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers.

         5.16 BOND FOR LOST CERTIFICATES. Upon receipt of notice from any of its shareholders that a certificate representing SBC Common Stock has been lost or destroyed and prior to issuing a new certificate, SBC shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify SBC against any claim made by the owner of such certificate, unless FLFC agrees to the waiver of such bond requirement.

         5.17 WITHHOLDING. FLFC shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of SBC Common Stock after the Effective Time such amounts as FLFC may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

         5.18 EXCHANGE LISTING. FLFC shall cause the shares of FLFC Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation on the Nasdaq Stock Market.

         5.19 CONTINUING INDEMNITY; INSURANCE. FLFC covenants and agrees that:

                  (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under SBC's


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Articles of Incorporation and By-Laws and in the charter documents and By-Laws of Southland and Coffee (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Mergers and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which FLFC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between FLFC and the Indemnified Party.

                  (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against FLFC under such subparagraph, notify FLFC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, FLFC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from FLFC to such Indemnified Party of its election so to assume the defense thereof, FLFC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if FLFC elects not to assume such defense or if counsel for the Indemnified Party advises FLFC in writing that there are material substantive issues which raise conflicts of interest between FLFC or FLFC and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and FLFC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, FLFC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

                  (c) FLFC shall use best efforts to cause the persons serving as officers or directors of SBC, Southland and/or Coffee immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by SBC, Southland and/or Coffee with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that FLFC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers and further provided that the requirements of this Section 5.19(c) shall not apply if the aggregate premium for such coverage exceeds $20,000.

                  (d) If FLFC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of FLFC shall assume the obligations set forth in this Section 5.20.

                  (e) The provisions of this Section 5.20 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.20 EMPLOYEES AND CERTAIN OTHER MATTERS. All employees of SBC, Southland and Coffee at the Effective Time shall become or remain employees of Southland or Coffee upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of Southland and Coffee at the effective time of the Bank Merger shall become employees of FLB, except in each case, those employees as to whom SBC, Southland and Coffee have received prior notice of an intent to terminate from FLFC. SBC and FLFC shall cooperate with each other to effect a termination of SBC's employee benefits plans (including its 401(k) plan or similar profit sharing plan) effective as of the Effective Time and the rollover of all benefits


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held thereunder, to the extent applicable, to FLFC benefit plans. At the
Effective Time, all persons then employed by SBC, Southland and Coffee who shall become after the Effective Time employees of FLFC and FLB shall be eligible for such employee benefits as are generally available to employees of FLB and FLFC having like tenure, officer status and compensation levels, except all such SBC, Southland and Coffee employees who are employed at the Effective Time shall be given full credit for all prior service as employees of SBC, Southland and Coffee under such benefits and shall not be subject to any waiting periods with respect to any such benefits.

         5.21 UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. FLFC covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of SBC, Southland and Coffee of the shares of FLFC Common Stock received by them in the Company Merger. In the event of any proposed sale of such FLFC Common Stock by any such former shareholder of SBC Common Stock who receives shares of FLFC Common Stock by reason of the Company Merger, FLFC covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of FLFC's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, FLFC agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that FLFC has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this Section 5.22, FLFC shall not be required to maintain the registration of the FLFC Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

         5.22 FLFC CONDUCT OF BUSINESS. From the date hereof through the Closing, without the prior written consent of the chief executive officer of SBC or his duly authorized designee, FLFC shall not take or cause to be taken any action that would disqualify the Mergers as a "pooling of interests" for accounting purposes or as a 'reorganization" within the meaning of Section 368(a) of the Code.

         5.23 TERMINATION OF FISERV AGREEMENT. SBC shall take such action as is necessary to cause the termination of its agreement (the "FiServ Agreement") with FiServ Solutions, Inc. dated June 13, 1997, effective as of the Effective Date.

         5.24 COMMUNITY BOARDS. SBC, Southland and Coffee shall use best efforts to cause the members of the Board of Directors of each of Southland and Coffee to agree to serve on FLFC community boards; provided that SBC, Southland and Coffee shall not be required to make any payment to such persons to comply with this Section 5.24.

         5.25 LOAN LOSS RESERVES. Southland and Coffee shall make any additional Loan Loss Reserve provisions requested by FLFC and FLB; provided that the effect of such additional provisions shall not be deemed a material adverse change or effect with respect to SBC's consolidated group for any purpose under this Agreement.

         5.26 ENVIRONMENTAL SURVEYS. SBC shall cause to be conducted at its expense (i) Phase I environmental inspections of all real estate owned by SBC's consolidated group and (ii) as to any such property for which the Phase I report recommends a Phase II inspection, a Phase II environmental inspection.


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         SECTION 6.        CONDITIONS OF CLOSING

         6.01 CONDITIONS OF ALL PARTIES. The obligations of each of the parties hereto to consummate the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of SBC.

                  (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and FLFC shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

                  (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

                  (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to FLFC.

                  (e) Tax Opinion. FLFC and SBC shall have received the opinion of Coopers & Lybrand L.L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Mergers, including an opinion that the receipt of FLFC Common Stock by SBC's shareholders will not be a taxable event to such shareholders.

         6.02 ADDITIONAL CONDITIONS OF FLFC. The obligations of FLFC and FLB to consummate the Company Merger and the Bank Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of SBC, Southland and Coffee contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of FLFC and FLB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of SBC, Southland and Coffee shall have delivered to FLFC and FLB its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) No Material Adverse Change. Since November 1, 1997, there shall not have occurred any adverse change of greater than 5.5% from the combined net income of Coffee and Southland, taken as a whole, as set forth in the business plan dated December 19, 1997 previously provided to FLFC and attached to the Schedule of Exceptions; provided, however, that (i) the incurrence by SBC of expenses relating to the

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transactions contemplated hereby (including without limitation fees and expenses of Robinson-Humphrey; SBC's accountants; and Paul, Hastings, Janofsky & Walker LLP and expenses associated with the environmental surveys described in Section
5.26 hereof), (ii) the payment by SBC's consolidated group of additional compensation to employees during December 1997, as previously disclosed to FLFC,
(iii) the effect of any increase in Loan Loss Reserves pursuant to Section 5.25 hereof, and (iv) any occurrences which reasonably may be characterized as non-recurring events or which SBC and FLFC reasonably agree are not likely to have a material adverse effect on the long-term financial performance of SBC's consolidated group, are expressly deemed not to constitute a material adverse change and shall be ignored when calculating the percentage stated above. The parties agree that (i) the earnings projections set forth in the business plan described above do not take into account expenses of SBC, and (ii) the calculation of deviations from such projections shall not take into account expenses of SBC so long as such expenses have been or will be incurred in the ordinary course of business consistent with past practice.

                  (c) Accountants' Letters. FLFC shall have received "comfort" letters in conformity with SAS No. 72 from Coopers & Lybrand L.L.P., independent public accountants for FLFC, with respect to the financial, accounting and statistical data regarding FLFC and FLB set forth in the Registration Statement and the pro forma financial information set forth therein, and from McNair, McLemore & Middlebrooks, independent public accountants for SBC, with respect to the financial, accounting and statistical data regarding SBC set forth in the Registration Statement, dated, respectively, within five (5) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to FLFC.

                  (d) Opinion of Counsel. FLFC shall have received from Paul, Hastings, Janofsky & Walker LLP, general counsel to SBC, an opinion dated as of the Closing Date, customary in scope and in form and substance satisfactory to FLFC. In giving such opinion such counsel may rely as to questions of fact upon certificates of one or more officers of the members of SBC's consolidated group and governmental officials.

                  (e) Consequences of Mergers. FLFC shall have received satisfactory assurances from their independent accountants that the consummation of the Mergers will not be a taxable event to FLFC and FLB and will qualify for pooling-of-interests accounting treatment.

                  (f) Limitation on Dissenting Shareholders. All periods for notification of demands by Dissenting Shareholders pursuant to the Dissenter Provisions shall have expired. Neither SBC nor FLFC shall have received notification of demands from Dissenting Shareholders of SBC who hold an aggregate of more than 5% of the outstanding SBC Common Stock.

                  (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by Section 5.10) shall have been executed by each person who serves as an executive officer or director of FLFC or who owns 10% or more of the SBC Common Stock outstanding (and such other persons who are "affiliates" of FLFC for purposes of the federal securities laws, including, as applicable, those persons who are listed in the Schedule of Exceptions); and FLFC shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment otherwise provided to FLFC is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

                  (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of SBC's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of SBC's consolidated group, if such action would or could impose any material liability on FLFC or interfere in any material respect with the conduct of the businesses of FLFC's consolidated group following the Mergers.

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                  (i) Employment/Consulting Agreements. (i) John J. Neely, Jr.
shall have entered into an employment agreement with FLB to serve as Butler Chairman in the form attached hereto as Exhibit 6.02(i)-A; (ii) Ken B. Lanier shall have entered into a consulting agreement with FLB in the form attached hereto as Exhibit 6.02(i)-B; (iii) Gene Haskins shall have entered into an amendment with FLB to the Officer Compensation Continuation Agreement between Mr. Haskins and SBC, dated November 15, 1988, in the form attached hereto as
Exhibit 6.02(i)-C; and (iv) Grace Kirksey shall have entered into an employment agreement with FLB in the form attached hereto as Exhibit 6.02(i)-D.

                  (j) Resignations of Officers and Directors. All officers and directors of SBC, Southland, and Coffee shall have delivered to FLFC and FLB their resignations as officers and directors, effective as of the Closing Date.

                  (k) Sale of Farmland. The approximately 200 acres of farmland more particularly described on Exhibit 6.02(k) hereto shall have been sold by SBC's consolidated group (or SBC's consolidated group shall have entered into a bona fide agreement to sell such property) and such sale shall have resulted, or will upon consummation result, in a gain to SBC of at least $200,000.

                  (l) FiServ Termination Fee. The fee payable by SBC in connection with the termination of the FiServ Agreement shall not exceed $1,006,000.

                  (m) Purchase of Loans. John J. Neely, Jr., Ken B. Lanier, Edwina Hames and Thomas T. Neely, or their designee or designees, shall have purchased those Southland loans listed on Exhibit 6.02(m) hereto totaling approximately $500,000 at a price equal to 85% of each such loan's then principal balance.

                  (n) Split Dollar Life Insurance Policies. The split dollar life insurance policies owned by SBC with respect to Mr. John J. Neely, Jr. and Mr. Ken Lanier shall have either (i) been transferred to Messrs. Neely and Lanier and Messrs. Neely and Lanier shall have paid SBC the aggregate amount of all premiums paid prior to the date thereof, or (ii) been terminated and the cash value remitted to SBC.

                  (o) Robinson-Humphrey Fee. The fee payable to
Robinson-Humphrey in connection with the transactions contemplated hereby shall not exceed $620,000.

                  (p) Loan Loss Reserve. The consolidated Loan Loss Reserve of Southland and Coffee shall be at least 1.5% as of the Closing Date, excluding reserves taken at FLFC's request under Section 5.25 hereof.

                  (q) Environmental Surveys. The environmental surveys required by Section 5.26 hereof shall be reasonably satisfactory to FLFC.

         6.03 ADDITIONAL CONDITIONS OF SBC, SOUTHLAND AND COFFEE. The obligations of SBC, Southland and Coffee to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

                  (a) Representations, Warranties and Covenants. The representations and warranties of FLFC and FLB contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of FLFC and FLB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of FLFC and FLB shall have delivered to SBC, Southland and Coffee its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the effect that, except as specified in such certificate, such

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persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

                  (b) Opinion of Counsel. SBC shall have received from Richard
A. Hills, Jr., counsel for FLFC and FLB, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to SBC. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of FLFC or members of FLFC's consolidated group, and governmental officials.

                  (c) Opinion of Investment Bankers. SBC shall have received letters from Robinson-Humphrey dated the date of the mailing of the Proxy Statement to shareholders of SBC and dated the date of the meeting of the shareholders of SBC, in each case in form and substance satisfactory to SBC, confirming such financial advisor's prior opinion to the Board of Directors of FLFC to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

                  (d) Employment Agreements. The employment and consulting agreements referenced in Section 6.02(i) shall have been duly executed and delivered by FLB.

                  (e) FLFC Return on Equity. FLFC's "core return on equity" for the quarter ended immediately prior to the Closing Date for which such information is then publicly available shall not be less than 14.0%. The calculation of FLFC's "core return on equity" shall be performed in accordance with FLFC's past practice for purposes of public disclosure and shall exclude non-recurring items, including without limitation, the effect of the impairment of mortgage servicing rights and unrealized gains and losses on securities held for sale.

                  (f) FLFC and FLB Board Membership. FLFC shall have obtained the commitment of its Board of Directors (the "FLFC Board") to take such action, consistent with its fiduciary duties, as may be necessary to (i) cause the FLFC Board to be increased by one member at its next meeting after the Effective Date and to appoint Ken B. Lanier to fill that position for a term that will expire at the next annual meeting of shareholders of FLFC; and (ii) to nominate Mr. Lanier for reelection as a director by the shareholders at that meeting. Mr. Lanier shall have been appointed to the FLB Board of Directors effective as of the Effective Time.

         6.04 WAIVER OF CONDITIONS. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

         SECTION 7.        TERMINATION

         7.01 TERMINATION. This Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of SBC:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of FLFC and SBC.

                  (b) Breach. By the Board of Directors of either FLFC or SBC in the event of a material breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 45 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

                  (c) Abandonment. By the Board of Directors of either FLFC or SBC if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by FLFC or SBC by July 31, 1998, or (ii) any such condition cannot be met by July 31, 1998 and has not been waived by each party in whose favor such condition inures, or (iii) if the Mergers have not been consummated by August 31, 1998, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

                  (d) Shareholder Vote. By FLFC if this Agreement fails to receive the requisite vote at any meeting of SBC shareholders called for the purpose of voting thereon, and by SBC if this Agreement fails to receive the requisite vote at the meeting of SBC shareholders called by its Board of Directors for the purpose of voting thereon.

                  (e) SBC Recommendation. By FLFC if the Board of Directors of SBC (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Mergers or shall have resolved to do any of the foregoing: (B) shall have recommended to the shareholders of SBC (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction") (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of SBC's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of SBC capital stock; or (C) shall have made any announcement of any agreement to do any of the foregoing.

                  (f) Acquisition Transaction. By SBC in the event SBC receives a written offer with respect to an Acquisition Transaction and the Board of Directors of SBC determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to SBC's shareholders than the transactions contemplated by this Agreement.

         7.02 EFFECT OF TERMINATION; SURVIVAL. Upon termination of this Agreement pursuant to this Section 7, this Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders.

         7.03 TERMINATION FEE. If this Agreement is terminated by FLFC or SBC pursuant to Section 7.01(e) or (f) or by SBC at such time as (a) all conditions set forth in Sections 6.01 and 6.03 hereof have been satisfied or prior to the last date under this Agreement when such conditions could have been satisfied, and (b) FLFC and FLB are otherwise prepared to close but for SBC's failure to close, then SBC shall pay or cause to be paid to FLFC upon demand a fee of $150,000 and shall reimburse FLFC for 100% of the direct cost and expenses (including, but not limited to, fees and expenses of legal counsel, accountants, investment banking fees, printing and mailing costs) incurred by FLFC in negotiating and carrying out the purposes of this Agreement, but not more than $150,000. If this Agreement is terminated by FLFC at such time as (i) all conditions set forth in Sections 6.01 and 6.02 hereof have been satisfied or prior to the last date under this Agreement when such conditions could have been satisfied and (ii) SBC, Southland and Coffee are otherwise prepared to close but for FLFC's failure to close, then FLFC shall pay or cause to be paid to SBC upon demand a fee of $150,000 and shall reimburse SBC for 100% of the direct cost and expenses (including, but not limited to, fees and expenses of legal counsel, accountants, investment banking fees, printing and mailing costs) incurred by SBC in negotiating and carrying out the purposes of this Agreement, but not more than $150,000.

         SECTION 8.        MISCELLANEOUS

         8.01 NOTICES. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the transactions herein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the
like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

                  If to FLFC or FLB:

                           First Liberty Financial Corp.
                           201 Second Street
                           Macon, Georgia  31297
                           Attn: Mr. Robert F. Hatcher

                  With copies to:

                           First Liberty Financial Corp.
                           6491 Peachtree Industrial Boulevard
                           Atlanta, Georgia  30360
                           Attn: Mr. Richard A. Hills, Jr.

                  If to SBC, Southland or Coffee:

                           Southland Bank Corporation of Georgia
                           102 North Peterson Avenue
                           Douglas, Georgia  31533
                           Attn: Mr. Ken Lanier

                  With copies to:

                           Paul, Hastings, Janofsky & Walker LLP
                           600 Peachtree Street, Suite 2400
                           Atlanta, Georgia 30308
                           Attn:  Elizabeth H. Noe, Esq.

         8.02 WAIVER. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         8.03 EXPENSES. Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

         8.04 HEADINGS. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

         8.05 ANNEXES, EXHIBITS AND SCHEDULES. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

         8.06 INTEGRATED AGREEMENT. This Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

         8.07 CHOICE OF LAW. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Georgia applicable to contracts made and to be performed wholly within such State.

         8.08 PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement, except as expressly provided for herein.

         8.09 AMENDMENT. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, or any exhibit or schedule to it, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

         8.10 COUNTERPARTS. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         8.11 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in a closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph (a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                          FIRST LIBERTY FINANCIAL CORP.


                          By:  /s/ Robert F. Hatcher
                               ----------------------------------------
                          Name:  Robert F. Hatcher
                               ----------------------------------------
                          Title: President and Chief Executive Officer
                                ---------------------------------------


                          FIRST LIBERTY BANK


                          By:  /s/ Robert F. Hatcher
                               ----------------------------------------
                          Name:  Robert F. Hatcher
                               ----------------------------------------
                          Title: President and Chief Executive Officer
                                ---------------------------------------


                          SOUTHLAND BANK CORPORATION OF GEORGIA


                          By:  /s/ Ken B. Lanier
                               ----------------------------------------
                          Name: Ken B. Lanier
                               ----------------------------------------
                          Title: President
                                ---------------------------------------


                          SOUTHLAND BANK


                          By:  /s/ John J. Neely, Jr.
                               ----------------------------------------
                          Name:  John J. Neely, Jr.
                               ----------------------------------------
                          Title: Chairman and Chief Executive Officer
                                ---------------------------------------

                          COFFEE COUNTY BANK


                          By:  /s/ Ken B. Lanier
                               ----------------------------------------
                          Name:  Ken B. Lanier
                               ----------------------------------------
                          Title: Chairman and Chief Executive Officer
                                ---------------------------------------

                                   APPENDIX B

                                 CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
                 PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES Current through the End of 1995 Extraordinary Session of the
                                General Assembly


14-2-1301  Definitions.

    As used in this article, the term:

               (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

               (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

               (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

               (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

               (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

               (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

               (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

               (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 16.)


14-2-1302  Right to dissent.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

               (1) Consummation of a plan of merger to which the corporation is a party:

                    (A) If approval of the shareholders of the corporation is
               required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                    (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2- 1104;

               (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;



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




               (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2- 1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

               (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                    (A) Alters or abolishes a preferential right of the shares;

                    (B) Creates, alters, or abolishes a right in respect of
               redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                    (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                    (D) Excludes or limits the right of the shares to vote on
               any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                    (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                    (F) Cancels, redeems, or repurchases all or part of the
               shares of the class; or

               (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

               (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

               (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 58.)


14-2-1303  Dissent by nominees and beneficial owners.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1320  Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 17.)


14-2-1321  Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

               (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

               (2) Must not vote his shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)
Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.


14-2-1322  Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

               (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

               (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1323  Duty to demand payment.

    (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1324  Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1325  Offer of payment.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

               (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (2) A statement of the corporation's estimate of the fair value of the shares;

               (3) An explanation of how the interest was calculated;

               (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

               (5) A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)


14-2-1326  Failure to take action.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)


14-2-1327 Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

               (1) The dissenter believes that the amount offered under Code
         Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

               (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

               (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

               (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)


14-2-1330  Court action.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares.

The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)


14-2-1331  Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

               (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

               (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)


14-2-1332  Limitation of actions.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14- 2-1322.

(Code 1981, Sec. 14-2-1332, enacted by Ga. L. 1988, p. 1070, Sec. 1.)



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                                   APPENDIX C

                            Coopers & Lybrand L.L.P.
                             1100 Campanile Building
                              1155 Peachtree Street
                           Atlanta, Georgia 30309-3630

                                 April 20, 1998



To:  First Liberty Financial Corp. and Southland Bank Corporation of Georgia

Pursuant to your request, this letter summarizes our opinion regarding the following tax matters: (1) the qualification of the Proposed Mergers, described herein, as tax-free reorganizations for Federal income tax purposes; (2) the Federal income tax consequences to the stockholders of Southland Bank Corporation of Georgia as a result of the Proposed Mergers; and (3) the Federal income tax consequences of owning First Liberty Financial Corp. Common Stock. In rendering the opinion set forth below, we have relied upon the representations given by First Liberty Financial Corp. management. If any of the representations are incorrect in whole or in part such inaccuracies may have a material effect upon our opinion expressed in this letter.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder, and the judicial and administrative interpretations thereof. There are no assurances that the conclusions reached herein will be accepted by the Internal Revenue Service ("IRS") or judicial authorities if challenged. Any legislative, regulatory, or administrative changes, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions. Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof beyond the date of this letter.

                          UNDERSTANDING OF TRANSACTION

It is our understanding that First Liberty Financial Corp. ("FLFC"), First Liberty Bank ("FLB"), Southland Bank Corporation of Georgia ("SBC"), Southland Bank ("Southland Bank"), and Coffee County Bank ("Coffee Bank") have entered into an Agreement and Plan of Merger dated February 18, 1998, ("the Agreement"), which will enable FLB to expand its operations and presence in Douglas, Roberta, and Butler, Georgia. FLFC owns all of the issued and outstanding shares of capital stock of FLB. SBC, a bank holding company, owns all the issued and outstanding shares of capital stock of both Southland Bank and Coffee Bank. SBC has only one class of stock outstanding. In accordance with applicable law, FLFC will enter into a transaction whereby (i) SBC will be reorganized and merged into FLFC and the separate existence of SBC shall thereupon cease (the "Company Merger"); and (ii) both Southland Bank and Coffee Bank will be merged with and into FLB and the separate existence of both Southland Bank and Coffee Bank shall thereupon cease (the "Bank Merger"). (The Company Merger and the Bank Merger hereinafter are referred to together as the "Proposed Mergers.")

         On the date of the merger (the "Effective Date"), each outstanding share of SBC Common Stock ("SBC Stock") will be converted into the right to receive from FLFC the consideration described herein. Each issued and outstanding share of SBC Stock (other than treasury shares or shares held by dissenting stockholders) as of the Effective Date, will be converted into and exchanged for the right to receive 3.51 shares of FLFC Common Stock ("FLFC Stock"). Each fractional share of FLFC Stock resulting from the surrender of SBC Stock on the Effective Date will be exchanged for the right to receive a cash payment from FLFC. Such cash payment will be equal to the fair market value of any fractional share of FLFC Stock which the SBC stockholder would have otherwise been entitled to receive. For purposes of calculating this cash payment, the fair market value of a fractional share of FLFC Stock at the Effective Date shall be such fraction multiplied by the average of the reported closing per share trading price of FLFC Stock for the twenty (20) trading days immediately preceding the tenth (10th) business day prior to the closing date of the Proposed Mergers.

Any and all shares of SBC Stock held as treasury shares by SBC will be canceled and retired on the Effective Date, and no consideration will be paid for such shares.

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April 20, 1998
Page 2


Any dissenting stockholders of SBC are entitled to exercise their rights under
Article 13 of the Georgia Business Corporation Code in lieu of receiving the consideration described above.

In addition, it is our understanding that there is no plan or intention on the part of the stockholders of SBC to sell, exchange, or otherwise dispose of a number of shares of the FLFC Stock after the Proposed Mergers that would reduce the aggregate ownership (by former holders of SBC Stock) of FLFC Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent of the value of all the formerly outstanding SBC Stock as determined immediately prior to the Effective Date. Furthermore, it is our understanding that FLFC has no plan or intention to sell, exchange, or otherwise dispose of its shares of FLB Common Stock ("FLB Stock") after the Proposed Mergers.

                     SUMMARY OF OPINION OF TAX CONSEQUENCES

Our analysis of the Proposed Mergers was intended to allow us to express opinions on the following tax matters:

         (1) the qualification of the Proposed Mergers as tax-free reorganizations pursuant to Internal Revenue Code Sections ("Code ss.") 368(a)(1)(A) and (a)(1)(D);

         (2) the extent to which the holders of SBC Stock will be required for Federal income tax purposes to recognize taxable income as a result of the Proposed Mergers; and

         (3) the Federal income tax consequences of owning FLFC Stock issued in the Proposed Mergers.

                  The following summarizes the conclusions that we have reached:

         (1) It is our opinion that the Proposed Mergers qualify as tax-free reorganizations pursuant to Code ss.ss. 368(a)(1)(A) and (a)(1)(D).

         (2) It is our opinion that (i) the stockholders of SBC who, pursuant to the plan of merger, exchange their stock in SBC solely for FLFC Stock will recognize no gain or loss and
                  (ii) any stockholders of SBC who dissent and exchange their stock in SBC for cash only will recognize gain or loss equal to the difference between the total cash received and such stockholder's basis in his or her SBC Stock.

         (3) It is our opinion that distributions on the shares of FLFC Stock will constitute dividends for Federal income tax purposes to the extent of FLFC's current or accumulated earnings and profits. Also, the sale or exchange of FLFC Stock for cash will be a taxable event resulting in a taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the FLFC Stock sold. Such gain or loss on the disposition of FLFC Stock will be capital gain or loss if the FLFC Stock was held as a capital asset.


                             TAX-FREE REORGANIZATION

                  In general, Code ss. 354 provides that no gain or loss is recognized if stock or securities in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization. Therefore, to the extent that the Company Merger and Bank Merger qualify as tax-free reorganizations and meet all of the requirements of Code ss. 354, the SBC stockholders and the Southland Bank and Coffee Bank stockholder (i.e., SBC) will recognize no gain or loss, except as described in the section of this letter entitled "Tax Consequences to SBC Stockholders." Code ss. 368 and

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April 20, 1998
Page 3

                  the Treasury Regulations promulgated thereunder provide the definitions of tax-free reorganizations.

                        Statutory Merger or Consolidation

                  Code ss. 368 describes several types of corporate reorganizations which are afforded tax-free treatment. Among the types of transactions defined in Code ss. 368 is a statutory merger or consolidation ("A" Reorganization). See Code ss. 368(a)(1)(A). In this type of reorganization, one corporation essentially integrates another corporation into itself, assuming its liabilities as well as its assets. The acquired entity then disappears for legal and tax purposes. The Treasury Regulations add that the merger or consolidation must be effected pursuant to the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia. See Treasury Regulations Section ("Reg. ss.") 1.368-2(b)(1).

                             Plan of Reorganization

                  An "A" Reorganization must meet a certain additional requirements explicitly contained in Code ss. 354. See Code ss. 354(a)(1). This Section grants tax-free treatment to exchanges only if made pursuant to a plan of reorganization. While specifically required, the concept of a plan of reorganization is not defined in the Code. The Regulations provide guidance as to its meaning as follows:

          The term "plan of reorganization" has reference to a consummated transaction specifically defined as a reorganization under section 368(a). The term is not to be construed as broadening the definition of "reorganization" as set forth in section 368(a), but is to be taken as limiting the nonrecognition of gain or loss to such exchanges or distributions as are directly a part of the transaction specifically described as a reorganization in section 368(a). See Reg. ss. 1.368-2(g).

          Although not statutorily required, it is advisable that FLFC have a written plan of reorganization, formally adopted by its corporate board of directors, and including all material details of the Proposed Mergers. It is our understanding that FLFC does have such a written plan; thus, the requirement of a plan of reorganization will be met.

                            Party to a Reorganization

          Code ss. 354 refers to a corporation as a "party to a reorganization." The term "party to a reorganization" is defined in Code ss. 368(b) to include, (1) any corporation resulting from a reorganization, and (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of the stock or properties of another corporation.

          Accordingly, in the Company Merger, the term "party to a reorganization" includes both FLFC and SBC as they are parties to the Company Merger. In the Bank Merger, the term "party to a reorganization" includes FLB, Southland Bank, and Coffee Bank as they are parties to the Bank Merger.

                         Solely for Stock or Securities

          Code ss. 354 grants tax-free treatment only if stock or securities in a corporation that is a party to a reorganization are exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization. Both the FLFC Stock used to effect the Company Merger and the FLB Stock used to effect the Bank Merger qualify as stock pursuant to Code ss. 354, as discussed in the section of this letter titled "Continuity of Proprietary Interest."


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April 20, 1998
Page 4

         Under Code ss. 354, the term "solely" limits tax-free exchange treatment to the exchange of stock or securities for other stock or securities. In the Company Merger, this "solely" stock for stock exchange requirement is not met because SBC stockholders who are entitled to fractional shares of FLFC Stock will receive cash in lieu of those fractional shares. Thus, to the extent SBC stockholders receive cash in exchange for their SBC Stock, such stockholders will recognize taxable income equal to the amount of such cash received.

         In the Bank Merger, the "solely" stock for stock exchange requirement is also not met because both Southland Bank and Coffee Bank will be exchanging assets for a deemed exchange of FLB Stock. However, tax-free exchange treatment of Code ss. 354 will still apply if one corporation transfers "substantially all" of its assets to another corporation, and if any stock, securities, or property received by such transferor, as well as the other properties retained by the transferor, are distributed in pursuance of the plan of reorganization. See Code ss. 354(b). In the Bank Merger, the term "solely" will be met because both Southland Bank and Coffee Bank will transfer all of their assets to FLB pursuant to a plan of reorganization, and then both Southland Bank and Coffee Bank will cease their existence as a matter of law. Thus, the Bank Merger will qualify for tax-free exchange treatment. See Code ss.ss. 354(b), 361(a), and 368(a)(1)(D).

                        Other Requirements and Doctrines

         In addition to the formal statutory and regulatory requirements discussed above, all acquisitive reorganizations must meet certain judicial requirements as adopted in the Regulations, as well as certain judicial doctrines embodied in case law, in order to warrant tax-free treatment. These additional judicial requirements as adopted in the Regulations consist of the "continuity of proprietary interest," "continuity of business enterprise," and the "business purpose" tests. See Reg. ss.ss. 1.368-2(a), 1.368-1(d), and 1.368-2(g), respectively.
         The relevant judicial concept embodied in case law is known as the "step transaction doctrine."

          Continuity of Proprietary Interest

         The continuity of proprietary interest test must generally be met by all reorganizations seeking to achieve tax-free exchange status. The continuity of propriety interest requirement, set forth in Reg. ss. 1.368-2(a), provides that the former stockholders of the target corporation retain a significant equity participation in the combined corporation following the transaction.

         As interpreted by the courts, the continuity of proprietary interest requirement focuses primarily on the character of the consideration received in the acquisition by the former stockholders of the target corporation. If a sufficient portion of such consideration consists of instruments which carry the requisite degree of continuing proprietary interest, the requirement is satisfied.

         In addition to the character requirement of consideration received by the target stockholders with respect to satisfying the continuity of proprietary interest requirement, the Internal Revenue Service ("IRS") and courts have interpreted the continuity of interest doctrine as embodying a disposition limitation. That is, stockholders of the target corporation must not have a preconceived plan or arrangement for disposing of the stock received in the reorganization. If such a plan or arrangement exists, any post-reorganization dispositions of such stock may be "stepped" together with the initial receipt of the same stock in the reorganization.

         Character of Consideration In focusing on the character of the consideration received by the target corporation's stockholders, the continuity of proprietary interest requirement raises two fundamental issues. These issues relate to (1) the forms of consideration which carry sufficient indicia of ownership to be "counted" as providing a continuing interest and (2) the amount of the total consideration which must consist of such forms of consideration.

         With respect to the form of the consideration, it is clear that stock of the acquiring corporation is considered sufficient indicia of ownership to be "counted" as providing a continuing interest in the

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April 20, 1998
Page 5

         acquired business. In the Company Merger, because FLFC will issue FLFC Stock as consideration to the SBC stockholders, there will be sufficient indicia of ownership to be "counted" as providing the necessary continuity of interest.

         With respect to the Bank Merger, the courts and the IRS have ruled that if the stockholders of the transferor corporation already own all of the stock in the acquiring corporation, the acquiring corporation will be deemed to have issued stock without an actual distribution of the acquiring corporation's stock. See Revenue Ruling ("Rev. Rul.") 70-240, 1970-1 C.B. 81; Commissioner v. Morgan, 288 F.2d 676 (3d Cir. 1960).
         Accordingly, since after the Company Merger FLFC will own all of the stock in both of the transferor corporations (i.e., Southland Bank and Coffee Bank) and since FLFC owns all of the stock of the acquiring corporation (i.e., FLB), there will be a deemed distribution of the acquiring corporation's stock in the Bank Merger which will be sufficient indicia of ownership to be "counted" as providing the necessary continuity of interest.

         No definitive guidelines exist in current tax law as to the threshold percentage of equity consideration to total consideration required in order to meet the continuity of interest doctrine. The general rule is that equity consideration must represent a "substantial portion" of the value of the total consideration paid in an acquisition. See Helvering
         v. Minnesota Tea Co., 296 U.S. 378 (1935). For purposes of issuing private letter rulings regarding the tax consequences of corporate reorganizations, the IRS has announced that with respect to the "continuity of interest" requirement of Reg. ss.1.368-1(b), at least fifty percent of the total equity value of the target corporation must be acquired for consideration in the form of equity. See Revenue Procedure ("Rev. Proc.") 77-37, 1977-2 C.B. 568, ss. 3.02. However, it
         should be noted that the courts have often been more lenient than the guidance provided in Rev. Proc. 77-37. For example, Nelson v. Helvering, 296 U.S. 374 (1935), is often cited for the proposition that continuity of proprietary interest is satisfied where thirty-eight percent of the value of the total consideration is in the form of stock. In one extreme case, the Court of Appeals for the Sixth Circuit held that continuity of interest as low as twenty-five percent was sufficient. See Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936). On the other hand, the continuity of interest requirement has been held not to have been satisfied where only sixteen percent of the total consideration was paid in the form of stock. See Kass v. Commissioner, 60 T.C. 218 (1973).

         It is our understanding that each share of SBC Stock issued and outstanding (other than shares held by dissenting stockholders) will be converted in to and exchanged for the right to receive FLFC Stock. In other words, substantially all of the merger consideration (other than cash used to settle dissenters' claims and fractional shares) will be FLFC Stock. Furthermore, FLFC's management has represented that the fair market value of all of the FLFC stock used as consideration in the Company Merger is expected to equal or exceed the total cash consideration used. As a result, the Company Merger will satisfy the requirement that equity consideration represent a "substantial portion" of the total consideration, measured by value.

         In the Bank Merger, the total consideration received (or deemed received) by the target corporations (i.e., Southland Bank and Coffee
         Bank) will consist only of FLB Stock. See Rev. Rul. 70-240 and Commissioner v. Morgan. Because the total consideration received consists only of this "deemed" exchange of equity, the Bank Merger will also satisfy the requirement that equity consideration represent a "substantial portion" of the total consideration measured by value.

         No Preconceived Plan for Disposition of New Shares The continuity of proprietary interest requirement will not be met if the target corporation's stockholders have a preconceived plan to dispose of the new shares. A preconceived plan to dispose of shares would, in substance, be as if the target stockholders simply sold their stock for cash. At the very least, such a situation would likely result in the sellers of the stock being taxed upon receiving the new stock. Moreover, a potentially more onerous result could occur if the IRS determines that the transaction is no longer defined as a "reorganization" under Code ss. 368, thereby causing the entire transaction to be taxable to all parties. However, because it is our understanding that there is no plan or intention

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April 20, 1998
Page 6

         on the part of the stockholders of SBC to sell, exchange, or otherwise dispose of a number of shares of the FLFC Stock after the Proposed Mergers that would reduce the aggregate ownership (by former holders of SBC Stock) of FLFC Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent of the value of all the formerly outstanding SBC Stock as determined immediately prior to the Effective Date, the continuity of interest requirement is not violated.

         Proposed Regulations Proposed Regulations regarding the requirements under the continuity of interest doctrine have been promulgated by the Treasury that serve to relax the continuity of proprietary interest requirements. See Proposed Regulations ("Prop. Reg.") ss. 1.368-1(e). However, these Proposed Regulations do not become binding until they are published as final regulations in the Federal Register. Moreover, the Proposed Regulations do not apply to any transaction occurring pursuant to a written agreement which is binding on or before the date the Proposed Regulations become final regulations.

         In summary, the Proposed Mergers will meet the continuity of interest requirement because (1) the FLFC Stock carries sufficient indicia of equity ownership; (2) the value of the FLFC Stock represents a "substantial portion" of the value of the total consideration to be given; and (3) the holders of FLFC Stock have no preconceived plan or arrangement at the time of the Proposed Mergers for disposing their stock.

         Continuity of Business Enterprise

         The second major judicial requirement applicable to "A" reorganizations adopted in the Treasury Regulations is that of continuity of business enterprise. Continuity of business enterprise focuses on the business conducted by the acquiring corporate entity itself. Since the rationale for providing tax-free treatment for a reorganization is that the overall transaction is essentially a mere change in business form, it seems logical that the acquiring corporation should continue the operations of the acquired corporation in some manner. As such, in order to satisfy the continuity of business enterprise requirement, the Regulations provide that the acquiring corporation must either (1) continue a significant line of the target's historic business, or (2) use a significant portion of the target's historic business assets in any business (whether or not that business was historically conducted by the target). See Reg. ss. 1.368-1(d)(2) and (3).

         With respect to the Company Merger, FLFC will continue to conduct SBC's historic line of business, i.e., it will continue to be a holding company for a financial institution. With respect to the Bank Merger, FLB will continue to conduct the historic lines of business of both Southland Bank and Coffee Bank, i.e., FLB will continue to be a financial institution. Accordingly, the continuity of business enterprise test for the Proposed Mergers is satisfied.

         Business Purpose

         As a form of reorganization described in Code ss. 368, an "A" Reorganization must be undertaken in pursuit of a genuine business purpose in order to qualify as a tax-free reorganization. Specifically, the reorganization must have been planned and carried out for a genuine business purpose. See Gregory v. Helvering, 293 U.S. 465 (1935). The Regulations provide some insight into the need for a business purpose by stating that a corporate reorganization that is a ". . . device that puts on the form of a corporate reorganization as a disguise for concealing its real character, and the object and accomplishment of which is the consummation of a preconceived plan having no business or corporate purpose, is not a plan of reorganization." See Reg. ss. 1.368-1(c).

         With respect to the Proposed Mergers, FLFC management has represented that, in accordance with applicable corporate laws, FLFC is primarily merging with SBC, and FLB is primarily merging with Southland Bank and Coffee Bank to expand banking operations and presence in south Georgia, specifically, Douglas, Roberta, and Butler, Georgia. Based on these representations, the requisite business purpose test is satisfied.

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          Step Transaction Doctrine

          The final test to be satisfied by corporations attempting to structure a tax-free reorganization is the step transaction doctrine. This doctrine generally consists of a judicial requirement that all integrated steps in a single transaction be combined in determining the true nature of a transaction for Federal income tax purposes. The scope of this test is relatively vague and there are no firm guidelines as to when or how the test will be applied to different fact patterns.

          There are various circumstances in which the IRS may apply the step transaction doctrine in an attempt to invalidate or recharacterize an "A" Reorganization. These include, but are not limited to, situations in which a sale by former target stockholders of newly acquired stock of the acquiror takes place shortly after the merger of the target into the acquiror. Similarly, a sale by a parent corporation of its subsidiary shortly after the merger of a target corporation into the subsidiary could be construed to lack substance in the "A" Reorganization context.

          In the instant case, it is our understanding that there is no plan or intention on the part of any holder of SBC Stock to dispose of a number of shares of the FLFC Stock after the Company Merger that would reduce the aggregate ownership (by former holders of SBC Stock) of FLFC Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent of the value of all the formerly outstanding SBC Stock as determined immediately prior to the Effective Date. Finally, FLFC management is not aware of any other current and/or future transactions or events that will be applied to invalidate or recharacterize the Proposed Mergers' "A" Reorganization status under Code ss. 368(a)(1)(A).

                         Non-Divisive "D" Reorganization

          In certain circumstances, a reorganization may qualify as both an "A" Reorganization and a reorganization described under Code ss. 368(a)(1)(D) ("D" Reorganization). In such a transaction, it is possible that gain may be recognized for Federal income tax purposes.

          A "D" Reorganization requires that one corporation ("the transferor") transfer all of part of its assets to another "controlled" corporation ("the transferee"), and that the transferor then distribute stock or securities of the controlled corporation either in a non-divisive Code ss. 354 transaction or in a "divisive" Code ss. 355 transaction. The present discussion focuses on the qualification of the Bank Merger as a non-divisive "D" Reorganization.

          The "control" requirement of Code ss. 368(a)(1)(D) is satisfied if, immediately after the transfer, the transferee corporation (i.e., FLB) is controlled by the transferor(s) (i.e., Southland Bank and Coffee
          Bank) or by one or more of its stockholders (i.e., the combined entity after the Company Merger, including persons who were stockholders immediately before the transfer). For purposes of non-divisive "D" Reorganizations, control is defined in the same manner as under Code ss. 304(c), i.e., fifty percent of the voting stock or fifty percent of the fair market value of all classes of stock (applying modified Code ss. 318 attribution rules). See Code ss. 368(a)(2)(H). In the present case, the control requirement is met because immediately after the Bank Merger, FLFC controls one hundred percent of FLB.

          The Bank Merger will qualify as non-divisive "D" Reorganization only if (i) FLB, the transferee corporation, acquires "substantially all" of the assets of both Southland Bank and Coffee Bank, the transferor corporations; and (ii) both Southland Bank and Coffee Bank, the transferors, distribute any retained assets, as well as the stock, securities, and other consideration, if any, received from the transferee, pursuant to the plan of reorganization. See Code ss. 354(b)(1). Because both Southland Bank and Coffee Bank will be merged with and into FLB, and the separate existence of both Southland Bank and Coffee Bank will thereupon cease, both requirements of a non-divisive "D" Reorganization will be satisfied.


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          Thus, it appears that the Bank Merger qualifies as a non-divisive "D"
          Reorganization, as well as an "A" Reorganization. As a result, it is necessary to determine if any gain might result through application of the rules of tax-free reorganizations concerning assumption of liabilities.

          Generally, in most types of reorganizations, the assumption of the transferor's liabilities by the acquiring corporation in connection with the reorganization exchange will not constitute other property
          (boot) to the transferor as long as there is no tax avoidance purpose. See Code ss. 357(a). Code ss. 357(c) provides an exception to Code ss. 357(a) which is applicable to exchanges involved in "D" Reorganizations. See Code ss. 357(c)(1). This exception provides that the transferor in a "D" Reorganization must recognize gain if the sum of the amount of the liabilities assumed by the transferee, plus the amount of the liabilities to which the property transferred is subject, exceeds the total of the transferor's adjusted basis in the property transferred.

          By its terms, Code ss. 357(c) does not apply to any type of reorganization except a "D" Reorganization. The IRS, however, has taken the position that ss. 357(c) is also applicable to a reorganization that qualifies as both an "A" and "D" Reorganization. See Rev. Rul. 75-161, 1975-1 C.B. 114.

          In the present case, the management of both Southland Bank and Coffee Bank has represented that the sum of the amount of their respective liabilities assumed by FLB, plus the amount of the liabilities to which their respective property is subject, does not exceed the total of their respective adjusted bases in the property transferred. As a result, no gain should result in the Bank Merger pursuant to Code ss. 357(c).

                                   Conclusion

          Because the Proposed Mergers will be effected in accordance with applicable Georgia state law and will satisfy the regulatory and judicial doctrines, as discussed above, the Proposed Mergers qualify as tax-free reorganizations described in Code ss. 368 pursuant to the controlling statutory requirements of the Code and Regulations promulgated thereunder. Please note that any legislative, regulatory, or administrative changes, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions. Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof.


                      TAX CONSEQUENCES TO SBC STOCKHOLDERS

                            General Rule of Taxation

          Under the general rule of Code ss. 354(a)(1), no gain or loss is recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization. Thus, stockholders of a target corporation which is a party to the reorganization who receive only stock of another party to the reorganization generally do not recognize either gain or loss on the exchange. If the exchange involves the receipt of other property or money in addition to property that can be received tax-free, reference must be made to the rules of Code ss. 356.

          Generally, under Code ss. 356, receiving money or other property in an otherwise tax-free exchange will cause the recognition of gain equal to the lesser of (a) the value of the money or other property received or (b) the realized gain, measured by the excess of (x) the value of the money or other property received over (y) the stockholder's basis in his or her shares being exchanged.


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April 20, 1998
Page 9

          However, under Code ss. 356(c), no loss may be recognized on any money or other property received if a stockholder receives any stock or securities of a party to the reorganization. Only a stockholder who receives no stock or securities of a party to a reorganization may recognize any loss which is realized.

                  SBC Stockholders Who Receive FLFC Stock Only

          An SBC stockholder who receives only FLFC Stock for his or her shares of SBC Stock will recognize no gain or loss under the general rules of Code ss. 354(a)(1).

                     SBC Stockholders Who Receive Cash Only

          An SBC dissenting stockholder who receives only cash for his or her shares of SBC Stock, will recognize gain or loss for Federal income tax purposes measured by the difference, if any, between the total cash received for the SBC Stock and such stockholder's basis in the SBC Stock. See Code ss. 1001(a). Any gain or loss recognized will be characterized for Federal income tax purposes as capital gain or loss if the SBC Stock was held as a capital asset.

                               Basis of FLFC Stock

          Code ss. 358(a)(1) provides that, where a stockholder or security holder exchanges stock or securities in a reorganization and receives stock or securities which do not constitute boot, the holder's basis in the property (i.e., the stock or securities) received is equal to his or her basis in the stock or securities surrendered, decreased by the fair market value of any boot received and increased by the amount of any gain recognized on the exchange. The basis of boot received will be equal to its fair market value. See Code ss. 358(a)(2). Accordingly, the basis of the FLFC stock received by an SBC stockholder will be equal to such stockholder's basis in the SBC Stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

                                 Holding Period

          The holding period of FLFC Stock received by an SBC stockholder will include the holding period for the SBC Stock exchanged because the basis of the FLFC Stock received is determined in whole or in part by the basis of the SBC Stock exchanged. See Code ss. 1223(1).


                 OWNERSHIP OF FLFC STOCK ISSUED IN THE EXCHANGE

                           Dividends on the FLFC Stock

          Code ss. 301 prescribes the treatment of nonliquidating distributions of cash or other property to stockholders with respect to their stock. "Property" refers to all items of economic benefit to stockholders other than the corporation's own stock and stock rights. See Code ss. 317(a). Under Code ss. 301(c)(1), a ss. 301 distribution will be included in the FLFC stockholder's gross income to the extent that it constitutes a "dividend," as defined in Code ss. 316. Code ss. 316, in turn, defines a dividend for income tax purposes generally as a distribution out of current or accumulated earnings and profits ("E&P") of the distributing corporation. To the extent that a Code ss. 301 distribution exceeds E&P, it will be treated under ss. 301(c)(2) as a tax-free return of the stockholder's capital to the extent of the stockholder's adjusted basis. An amount in excess of a stockholder's adjusted basis in FLFC Stock will be treated under Code ss. 301(c)(3) as a gain from a sale or exchange of property. The character of such gain will be capital if the FLFC Stock is a capital asset in the stockholder's hands. See Code ss.ss. 1221 and 1222.


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                         Sale or Exchange of FLFC Stock

          The sale or exchange of FLFC Stock for cash will be a taxable event resulting in taxable gain or loss equal to the difference between the amount of proceeds received and the holder's tax basis in the FLFC Stock sold. Such gain or loss will be a capital gain or loss if the FLFC Stock was held as a capital asset. See Code ss.ss. 1221 and 1222.

            Information Reporting and Backup Withholding Requirement

          FLFC will be required to file information returns with the IRS with respect to payments of dividends on the FLFC Stock. See Code ss. 6042. Holders who fail to provide FLFC with their proper taxpayer identification numbers may become subject to thirty-one percent "backup withholding" on the payment of dividends unless certain requirements are met. Backup withholding does not constitute an additional tax and may be credited against the holder's regular Federal income tax liability. See Code ss. 3406.

                                      Very truly yours,


                                      /s/ Coopers & Lybrand L.L.P.
















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                                   APPENDIX D

                       THE ROBINSON-HUMPHREY COMPANY, LLC
                            Atlanta Financial Center
                           3333 Peachtree Road, N.E.
                             Atlanta, Georgia 30326
                                 (404) 266-6000


                                  May 12, 1998



Board of Directors
Southland Bank Corporation of Georgia
102 North Peterson Avenue
Douglas, Georgia 31533

Dear Sirs:

         We understand that Southland Bank Corporation of Georgia ("the Company") has entered into an agreement whereby the Company will receive 5.265 shares of common stock in First Liberty Financial Corp. ("First Liberty") for each of the Company's common shares and options outstanding ("the Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in Agreement and Plan of Merger (the "Agreement").

         We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received in the Proposed Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, (2) publicly available information concerning the Company and First Liberty which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of First Liberty furnished to us by First Liberty, (5) a comparison of the historical financial results and present financial conditions of the Company with those of other companies which we deemed relevant, (6) a comparison of the historical financial results, present financial condition and market trading history of First Liberty with those of other companies which we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management teams of the Company and First Liberty concerning each company's business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

         We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company and of First Liberty, we have assumed that such forecasts/projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and of the management of First Liberty as to the future financial performance of the Company and First Liberty respectively. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of First Liberty and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or of First Liberty. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain

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liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the First Liberty for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the Company.

Very truly yours,

/S/ The Robinson-Humphrey Company, LLC

THE ROBINSON-HUMPHREY COMPANY, LLC




















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